As filed with the Securities and Exchange Commission on December 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BENECHILL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3845	80-0084715
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

10060 Carroll Canyon Road, Suite 100

San Diego, CA 92131

(858) 695-8161

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Fred Colen

President and Chief Executive Officer

10060 Carroll Canyon Road, Suite 100

San Diego, CA 92131

(858) 695-8161

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Bruce Rosetto, Esq. Jason Simon, Esq. Greenberg Traurig, P.A. 5100 Town Center Circle Suite 400 Boca Raton, FL 33486 (561) 955-7600	Ralph De Martino, Esq. Cavas Pavri, Esq. Schiff Hardin LLP 901 K Street NW Suite 700 Washington, DC 20001 (202) 778-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.001 per share(2)(3)	$13,800,000	$1,604
Underwriter Warrants(4)(5)	—	—
Shares of Common Stock underlying the Underwriter Warrants(3)	$862,500	$100
Total	$14,662,500	$1,704

(1)	Estimated in accordance with Rule 457(o) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.
(2)	Includes shares of common stock that may be purchased by the underwriter to cover over-allotments, if any.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.
(5)	Represents warrants to be granted to the underwriter to purchase shares of common stock in an amount equal to 5% of the number of the shares sold to the public. See “Underwriting” beginning on page 89 of the prospectus contained within this Registration Statement for information on underwriting arrangements relating to this offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED DECEMBER 22, 2014

BENECHILL, INC.

Shares

Common Stock

This prospectus relates to the issuance by us of             shares of our common stock, par value $0.001 per share.

This is our initial public offering and no public market currently exists for our shares. We have applied to list our common stock on the NYSE MKT under the symbol “BNCH.” We expect that the initial public offering price will be between $             and $             per share.

We are an emerging growth company under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves risks. You should consider the risks that we have described in “Risk Factors” beginning on page 9 of this prospectus before buying our common stock.

	Per Share	Total Proceeds
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” beginning on page 89 for additional disclosure regarding compensation to the underwriter payable by us.

Certain of our existing stockholders, or their affiliates, including HealthCap V, L.P., Solon Foundation, NGN BioMed Opportunity I, L.P. and MedVenture Associates V L.P. (or affiliated funds or entities), have indicated to us their interest in purchasing up to $2.0 million of shares in this offering at the offering price.

We have granted the underwriter an option to purchase up to              additional shares of common stock. The underwriter can exercise this right at any time within 45 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where such offer is not permitted.

Dawson James Securities, Inc.

The date of this prospectus is             , 2014.

CAUTION: We have not received approval from the FDA to market our RhinoChill System in the United States.

You should rely only on the information contained in this prospectus. Neither the underwriter nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the underwriter nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risk factors and the financial statements, before making an investment decision. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. Unless the context otherwise requires, when we use the words the “Company,” “BeneChill,” “we,” “us,” or “our Company” in this prospectus, we are referring to BeneChill, Inc. and its subsidiaries.

Expect where otherwise indicated, all share and per share data in this prospectus give retroactive effect to a proposed one for nine reverse split of our common stock to be effected following the pricing of this offering and upon the effective date of the registration statement of which this prospectus is a part.

Overview

We are a medical device company that was established in 2003 to develop, manufacture, and sell novel rapid cooling products that are intended to change the often negative clinical outcomes of brain ischemia and traumatic brain injury. More specifically, we expect that our products will: (i) decrease the incidence of brain dysfunction, dementia or death that are common results following either an ischemic event (meaning a medical event in which insufficient blood is supplied to the brain, such as results from cardiac arrest and other medical events) or physical trauma to the brain that results in brain swelling; and (ii) decrease dysfunction or pain resulting from a migraine. Our first product, the RhinoChill IntraNasal Cooling System (also referred to as “RhinoChill System,” “RhinoChill” or the “System”), is designed to deliver targeted, effective therapeutically beneficial cooling to the brain significantly earlier and more efficiently than conventional medical cooling methods, and to do so in a much more practical manner. Through a lightweight, portable design and unique intra-nasal delivery of a coolant, the RhinoChill System enables both rescue services in the field as well as emergency and surgical hospital personnel to easily and effectively initiate cooling of the brain at desired rates and controlled levels.

Cooling of the brain can reduce the biological destruction that occurs from oxygen deprivation (called “ischemia”) or from brain swelling by reducing brain oxygen demand and decreasing tissue swelling. There is a direct relationship between the benefits of brain cooling and the rate and level of temperature reduction that can be achieved relative to the ischemic or swelling causative event. The earlier the cooling to desired levels is achieved, the more beneficial the outcome is expected to be. For example, improvement of neurologically intact survival is a key objective following cardiac arrest, and some data shows that the earlier effective brain cooling is initiated, the better the outcome. There is also some clinical evidence, based on a study conducted by a third party (not our own clinical studies), that appropriately delivered cooling may mitigate or eliminate the pain and dysfunction associated with migraines.

Our initial focus has been on the use of the RhinoChill System for emergency cardiac arrest situations, as this is an area with large unmet medical need (survival from cardiac arrest is presently only about 20% on average). However, we believe that there is a large potential worldwide market for the RhinoChill System as a platform technology for other applications as well, including cardiac surgery, traumatic brain injury (“TBI”), treatment of migraines and malignant hyperthermia. In BeneChill sponsored and in BeneChill supported investigator-initiated clinical studies, our brain-targeted cooling technology has been shown in clinical studies to effectively induce therapeutically desired, mild brain hypothermia (with a small amount of minor adverse events) in multiple medical situations in which there are currently no or limited methods available to provide this type of brain protection. To date, these clinical studies have not revealed any serious risks associated with use of the RhinoChill System. However, these studies have not generated statistically significant long-term results and, accordingly, there may be long-term disadvantages or risks associated with use of the RhinoChill System of which we are not currently aware. Patients are currently being enrolled in a BeneChill supported investigator-initiated, definitive European multi-center, randomized clinical study, “PRINCESS,” to seek to demonstrate a significant, longer term benefit from early RhinoChill brain cooling through statistically significant evidence of an increase in brain intact survival, three months following cardiac arrest. Similarly, we intend to support an investigator-initiated randomized, placebo controlled, multi-center clinical study, “COOLHEAD 2,” during 2015 to seek to demonstrate a statistically significant improvement in pain and associated symptoms with use of RhinoChill nasal cavity cooling for the treatment of acute migraines.

We believe that the market size in the US and EU for treatment of brain ischemia, brain swelling and migraines with the RhinoChill System is approximately $4.0 billion. Of this estimated overall market, we estimate that approximately $2.5 billion is in the U.S., which will only be accessible after receipt of FDA approvals (which we currently do not have), and the remaining $1.5 billion is in the European market, for which we have a broad, approved CE Mark for our RhinoChill products to cool, whenever clinically indicated. We are in the process of seeking to obtain an additional CE Mark for the specific treatment of migraine headaches. We expect market penetration in the overall European market for applications such as for cardiac arrest, migraine, TBI and cardiac surgery to accelerate after specific studies have been published, such as PRINCESS, COOLHEAD, COOLHEAD 2, and the relevant studies for TBI and cardiac surgery.

Utilizing data from the extensive testing and external use evaluations of the RhinoChill System and completion of the required quality systems for manufacturing, we obtained CE Mark approval in the European Union (“E.U.”) for the commercial RhinoChill System in April 2011. This CE Mark is broad, and applies to cooling whenever clinically indicated. We are currently in the process of seeking an additional CE Mark for the specific treatment of migraine headaches. Based on the original CE Mark, we began limited commercial sales for cardiac arrest through a third-party distributor, and based on the results of the over 320 patients enrolled in clinical studies, we began limited commercial sales of the System for cardiac arrest in select European countries through our own small direct sales organization in early 2013.

We are currently seeking approval from the U.S. Food and Drug Administration, or FDA, to sell the RhinoChill System in the United States under a humanitarian use device, or “HUD”, exemption process for the adjunct use of the RhinoChill System to cool patients who suffer from a malignant hyperthermia event. We have received the HUD designation from the FDA for this indication, and are currently working with the FDA through the humanitarian device exemption (“HDE”) process. We sponsored a malignant hyperthermia specific pig study in the US during 2014, as requested by the FDA, to demonstrate safety and probable efficacy for the treatment of malignant hyperthermia. The FDA has not required a human clinical study for malignant hyperthermia, since it is a rare and unpredictable event, rendering a clinical study practically impossible to execute. We intend to file the results of the pig study and all other relevant data for the HDE with the FDA in early 2015.

We have been awarded ten issued or allowed patents in the United States for our proprietary technology, and in 2014 we were awarded the European Technology Innovation Leadership Award in Therapeutic Hypothermia for Cardiology by Frost & Sullivan.

The RhinoChill System

The RhinoChill System uses a disposable, minimally invasive nasal catheter that sprays a mist of air or oxygen with a rapidly evaporating coolant liquid into the nasal cavity. This easily accessible large cavity is the natural heat exchanger of the body and lies directly underneath the brain. The RhinoChill System is comprised of a portable, battery-operated control unit, with a disposable coolant bottle and transnasal cooling catheter. The unit is small and lightweight, with a footprint of approximately 16” by 10” and weighing approximately 11 pounds, making it portable and ideal for use in the hospital or in the field.

The System uses two small nasal canulae to spray a mist of liquid coolant into the nasal cavity. The sprayed coolant evaporates on contact with the nostrils and facilitates rapid heat transfer, due to the phase change from liquid to gas of the coolant. The inert and nontoxic coolant is thus expelled in vapor form. The RhinoChill control unit is easy to use, performs a self-test upon power-up and indicates to the user, by means of colored, visual symbols and audible alarms, if key parts of the system are not available and what needs attention and correction by the user. Use of the RhinoChill System can be easily learned by first responders, emergency medical staff and intensive care teams. The System does not require use by a physician, nor does it require refrigeration and has low power requirements. A key function of the control unit is to regulate the level of mist delivered to ensure safe and effective use for the desired medical situation.

Unlike existing methods of brain cooling, the RhinoChill System cools the brain quickly, within minutes of initiation. Furthermore, due to its mobility and battery operation, it enables targeted brain cooling earlier than any other cooling system currently on the market, providing brain cooling capability within minutes instead of hours.

Our Strategy

Our mission is to improve patient outcomes by protecting the brain through immediate and localized cooling of the brain. To accomplish this mission, we intend to:

•	Expand sales of the RhinoChill System in Europe. The RhinoChill System received the CE Mark in April 2011 for our commercial system, and we commenced sales in some countries in Europe in early 2013 through a small, dedicated BeneChill sales team. For the early Europe, Middle East, and Africa (“EMEA”) market development and sales activities in cardiac arrest, comparing revenue generation during the first nine months of 2014 to the same period in 2013, we experienced strong revenue growth, albeit with small revenue numbers. While we have initially focused our efforts on emergency cardiac arrest, we intend to also market and sell the RhinoChill System with our small, dedicated and expanding BeneChill sales team for other applications, including migraine treatment in pain centers in select European countries and for other developing applications over time (such as cardiac surgery and severe TBI). We believe that the encouraging results of the BeneChill-supported, investigator-initiated first migraine clinical study (“COOLHEAD,” expected to be published in the next few months) provides us with an opportunity to continue to expand EMEA revenues. We are actively seeking to expand our sales in Europe by increasing the size of our direct sales force and by entering into additional distribution agreements.

•	Obtain FDA Approval to Sell the RhinoChill System in the United States. We have filed for a humanitarian use application with the FDA. This application is for the adjunct treatment of malignant hyperthermia, a rare but serious and unpredictable complication that may occur while undergoing general anesthesia. During the fall of 2012, we received HUD designation from the FDA for this application and in 2014 we conducted a malignant hyperthermia-specific pig study to demonstrate safety and probable efficacy. We intend to file all relevant malignant hyperthermia data with the FDA in early 2015 to seek HDE approval. Informed by the outcome of several ongoing and planned clinical studies in Europe (as well as by a planned TBI pig study in the U.S.), we will decide which large application(s) to pursue next in the U.S., which may result in the need for U.S. clinical studies for FDA approval (depending on the specific application). Such applications may include cardiac arrest, cardiac surgery, TBI and migraines. Based on the encouraging results of the BeneChill-supported COOLHEAD migraine clinical study, we intend to support the execution of a randomized migraine clinical study during 2015 in Europe and to leverage that clinical study to seek U.S. 510(k) FDA approval.

•	Focus on clinical activities and validation. As of September 30, 2014, we have completed six clinical studies with the RhinoChill System, enrolling over 335 patients, and over 600 cardiac arrest patients were treated through our commercial activities in Europe. We are currently enrolling patients in a definitive, multi-center, randomized clinical study, called “PRINCESS,” to seek to demonstrate a significant brain intact survival outcome benefit for cardiac arrest patients three months following cardiac arrest. We have six additional investigator-initiated clinical studies in various stages of execution for other clinical applications. We intend to continue to pursue clinical activities that demonstrate the benefits of our technology for existing and new indications that establish and validate the benefits of the RhinoChill System and enhance our product development efforts. In addition, in light of the potential for our technology to assist in the treatment of migraines, we intend to focus our clinical activities in the short term on migraine treatments. We also expect to continue our collaboration with the U.S. military on the early stage clinical development efforts for the treatment of TBI.

Market Overview

The global market for effective brain cooling technology for multiple clinical applications is large, estimated by us to be approximately $4.0 billion. There are many medical situations in which early, effective brain cooling has the potential to improve patient outcomes, including cardiac arrest, traumatic brain injury and concussions, cardiac surgery, migraine headaches, malignant hyperthermia, stroke and transcatheter aortic valve implantation (“TAVI”). Of this estimated overall market, we estimate that approximately $2.5 billion is in the U.S., which will only be accessible after receipt of FDA approvals (which we currently do not have), and the remaining $1.5 billion is in the European market, for which we have a broad, approved CE Mark for our RhinoChill products to cool, whenever clinically indicated. We are in the process of seeking to obtain an additional CE Mark for the specific treatment of migraine headaches. We expect market penetration in the overall European market for applications such as for cardiac arrest, migraine, TBI and cardiac surgery to accelerate after specific studies have been published, such as PRINCESS, COOLHEAD, COOLHEAD 2, and the relevant studies for TBI and cardiac surgery.

Risks Associated with Our Business

Our business is subject to the risks and uncertainties discussed more fully in the section entitled “Risk Factors” immediately following this summary. In particular:

•	The report of our independent registered public accounting firm on our 2013 consolidated financial statements contains an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

•	We have a limited operating history and have incurred significant losses since our inception, and we anticipate that we will continue to incur substantial losses for the foreseeable future. We have only one product approved for sale in Europe under a CE Mark and no products currently approved for sale in the United States, and have generated no commercial sales to date in the United States, which, together with our limited operating history, makes it difficult to evaluate our business and assess our future viability.

•	We currently have a limited source of product revenue and may never become profitable.

•	Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or below our guidance.

•	We may need additional funds to support our operations, and such funding may not be available to us on acceptable terms, or at all, which would force us to delay, reduce or suspend our research and development programs and other operations or commercialization efforts. Raising additional capital may subject us to unfavorable terms, cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights to other products and technologies we may develop.

•	Our success depends heavily on the successful commercialization of our RhinoChill System to aid in brain cooling. If we are unable to sell sufficient amounts of catheters, coolant and RhinoChill System, our revenues may be insufficient to achieve profitability.

•	We have not commercialized any product prior to RhinoChill in Europe, and may not be successful in broadly commercializing RhinoChill.

•	If we are unable to execute our sales and marketing strategy for RhinoChill, and are unable to gain acceptance in the market, we may be unable to generate sufficient revenue to sustain our business.

•	If clinical studies of RhinoChill, such as PRINCESS and COOLHEAD 2, fail to demonstrate safety and efficacy to the satisfaction of the FDA or similar regulatory authorities outside the U.S. or do not otherwise produce positive results, we may incur additional costs, experience delays in completing or ultimately fail in completing the development and commercialization of RhinoChill.

•	Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, and one third party has asserted that our BeneChill System, if sold in the U.S., would infringe its U.S. patent rights.

Corporate Information

We commenced operations as BeneCool, Inc., a corporation incorporated in Minnesota in December 2003. We subsequently merged BeneCool, Inc. into BeneChill, Inc., a Delaware corporation, in February 2006. Our principal executive offices are located at 10060 Carroll Canyon Road, Suite 100, San Diego, California 92131, and our telephone number is (858) 695-8161. Our website is www.benechill.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

“BeneChill,” “RhinoChill,” our logo and our other trade names, trademarks and service marks appearing in this prospectus are our property. Other trade names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

The Offering

Common Stock Offered	shares

Common Stock outstanding prior to this offering	shares

Common Stock to be outstanding after this offering	shares

Underwriter’s over-allotment option	We have granted the underwriter the right to purchase up to additional shares from us at the public offering price less the underwriting discount within 45 days from the date of this prospectus to cover over-allotments.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriter exercises its option to purchase additional shares in full, at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use substantially all of the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” for additional information.

Risk Factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed NYSE MKT Symbol	BNCH

The number of shares of our common stock to be outstanding after this offering is based on             shares of our common stock outstanding as of             , 2014, and excludes the following:

•	shares of our common stock issuable upon the exercise of stock options outstanding as of , 2014 at a weighted-average exercise price of $ per share;

•	shares of our common stock reserved for issuance under our 2013 Stock Incentive Plan;

•	shares of our common stock reserved for issuance under our 2015 Stock Incentive Plan, which will become effective in connection with the completion of this offering; and

•	shares of our common stock issuable upon the exercise of warrants to purchase convertible preferred stock outstanding as of , 2014, which warrants will automatically convert into warrants to purchase common stock immediately prior to the completion of this offering, with an exercise price of per share.

Unless otherwise indicated, all information in this prospectus reflects and assumes the following:

•	the completion of a proposed one for nine reverse split of our common stock to be effected following the pricing of this offering and upon the effective date of the registration statement of which this prospectus is a part;

•	the automatic conversion of all outstanding shares of our convertible preferred stock (including shares of preferred stock to be issued upon conversion of the convertible promissory notes we issued in June and July 2014) in connection with this offering into an aggregate of shares of our common stock immediately prior to the closing of this offering; and

•	no exercise of the underwriter’s over-allotment option.

Summary Consolidated Financial Data

The following tables summarize our financial data and should be read together with the sections in this prospectus entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

We have derived the statement of operations data for the years ended December 31, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 from our audited financial statements included elsewhere in this prospectus. The summary consolidated financial data for the nine months ended September 30, 2013 and 2014 and as of September 30, 2014 are derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The interim 2014 data is not indicative of results to be expected for the full year. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position as of September 30, 2014 and the results of operations for the nine months ended September 30, 2013 and 2014. Our historical results are not necessarily indicative of the results that should be expected in the future.

	Year Ended December 31,			Nine Months Ended September 30,
	2012	2013		2013	2014
	(in thousands, except share and per share data)
				(unaudited)
Statement of Operations Data:
Sales, net	$273		$393	$147	$368
Cost of sales	403		129	84	157

Gross profit (loss)	(130)		264	63	211
Operating expenses	5,560		4,970	3,500	4,243

Loss from operations	(5,690)		(4,706)	(3,437)	(4,032)

Other income (expense):
Interest income	2		4	1	—
Interest expense	(4)		(12)	—	(23)
Gain/(Loss) on foreign currency transactions	76		(7)	23	(5)
Loss on sale of property and equipment	(7)		—	—	—
Other	(10)		(13)	10	4

Total other income (expense)	57		(28)	34	(24)

Net loss	$(5,633)		$(4,734)	$(3,403)	$(4,056)

Net loss per common share, basic and diluted	$(4.98)		$(4.18)	$(3.01)	$(3.58)

Shares used to compute net loss per common share, basic and diluted	1,131,522		1,131,522	1,131,522	1,131,522

Pro forma net income (loss) per common share, basic and diluted (unaudited)		$			$(32.26)

Shares used to compute pro forma net income (loss) per common share, basic and diluted (unaudited)					125,725

			As of September 30, 2014
	As of December 31,			Pro	Pro Forma As
	2012	2013		Forma(1)	Adjusted(2)(3)
	(in thousands)
			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,649	$2,058	$611	$	$
Working capital (deficiency)	1,866	2,429	(1,023)
Total assets	4,323	5,063	3,476
Convertible promissory notes	—	—	1,996
Convertible preferred stock	24	26	26
Accumulated deficit	(44,192)	(50,018)	(54,074)
Total stockholders’ equity	$3,979	$4,514	$736	$	$

(1)	The pro forma column reflects (i) the filing of our fifth amended and restated certificate of incorporation and the automatic conversion of outstanding shares of our convertible preferred stock as of September 30, 2014 into an aggregate of shares of common stock immediately prior to the closing of this offering; (ii) the automatic conversion of $1,000,000 in original aggregate principal amount of convertible promissory notes issued in June 2014 into shares of common stock as if it had occurred as of September 30, 2014; and (iii) the issuance of $1,000,000 in original aggregate principle amount of convertible promissory notes issued in July 2014 and automatic conversion of those notes into shares of common stock as if they had occurred as of September 30, 2014 and the receipt of approximately $1.0 million of gross proceeds from such sale.
(2)	The pro forma as adjusted column reflects the pro forma adjustments described in footnote (1) above and the sale by us of shares of common stock in this offering at an assumed initial public offering price of $ per unit, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) each of cash and cash equivalents, working capital and total assets by $ million and decrease (increase) total stockholders’ equity (deficit) by $ million, assuming the number of shares we are offering as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 shares in the number of shares we are offering would increase (decrease) each of cash and cash equivalents, working capital and total assets by approximately $ million and decrease (increase) total stockholders’ equity (deficit) by approximately $ million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price, number of shares offered and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information contained in this prospectus before making an investment decision. The following discussion highlights some of the risks that may affect future operating results. These are the risks and uncertainties we believe are most important for you to consider. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other businesses in general, may also impair our businesses operations. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. Please see “Cautionary Notes Regarding Forward-Looking Statements.”

Risks Related to Our Business

The report of our independent registered public accounting firm on our 2013 consolidated financial statements contains an explanatory paragraph regarding going concern, and we will need additional financing to execute our business plan, to fund our operations and to continue as a going concern.

As a result of our recurring net losses, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2013, expressing substantial doubt as to our ability to continue as a going concern. The inclusion of a going concern explanatory paragraph in the report of our independent registered public accounting firm may make it more difficult for us to secure additional financing or enter into strategic relationship on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we might obtain.

We have a limited operating history and have incurred significant losses since our inception, and we anticipate that we will continue to incur substantial losses for the foreseeable future. We have only one product approved for sale in Europe under a CE Mark and no products currently approved for sale in the United States, and have generated no commercial sales to date in the United States, which, together with our limited operating history, makes it difficult to evaluate our business and assess our future viability.

We are a medical device developer with a limited operating history. Currently, our only product is the RhinoChill System, which has received European market clearance (CE Mark) but has not been approved for sale in the United States or any other foreign countries. Evaluating our performance, viability or future success will be more difficult than if we had a longer operating history or approved products for sale on the market. We continue to incur significant research and development and general and administrative expenses related to our operations. Investment in medical device product development is highly speculative, because it entails substantial upfront capital expenditures and significant risk that any potential planned product will fail to demonstrate adequate accuracy or clinical utility. We have incurred significant operating losses in each year since our inception, and expect that we will not be profitable for some time after the completion of this offering, if at all. As of September 30, 2014, we had an accumulated deficit of $54.0 million.

We expect that our future financial results will depend primarily on our success in launching, selling and supporting RhinoChill. This will require us to be successful in a range of activities, including obtaining FDA approval to market and sell RhinoChill in the United States and manufacturing, marketing and selling RhinoChill. We are only in the preliminary stages of some of these activities. We may not succeed in these activities and may never generate revenue that is sufficient to be profitable in the future. Even if we are profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to achieve sustained profitability would depress the value of our company and could impair our ability to raise capital, expand our business, diversify our other products we may develop, market our current and other products we may develop, or continue our operations.

We currently have a limited source of product revenue and may never become profitable.

To date, we have generated minimal revenues from commercial product sales. Our total revenues were $0.4 million in 2013 and $0.4 million in the nine months ended September 30, 2014. Our ability to generate increased revenues from product sales and achieve profitability will depend upon our ability, alone or with any future collaborators, to successfully commercialize products, including RhinoChill, or any other products we may develop, in-license or acquire in the future. Our ability to generate revenue from product sales from RhinoChill and any other products we may develop in the future also depends on a number of additional factors, including our ability to:

•	generate positive clinical and preclinical data from our studies in Europe and the United States, including the European PRINCESS and COOLHEAD 2 studies;

•	obtain grants from the United States Military;

•	demonstrate the safety and efficacy of RhinoChill to the satisfaction of the FDA and obtain regulatory approval for RhinoChill, including for malignant hyperthermia and other applications, such as treatment of migraines, and other products we may develop, if any, for which there is a commercial market;

•	develop a commercial organization capable of sales, marketing and distribution of RhinoChill and any other products for which we obtain marketing approval in markets where we intend to commercialize independently;

•	achieve market acceptance of RhinoChill and other products we may develop;

•	set a commercially viable price for RhinoChill and any other products we may develop;

•	establish and maintain supply and manufacturing relationships with reliable third parties, and ensure adequate and legally compliant manufacturing to maintain that supply;

•	obtain coverage and adequate reimbursement from third-party payers, including government and private payors;

•	find suitable distribution partners to help us market, sell and distribute RhinoChill and any other approved products in other markets;

•	complete and submit applications to, and obtain regulatory approval from, foreign regulatory authorities;

•	complete development activities, including additional clinical trials of RhinoChill, successfully and on a timely basis;

•	establish, maintain and protect our intellectual property rights and avoid third-party patent interference or patent infringement claims; and

•	attract, hire and retain qualified personnel.

In addition, because of the numerous risks and uncertainties associated with product development, including that RhinoChill or any other products we may develop may not advance through development or achieve the endpoints of applicable clinical trials, we are unable to predict the timing or amount of increased expenses, or when or if we will be able to achieve or maintain profitability. In addition, our expenses could increase beyond expectations if we decide, or are required by the FDA or foreign regulatory authorities, to perform studies or clinical trials in addition to those that we currently anticipate. Even if we are able to complete the development and regulatory process for RhinoChill or any other products we may develop, we anticipate incurring significant costs associated with commercializing these products, and we expect that we will need to obtain additional funding in the future to continue operations.

Even if we are able to generate increased revenues from the sale of RhinoChill or any other products that may be approved, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or shut down our operations.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or below our guidance.

Our quarterly and annual operating results may fluctuate significantly in the future, which makes it difficult for us to predict our future operating results. From time to time, we may enter into collaboration agreements with other companies that include development funding and significant upfront and milestone payments or royalties, which may become an important source of our revenue. Accordingly, our revenue may depend on development funding and the achievement of development and clinical milestones under any potential future collaboration and license agreements and sales of our products, if approved. These upfront and milestone payments may vary significantly from period to period and any such variance could cause a significant fluctuation in our operating results from one period to the next. In addition, we measure compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award as determined by our board of directors, and recognize the cost as an expense over the employee’s requisite service period. As the variables that we use as a basis for valuing these awards change over time, including, after the closing of this offering, our underlying stock price and stock price volatility, the magnitude of the expense that we must recognize may vary significantly. Furthermore, our operating results may fluctuate due to a variety of other factors, many of which are outside of our control and may be difficult to predict, including the following:

•	the cost and risk of initiating sales and marketing activities, including substantial hiring of sales and marketing personnel;

•	the timing and cost of, and level of investment in, research and development activities relating to RhinoChill and any other products we may develop, which will change from time to time;

•	our ability to enroll patients in clinical trials and the timing of enrollment;

•	the cost of manufacturing RhinoChill and any other products we may develop, which may vary depending on the FDA and other regulatory authority guidelines and requirements, the quantity of production and the terms of our agreements with manufacturers;

•	expenditures that we will or may incur to acquire or develop additional products and technologies;

•	the design, timing and outcomes of clinical studies for RhinoChill and any other products we may develop;

•	changes in the competitive landscape of our industry, including consolidation among our competitors or potential partners;

•	any delays in regulatory review or approval of RhinoChill or any of our other products we may develop;

•	the level of demand for RhinoChill and any other products we may develop, should they receive approval, which may fluctuate significantly and be difficult to predict;

•	the risk/benefit profile, cost and reimbursement policies with respect to RhinoChill and any other products we may develop, if approved, and existing and potential future products that compete with RhinoChill and any other products we may develop;

•	competition from existing and potential future offerings that compete with RhinoChill or any of our other products we may develop;

•	our ability to commercialize RhinoChill or any other products inside and outside of the U.S., either independently or working with third parties;

•	our ability to establish and maintain collaborations, licensing or other arrangements;

•	our ability to adequately support future growth;

•	potential unforeseen business disruptions that increase our costs or expenses;

•	our ability to maintain our patents and other intellectual property rights, including our ability to stop others from using or commercializing similar or identical technology and products;

•	future accounting pronouncements or changes in our accounting policies;

•	the changing and volatile global economic environment; and

•	potential unforeseen changes in environmental regulations that may impact use of our products.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide, if any.

We expect that we will need additional funds to support our operations, and such funding may not be available to us on acceptable terms, or at all, which would force us to delay, reduce or suspend our research and development programs and other operations or commercialization efforts. Raising additional capital may subject us to unfavorable terms, cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights to our products and technologies.

The commercialization of RhinoChill, as well as the completion of the development and the potential commercialization of other products we may develop, will require substantial funds. As of September 30, 2014, we had approximately $0.6 million in cash and cash equivalents. We believe that our existing cash and cash equivalents, including the proceeds of the November 2014 bridge loan ($1,000,000) and the net proceeds we expect to receive from this offering, will be sufficient to sustain our operations through December 2016 based on our existing business plan. However, we expect that we will need to raise additional funds to support our operations in the future. Our future financing requirements will depend on many factors, some of which are beyond our control, including the following:

•	the cost of activities and added personnel associated with the commercialization of RhinoChill, including marketing, manufacturing, and distribution;

•	the cost of preparing to manufacture RhinoChill on a larger scale;

•	our ability to obtain components and materials for our products at acceptable prices and in a timely manner;

•	the degree and rate of market acceptance of RhinoChill, and the revenue that we are able to collect from sales of RhinoChill as a result;

•	our ability to set a commercially attractive price for RhinoChill, and our customers’ perception of the value relative to the prices we set;

•	our ability to clarify the regulatory path in the U.S. for RhinoChill, and the potential requirement for additional clinical studies;

•	the timing of, and costs involved in, seeking and obtaining approvals from the FDA and other regulatory authorities for RhinoChill and any other products we may develop;

•	our ability to obtain and maintain partners for RhinoChill on attractive economic terms, or engage in commercial sales of RhinoChill on our own or through distributors;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights and/or the loss of those rights;

•	our ability to enter into distribution, collaboration, licensing, commercialization or other arrangements and the terms and timing of such arrangements;

•	the emergence of competing technologies or other adverse market developments;

•	the costs of attracting, hiring and retaining qualified personnel;

•	unforeseen developments during our clinical trials;

•	unforeseen changes in healthcare reimbursement for RhinoChill and any other products we may develop;

•	our ability to maintain commercial scale manufacturing capacity and capability with a commercially acceptable cost structure;

•	unanticipated financial resources needed to respond to technological changes and increased competition;

•	enactment of new legislation or administrative regulations;

•	the application to our business of new regulatory interpretations;

•	claims that might be brought in excess of our insurance coverage;

•	the failure to comply with regulatory guidelines; and

•	the uncertainty in industry demand.

We do not have any committed external source of funds or other support for our commercialization and development efforts. Unless and until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. Additional financing may not be available to us when we need it or it may not be available on favorable terms. If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to RhinoChill or potential other products we may develop, technologies, future revenue streams or research programs, or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of, or suspend one or more of our clinical studies or research and development programs or our commercialization efforts.

Our success depends heavily on the successful commercialization of our RhinoChill System to aid in brain cooling. If we are unable to sell sufficient numbers of our RhinoChill System, our revenues may be insufficient to achieve profitability.

RhinoChill is our sole product for sale or under development. As a result, we will derive substantially all of our revenues from sales of the RhinoChill System for the foreseeable future. If we cannot generate sufficient revenues from sales, we may be unable to finance our continuing operations.

We have not commercialized any product beyond limited commercialization in Europe, and may not be successful in broadly commercializing RhinoChill.

We have no history of successful broad product launches. Our efforts to launch RhinoChill are subject to a variety of risks, any of which may prevent or limit sales of the RhinoChill instruments and consumables. Furthermore, commercialization of products into the medical marketplace is subject to a variety of regulations regarding the manner in which potential customers may be engaged, the manner in which products may be lawfully advertised, and the claims that can be made for the benefits of the product, among other things. Our lack of experience with product launches may expose us to a higher than usual level of risk of non-compliance with these regulations, with consequences that may include fines or the removal of RhinoChill from the marketplace by regulatory authorities.

If we are unable to execute our sales and marketing strategy for RhinoChill, and are unable to gain acceptance in the market, we may be unable to generate sufficient revenue to sustain our business.

Although we believe that RhinoChill, and other products we may develop, represent promising commercial opportunities, our products may never gain significant acceptance in the marketplace and therefore may never generate substantial revenue or profits for us. We will need to establish a market for RhinoChill and build that market through physician education, awareness programs, and other marketing efforts. Gaining acceptance in medical communities depends on a variety of factors, including clinical data published or reported in reputable contexts, and word-of-mouth between physicians. The process of publication in leading medical journals is subject to a peer review process and peer reviewers may not consider the results of our studies sufficiently novel or worthy of publication. Failure to have our studies published in peer-reviewed journals may limit the adoption of our current products and our planned products.

Our ability to successfully market RhinoChill and any additional products we may develop will depend on numerous factors, including:

•	the outcomes of clinical utility studies for our products in collaboration with key thought leaders to demonstrate our products’ value in informing important medical decisions such as treatment selection;

•	the success of the sales force which we intend to hire with some of the proceeds of this offering;

•	whether healthcare providers believe our products provide clinical utility;

•	whether the medical community accepts that our products are sufficiently effective to be meaningful in patient care and treatment; and

•	whether hospital administrators, health insurers, government health programs and other payors will cover and pay for our products and, if so, whether they will adequately reimburse us.

Failure to achieve widespread market acceptance of RhinoChill and any other products we may develop would materially harm our business, financial condition and results of operations.

If hospitals and other providers decide not to purchase RhinoChill in significant numbers, we may be unable to generate sufficient revenue to sustain our business.

To generate demand for RhinoChill and any other products we may develop, we will need to educate physicians and other health care professionals on the clinical utility, benefits and value of our technology through published papers, presentations at scientific conferences, educational programs and one-on-one education sessions by members of our sales force. In addition, we will need the support of hospital administrators that the clinical and economic utility of RhinoChill justifies payment for the device at adequate pricing levels. We will need to hire additional commercial, scientific, technical and other personnel to support this process.

If we cannot convince hospitals, medical practitioners and other providers to purchase RhinoChill, we will likely be unable to create demand in sufficient volume for us to achieve or sustain profitability.

If RhinoChill, or any other products we may develop, do not continue to perform as expected, our operating results, reputation and business will suffer.

Our success depends on the market’s confidence that RhinoChill and any other products we may develop can provide reliable, high-quality results. As a result, the failure of RhinoChill or any other products we may develop to perform as expected would significantly impair our reputation. Reduced sales might result, and we may also be subject to legal claims arising from any defects or poor performance.

If we cannot compete successfully with other cooling devices or other migraine treatment options, we may be unable to increase or sustain our revenues or achieve and sustain profitability.

Our principal competition currently comes from large, full-body cooling devices, used by hospitals for many years. It may be difficult to change the methods or behavior of hospitals and other providers to incorporate RhinoChill in their practices in conjunction with or instead of existing cooling methods.

In addition, several larger companies have extensive sales presence in the body cooling area and could potentially develop products that compete with RhinoChill or any other products we may develop. Some of our present and potential competitors have widespread brand recognition and substantially greater financial and technical resources and development, production and marketing capabilities than we do. Others may develop lower-priced products that payors and physicians could view as functionally equivalent to our current products, which could force us to lower the list price of our products. This would impact our operating margins and our ability to achieve and maintain profitability. If we cannot compete successfully against current or future competitors, we may be unable to increase or create market acceptance and sales of our current products, which could prevent us from increasing or sustaining our revenues or achieving or sustaining profitability.

We expect to continue to incur significant expenses to develop and market RhinoChill, which could make it difficult for us to achieve and sustain profitability.

In recent years, we have incurred significant costs in connection with the development of RhinoChill. For 2012, 2013 and the nine months ended September 30, 2014, our research and development expenses were $1,198,000, $419,000 and $316,000, respectively. We expect our expenses to increase for the foreseeable future, as we conduct studies of RhinoChill and seek regulatory approval of RhinoChill in the United States and other countries. We will also incur significant expenses to establish a sales and marketing organization, and to drive adoption of and reimbursement for our products. As a result, we need to generate significant revenues in order to achieve or sustain profitability.

Because the results of preclinical testing and earlier clinical trials, and the results to date in various preclinical and clinical trials, are not necessarily predictive of future results, RhinoChill may not have favorable results in later preclinical or clinical trials or receive regulatory approval outside of the E.U. and Middle East.

Success in preclinical testing and early clinical trials does not ensure that later preclinical or clinical trials will generate adequate data to demonstrate the efficacy and safety of an investigational product. A number of companies in the medical device industry, including those with greater resources and experience, have suffered significant setbacks in preclinical and clinical trials, even after seeing promising results in earlier preclinical and/or clinical trials. Despite the results to date in the various preclinical and clinical studies performed with RhinoChill, we do not know whether pivotal preclinical and/or clinical trials, if the FDA requires they be conducted, will demonstrate adequate efficacy and safety to result in regulatory approval to market RhinoChill in the U.S. Even if we believe that the data is adequate to support an application for regulatory approval to market RhinoChill or any other products we may develop, the FDA or other applicable foreign regulatory authorities may not agree and may require additional clinical trials. If these subsequent clinical trials do not produce favorable results, regulatory approval for RhinoChill or any other products we may develop may not be achieved.

There can be no assurance that RhinoChill will not exhibit new or increased safety risks in subsequent preclinical or clinical trials. In addition, preclinical and clinical data are often susceptible to varying interpretations and analyses, and products that perform satisfactorily in preclinical studies and clinical trials may nonetheless fail to obtain regulatory approval.

Delays in or cancellation of our preclinical or clinical studies could significantly increase development costs and delay or prohibit completion of these studies, having a negative effect on our ability to obtain necessary regulatory approvals.

Delays in or the cancellation of any of our preclinical or clinical (including investigator initiated clinical) studies due to unavailability of study subjects, lack of funding or investigators effort or other unforeseen circumstances, could make it more difficult or impossible to obtain necessary regulatory approvals or impossible to demonstrate clinical benefit required for commercialization. For example, we may not be able to initiate or continue preclinical or clinical studies for RhinoChill if we are unable to locate and enroll a sufficient number of eligible patients to participate in these studies as required by the FDA or other regulatory authorities. Even if a sufficient number of patients can be enrolled in preclinical or clinical trials, if the pace of enrollment is slower than we expect, the development costs for our other products we may develop may increase and the completion of our studies may be delayed, or the studies could become too expensive to complete. For example, delays in or cancellation of our planned preclinical study for malignant hyperthermia or our PRINCESS or COOLHEAD 2 clinical studies could impair our ability to obtain FDA approval for the supported indications.

If clinical studies of RhinoChill or any other products we may develop fail to demonstrate safety and efficacy to the satisfaction of the FDA or similar regulatory authorities outside the U.S. or do not otherwise produce positive results, we may incur additional costs, experience delays in completing or ultimately fail in completing the development and commercialization of RhinoChill or other products we may develop.

Before obtaining regulatory approval for the sale of RhinoChill or any other product we may develop we must conduct extensive clinical studies to demonstrate the safety and efficacy of that product in humans. Clinical studies are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. A failure of one or more of our clinical studies could occur at any stage of testing.

Numerous unforeseen events during, or as a result of, clinical studies could occur, which would delay or prevent our ability to receive regulatory approval or commercialize RhinoChill or any other products we may develop, including the following:

•	clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical studies or abandon product development programs;

•	the number of patients required for clinical studies may be larger than we anticipate, enrollment in these clinical studies may be insufficient or slower than we anticipate or patients may drop out of these clinical studies at a higher rate than we anticipate;

•	investigators of the investigator-initiated clinical trials may not put in the efforts required to timely execute these studies;

•	the cost of clinical studies or the manufacturing of our products may be greater than we anticipate;

•	third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•	we might have to suspend or terminate clinical studies of our products for various reasons, including a finding that our products have unanticipated serious side effects or other unexpected characteristics or that the patients are being exposed to unacceptable health risks or even death;

•	regulators may not approve our proposed clinical development plans;

•	regulators or independent institutional review boards, or IRBs, may not authorize us or our investigators to commence a clinical study or conduct a clinical study at a prospective study site;

•	regulators or IRBs may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements; and

•	the supply or quality of our products or other materials necessary to conduct clinical studies of our products may be insufficient or inadequate.

If we or any future collaboration partner are required to conduct additional clinical trials or other testing of RhinoChill or any other products we may develop beyond those that we contemplate, those clinical studies or other testing cannot be successfully completed, if the results of these studies or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for RhinoChill or any other products we may develop;

•	not obtain marketing approval at all;

•	obtain approval for indications that are not as broad as intended;

•	not be able to generate revenues as planned;

•	have the product removed from the market after obtaining marketing approval;

•	be subject to additional post-marketing testing requirements; or

•	be subject to restrictions on how the product is distributed or used.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether any clinical studies will begin as planned, will need to be restructured or will be completed on schedule, or at all.

Significant clinical study delays also could shorten any periods during which we may have the exclusive right to commercialize our other products we may develop or allow our competitors to bring products to market before we do, which would impair our ability to commercialize our products and harm our business and results of operations.

Even if subsequent clinical trials demonstrate acceptable safety and efficacy of RhinoChill, the FDA or regulatory authorities in other countries may not approve RhinoChill for marketing or may approve it with restrictions on the label, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

It is possible that the FDA or similar regulatory authorities may not consider the results of the clinical trials to be sufficient for approval of RhinoChill for a particular indication. In general, the FDA suggests that sponsors complete two adequate and well-controlled clinical studies to demonstrate effectiveness because a conclusion based on two persuasive studies will be more compelling than a conclusion based on a single study. The FDA may nonetheless require that we may conduct additional clinical studies, possibly using a different clinical study design.

Moreover, even if the FDA or other regulatory authorities approve RhinoChill, the approval may include additional restrictions on the label that could make RhinoChill less attractive to physicians and patients compared to other products that may be approved for broader indications, which could limit potential sales of RhinoChill.

If we fail to obtain FDA or other regulatory approval of RhinoChill, or if the approval is narrower than what we seek, it could impair our ability to realize value from RhinoChill, and therefore may have a material adverse effect on our business, financial condition, results of operations and growth prospects. Moreover, the medical community and reimbursement authorities may not view the results of clinical (or pre-clinical trials) strong enough and sufficient to enable future revenues as planned.

Even if RhinoChill or any other products we may develop receive regulatory approval, these products may fail to achieve the degree of market acceptance by physicians, patients, caregivers, healthcare payers and others in the medical community necessary for commercial success.

If RhinoChill or any other products we may develop receive regulatory approval, they may nonetheless fail to gain sufficient market acceptance by physicians, hospital administrators, patients, healthcare payors and others in the medical community. The degree of market acceptance of RhinoChill and any other products we may develop, if approved for commercial sale, will depend on a number of factors, including the following;

•	the prevalence and severity of any side effects;

•	their efficacy and potential advantages compared to alternative treatments;

•	the price we charge for our products;

•	the willingness of physicians to change their current treatment practices;

•	convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support; and

•	the availability of third-party coverage or reimbursement.

If RhinoChill or any other products we may develop, if approved, do not achieve an adequate level of acceptance, we may not generate significant product revenue and we may not become profitable on a sustained basis or at all.

We currently have a small number of sales and distribution personnel and only limited marketing capabilities. If we are unable to develop a larger sales and marketing and distribution capability on our own or through collaborations or other marketing partners, we will not be successful in commercializing RhinoChill or any other products we may develop.

We have only a limited sales and marketing infrastructure and have limited experience in the sale, marketing and distribution of medical devices. To achieve commercial success for any approved product, we must either develop a sales and marketing organization or outsource these functions to third parties.

There are risks involved with both establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time-consuming, and could delay any product launch. If the commercial launch of a planned product for which we recruit a sales force and establish marketing capabilities is delayed, or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and ‘marketing personnel.

We also may not be successful entering into arrangements with third parties to sell and market our other products we may develop or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively and could damage our reputation. If we do not develop sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our other products we may develop.

We may attempt to enter into partnerships in the future with respect to RhinoChill or other future products, but we may not be able to do so, which may cause us to alter our development and commercialization plans.

We may form strategic alliances, create joint ventures or collaborations, or enter into licensing agreements with third parties that we believe will more effectively provide resources to develop and commercialize our programs. For example, we currently intend to identify one or more new partners or distributors for the continued commercialization of RhinoChill. We may also attempt to find one or more strategic partners for the development or commercialization of one or more of any future products we may develop.

We face significant competition in seeking appropriate strategic partners, and the negotiation process to secure favorable terms is time-consuming and complex. We may not be successful in our efforts to establish such a strategic partnership for any future products and programs on terms that are acceptable to us, or at all.

Any delays in identifying suitable collaborators and entering into agreements to develop or commercialize RhinoChill or any future products we may develop could negatively impact the development or commercialization of these products. Absent a partner or collaborator, we would need to undertake development or commercialization activities at our own expense. If we elect to fund and undertake development and commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we are unable to do so, we may not be able to develop our future products or bring them to market, and our business may be materially and adversely affected.

RhinoChill or any other products we may develop may cause serious adverse side effects or even death or have other properties that could delay or prevent their regulatory approval, limit the commercial desirability of an approved label or result in significant negative consequences following any marketing approval.

The risk of failure of clinical development is high. It is impossible to predict when or if RhinoChill will prove safe enough to receive regulatory approval outside of the E.U. Undesirable side effects caused by RhinoChill or any other products we may develop could cause us or regulatory authorities to interrupt, delay or halt clinical trials. They could also result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authority.

Additionally, after receipt of marketing approval of RhinoChill or any other products we may develop, if we or others later identify undesirable side effects or even deaths caused by such product, a number of potentially significant negative consequences could result, including:

•	we may be forced to recall such product and suspend the marketing of such product;

•	regulatory authorities may withdraw their approvals of such product;

•	regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of such products;

•	the FDA or other regulatory bodies may issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings about such product;

•	the FDA may require the establishment or modification of Risk Evaluation Mitigation Strategies or a comparable foreign regulatory authority may require the establishment or modification of a similar strategy that may, for instance, restrict distribution of our products and impose burdensome implementation requirements on us;

•	we may be required to change the way the product is administered or conduct additional clinical trials;

•	we could be sued and held liable for harm caused to subjects or patients;

•	we may be subject to litigation or product liability claims; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product.

RhinoChill and any other products we may develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby harming our business.

The regulations that govern marketing approvals, pricing and reimbursement for new products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more other products we may develop, even if our other products we may develop obtain regulatory approval.

Our ability to commercialize RhinoChill or any other products we may develop successfully also will depend in part on the extent to which reimbursement for these products and related treatments becomes available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which treatments they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular treatments. We cannot be sure that reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize RhinoChill or any other product that we successfully develop.

Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be said at lower prices than in the U.S. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government funded and private payors could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. Our business could be materially harmed if reimbursement of RhinoChill, if any, is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the sale of RhinoChill and any other products we may develop. The marketing, sale and use of RhinoChill and any other products we may develop could lead to the filing of product liability claims against us if someone alleges that our products failed to perform as designed. We may also be subject to liability for a misunderstanding of, or inappropriate reliance upon, the information we provide. If we cannot successfully defend ourselves against claims that RhinoChill or any other products we may develop caused injuries, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation and significant negative media attention;

•	withdrawal of patients from clinical studies or cancellation of studies;

•	significant costs to defend the related litigation and distraction to our management team;

•	substantial monetary awards to patients;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

We currently hold $2.0 million in product liability insurance coverage and $8.0 million in excess products coverage, which may not be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

The loss of key members of our executive management team could adversely affect our business.

Our success in implementing our business strategy depends largely on the skills, experience and performance of key members of our executive management team and others in key management positions, including Fred Colen, our Chief Executive Officer. The collective efforts of each of these persons, and others working with them as a team, are critical to us as we continue to develop our technologies, products and research and development and sales programs. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of our executive management team could adversely affect our operations. If we were to lose one or more of these key employees, we could experience difficulties in finding qualified successors, competing effectively, developing our technologies and implementing our business strategy. Our Chief Executive and certain other members of our executive management team have employment agreements, however, the existence of an employment agreement does not guarantee retention of members of our executive management team and we may not be able to retain those individuals for the duration of or beyond the end of their respective terms. We do not maintain “key person” life insurance on any of our employees.

In addition, we rely on collaborators, consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our collaborators, consultants and advisors are generally employed by employers other than us and may have commitments under agreements with other entities that may limit their availability to us.

The loss of a key employee, the failure of a key employee to perform in his or her current position or our inability to attract and retain skilled employees could result in our inability to continue to grow our business or to implement our business strategy.

There is a scarcity of experienced professionals in our industry. If we are not able to retain and recruit personnel with the requisite technical skills, we may be unable to successfully execute our business strategy.

The specialized nature of our industry results in an inherent scarcity of experienced personnel in the field. Our future success depends upon our ability to attract and retain highly skilled personnel, including scientific, technical, commercial, business, regulatory and administrative personnel, necessary to support our anticipated growth, develop our business and perform certain contractual obligations. Given the scarcity of professionals with the scientific knowledge that we require and the competition for qualified personnel among life science businesses, we may not succeed in attracting or retaining the personnel we require to continue and grow our operations.

Our inability to attract, hire and retain a sufficient number of qualified sales professionals would hamper our ability to increase demand for RhinoChill, to expand geographically and to successfully commercialize any other products we may develop.

To succeed in selling RhinoChill and any other products that we are able to develop, we must develop a sales force or distributor relationship in the U.S. and internationally by recruiting sales representatives with extensive experience in our field and close relationships with physicians, nurses, and other hospital personnel. To achieve our marketing and sales goals, we will need to build our sales and commercial infrastructure, with which to date we have had little experience. Sales professionals with the necessary technical and business qualifications are in high demand, and there is a risk that we may be unable to attract, hire and retain the number of sales professionals with the right qualifications, scientific backgrounds and relationships with decision-makers at potential customers needed to achieve our sales goals. We expect to face competition from other companies in our industry, some of whom are much larger than us and who can pay greater compensation and benefits than we can, in seeking to attract and retain qualified sales and marketing employees or distributors. If we are unable to hire and retain qualified sales and marketing personnel or to establish good distributors, our business will suffer.

If our sole manufacturing facility becomes damaged or inoperable, or we are required to vacate the facility, our ability to sell RhinoChill and to pursue our research and development efforts may be jeopardized.

We currently manufacture the RhinoChill System at our facility in San Diego, California. Our facilities and equipment could be harmed or rendered inoperable by natural or man-made disasters, including fire, earthquake, flooding and power outages. Any of these may render it difficult or impossible for us to manufacture products for some period of time. If our facility is inoperable for even a short period of time, the inability to manufacture our current products, and the interruption in research and development of our planned products, may result in the loss of customers or harm to our reputation or relationships with scientific or clinical collaborators; we may be unable to regain those customers or repair our reputation in the future. Furthermore, our facilities and the equipment we use to perform our research and development work could be costly and time-consuming to repair or replace.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

We depend on contract manufacturers for certain components of the RhinoChill System, and for some of these we rely on a sole supplier. In many cases, we have not yet qualified alternate suppliers and rely upon purchase orders, rather than long-term supply agreements. A supply interruption or an increase in demand beyond our current suppliers’ capabilities could harm our ability to manufacture our RhinoChill System until new sources of supply are identified and qualified, which can be time consuming and expensive. For example, our operations are dependent on a continued supply of the cooling liquid used in our product, currently being provided by a single vendor. The liquid is a byproduct and if the vendor currently manufacturing the product no longer produces the product, we would have to find a new supplier or alternative product and we would have to get that supplier qualified and approved by regulatory agencies. Our reliance on third-party suppliers subjects us to a number of risks that could harm our business, including:

•	interruption of supply resulting from modifications to or discontinuation of a supplier’s operations;

•	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s deviation from our product specifications;

•	a lack of long-term supply arrangements for key components with our suppliers;

•	inability to obtain adequate supply in a timely manner or to obtain adequate supply on commercially reasonable terms;

•	difficulty and cost associated with locating and qualifying alternative suppliers for our components in a timely manner;

•	production delays related to the evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications;

•	delay in delivery due to our suppliers prioritizing other customer orders over ours or due to difficulties experienced by our suppliers;

•	damage to our brand reputation caused by defective components produced by our suppliers;

•	increased cost for our warranty program due to product repair or replacement based upon defects in components produced by our suppliers; and

•	fluctuation in delivery or price by our suppliers due to changes in demand from us or their other customers.

Any interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers, which would have an adverse effect on our business.

We may acquire other businesses or form joint ventures or make investments in other companies or technologies that could harm our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions or licenses of assets or acquisitions of businesses. We also may pursue strategic alliances and joint ventures that leverage our core technology and industry experience to expand our product offerings or sales and distribution resources. Our company has limited experience with acquiring other companies, acquiring or licensing assets or forming strategic alliances and joint ventures. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have a material adverse effect on our financial condition, results of operations and cash flows. Integration of an acquired company also may disrupt ongoing operations and require management resources that would otherwise focus on developing our existing business. We may experience losses related to investments in other companies, which could have a material negative effect on our results of operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, license, strategic alliance or joint venture. To finance such a transaction we may choose to issue shares of our common stock as consideration, which would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

Any failure to build and manage our direct sales and marketing force effectively could have a material adverse effect on our business, financial condition and results of operations.

We currently are dependent on a direct sales organization in certain countries in Europe, which accounted for approximately 86% and 91% of our revenue during the nine months ended September 30, 2014 and September 30, 2013, respectively. In order to meet our anticipated sales objectives, we expect to grow our direct sales and marketing organization in Europe and, if RhinoChill is approved for use in the U.S., and we expect to rely on a small direct sales force and a distributor to sell the RhinoChill System in the United States. We also intend to opportunistically grow our sales presence in certain international markets. There are significant risks involved in building and managing our sales and marketing organization, including risks related to our ability to do any of the following:

•	hire qualified individuals as needed;

•	generate sufficient leads within our target physician group for our sales force;

•	provide adequate training for the effective sale and marketing of our products;

•	retain and motivate our direct sales and marketing professionals; and

•	effectively oversee a geographically dispersed sales team.

Our failure to adequately address these risks could have a material adverse effect on our ability to increase sales and use of our product, which could cause our revenue to be lower than expected and harm our business, financial condition and results of operations.

We depend on third-party distributors to market and sell the RhinoChill System.

We currently depend on third-party distributors to sell, market and service our product in certain countries in Europe and to train our customers in such markets. These third-party distributors accounted for approximately 14% and 9% of our revenue during the nine months ended September 30, 2014 and September 30, 2013, respectively. We may need to engage additional third-party distributors to expand in new markets, including in the United States if RhinoChill is approved for use in the U.S. We are and will be subject to a number of risks associated with our dependence on these third parties, including:

•	we lack day-to-day control over the activities of third-party distributors;

•	third-party distributors may not commit the necessary resources to market, sell and service our systems to the level of our expectations;

•	third-party distributors may not be as effective in training physicians in marketing;

•	third-party distributors may offer products competitive with ours and favor those products over ours;

•	third-party distributors may terminate their arrangements with us on limited or no notice or may change the terms of these arrangements in a manner unfavorable to us; and

•	disagreements with our distributors, including any disagreements arising over our termination of distribution agreements, could require or result in costly and time-consuming litigation or arbitration and could adversely affect our ability to market our products in a particular geographic area.

If we fail to establish and maintain satisfactory relationships with our third-party distributors, our revenue and market share may not grow as anticipated and we could be subject to unexpected costs which would harm our business, financial condition and results of operations.

Sales of our products in markets outside of the United States involve additional risks which may harm our business, financial condition and results of operations.

Sales in markets outside of the United States have accounted for all of our revenues to date, and we believe that a significant percentage of our business will continue to come from sales in markets outside of the United States. International sales are subject to a number of risks, including:

•	our reliance on third-party distributors in certain international markets;

•	our need to build and effectively manage a direct sales force in certain international markets;

•	increased competition as a result of more products and procedures receiving regulatory approval or being otherwise free to market in international markets;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	reduced or varied protection for intellectual property rights in some countries;

•	export restrictions, trade regulations and foreign tax laws;

•	fluctuations in currency exchange rates;

•	foreign certification and regulatory clearance or approval requirements;

•	difficulties in developing effective marketing campaigns in unfamiliar foreign countries;

•	customs clearance and shipping delays;

•	political, social and economic instability abroad, terrorist attacks and security concerns in general;

•	preference for locally-produced products;

•	the burdens of complying with a wide variety of foreign laws and different legal standards; and

•	increased financial accounting and reporting burdens and complexities.

We rely on a small number of customers who may not consistently purchase our products in the future, and if we lose any one of these customers our revenues may decline.

To date, a small number of customers have accounted for a large portion of our revenues. Although we expect to diversify our customer base as our business grows, we currently rely on certain key customers for a significant portion of our revenues. During the nine months ended September 30, 2014, sales to four customers represented approximately 59% of our total sales, and during 2013 two customers accounted for approximately 45% of our total sales. In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. These customers may not consistently purchase our products at a particular rate over any subsequent period. The loss of any of these customers could adversely affect our revenues.

Any future distribution or commercialization agreements we may enter into for RhinoChill or any other planned product, may place the development of these products outside our control, may require us to relinquish important rights, or may otherwise be on terms unfavorable to us.

We may enter into additional distribution or commercialization agreements with third parties with respect to RhinoChill or other products we may develop, for commercialization in or outside the U.S. Our likely collaborators for any distribution, marketing, licensing or other collaboration arrangements include large and mid-size medical device and diagnostic companies, regional and national medical device and diagnostic companies, and distribution or group purchasing organizations. We will have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our other products we may develop. Our ability to generate revenue from these arrangements will depend in part on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our other products we may develop are subject to numerous risks, which may include the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to any such collaborations;

•	collaborators may not pursue development and commercialization of RhinoChill or any other products we may develop, or may elect not to continue or renew efforts based on clinical study results, changes in their strategic focus for a variety of reasons, potentially including the acquisition of competitive products, availability of funding, and mergers or acquisitions that divert resources or create competing priorities;

•	collaborators may delay clinical studies, provide insufficient funding for a clinical study program, stop a clinical study, abandon a planned product, repeat or conduct new clinical studies or require a new engineering iterations of a planned product for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or other products we may develop;

•	a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to their marketing and distribution;

•	collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

•	disputes may arise between us and a collaborator that causes the delay or termination of the research, development or commercialization of our other products we may develop or that results in costly litigation or arbitration that diverts management attention and resources;

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable other products we may develop; and

•	collaborators may own or co-own intellectual property covering our products that results from our collaborating with them, and in such cases, we would not have the exclusive right to commercialize such intellectual property.

Any termination or disruption of collaborations could result in delays in the development of other products we may develop, increases in our costs to develop the other products we may develop or the termination of development of a planned product.

We expect to expand our development, regulatory and sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As of September 30, 2014, we had 19 employees. Over the next several years, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of engineering, product development, clinical affairs, regulatory affairs, finance and sales and marketing. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel, Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Future growth would impose significant added responsibilities on members of management, including:

•	managing our clinical trials effectively, which we anticipate being conducted at numerous clinical sites;

•	identifying, recruiting, maintaining, motivating and integrating additional employees with the expertise and experience we will require;

•	managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors and other third parties;

•	managing additional relationships with various strategic partners, suppliers and other third parties;

•	improving our managerial, development, operational and finance reporting systems and procedures; and

•	expanding our facilities.

Our failure to accomplish any of these tasks could prevent us from successfully growing. Any inability to manage growth could delay the execution of our business plans or disrupt our operations,

We rely on third parties to conduct and execute our investigator-initiated clinical studies and on other third parties to conduct certain components of all of our clinical studies, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such studies.

We rely on third parties, such as clinical investigators, contract research organizations, or CROs, clinical data management organizations and medical institutions, to perform various functions for our clinical trials. Furthermore, all of our European clinical studies are investigator-initiated studies, which means that the responsibility to plan, develop and execute these studies resides exclusively with the investigators, and we are completely dependent on these third party investigators for these studies. Our reliance on third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities. We remain responsible for ensuring that each of our clinical studies is conducted in accordance with the general investigational plan and protocols for the study. Moreover, the FDA requires us to comply with standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical studies to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of patients in clinical studies are protected. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical studies in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, regulatory approvals for our other products we may develop and will not be able to, or may be delayed in our efforts to, successfully commercialize our other products we may develop.

If we use biological and hazardous materials in a manner that causes injury, we could be liable for damages.

Our manufacturing processes currently require the controlled use of potentially harmful chemicals. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject to, on an ongoing basis, federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. These are particularly stringent in California, where our manufacturing facility and several suppliers are located. The cost of compliance with these laws and regulations may become significant and could have a material adverse effect on our financial condition, results of operations and cash flows. In the event of an accident or if we otherwise fail to comply with applicable regulations, we could lose our permits or approvals or be held liable for damages or penalized with fines.

Restrictions on the use of our cooling liquid could significantly impact our business, financial condition and result of operations.

The cooling liquid we use in the RhinoChill System is a perfluoroalkaline, which is part of the broader family of perfluorcarbons, or PFCs. Currently, perfluoroalkalines such as those we use are not regulated as ozone depleting agents. However, future environmental regulations may further restrict the use of PFCs, and potentially perfluroroalkalines. If our ability to use perfluoroalkalines in the RhinoChill System were restricted or prohibited, our business, financial condition and results of operations could be harmed significantly.

Risks Related to Intellectual Property

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Patent litigation is prevalent in the medical device and diagnostic sectors. Our commercial success depends upon our ability and the ability of our distributors, contract manufacturers, and suppliers to manufacture, market, and sell our other products we may develop, and to use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary rights or intellectual property of third parties. We may become party to, or be threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology. Third parties may assert infringement claims against us based on existing or future intellectual property rights. For example, a third party has asserted that our BeneChill System, if sold in the United States, would infringe U.S. patent rights of that third party. If we are found to infringe a third-party’s intellectual property rights, we could be required to obtain a license from such third-party to continue developing and marketing our products and technology. We may also elect to enter into such a license in order to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our other products we may develop or force us to cease some of our business operations, which could materially harm our business. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. These and other claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our business to the infringement claims discussed above.

Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities, In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of litigation or other intellectual property related proceedings could have a material adverse effect on our ability to compete in the marketplace.

Our ability to successfully commercialize our technology and products may be materially adversely affected if we are unable to obtain and maintain effective intellectual property rights for our technologies and other products we may develop, or if the scope of the intellectual property protection is not sufficiently broad.

Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the U.S. and in other countries with respect to our proprietary technology and products. While we have filed patent applications in Europe, we have not been issued any patents outside of the United States, and we may not be able to maintain or enforce our patent rights in the United States.

The patent position of medical device and diagnostic companies generally is highly uncertain and involves complex legal and factual questions for which legal principles remain unresolved. In recent years patent rights have been the subject of significant litigation. As a result, the issuance, scope, validity, enforceability and commercial value of the patent rights we rely on are highly uncertain. Pending and future patent applications may not result in patents being issued which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the U.S. and other countries may diminish the value of the patents we rely on or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the U.S. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we or were the first to file for patent protection of such inventions.

Even if the patent applications we rely on issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and the patents we rely on may he challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing and regulatory review of new other products we may develop, patents protecting such products might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours or otherwise provide us with a competitive advantage.

We may become involved in legal proceedings to protect or enforce our intellectual property rights, which could be expensive, time-consuming, or unsuccessful.

Competitors may infringe or otherwise violate the patents we rely on, or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims that we assert against perceived infringers could also provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property rights. In addition, in an infringement proceeding, a court may decide that a patent we are asserting is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the patents we are asserting do not cover the technology in question. An adverse result in any litigation proceeding could put one or more patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Interference or derivation proceedings provoked by third parties or brought by the U.S. Patent and Trademark Office, or USPTO, or any foreign patent authority may be necessary to determine the priority of inventions or other matters of inventorship with respect to patents and patent applications. We may become involved in proceedings, including oppositions, interferences, derivation proceedings inter partes reviews, patent nullification proceedings, or re-examinations, challenging our patent rights or the patent rights of others, and the outcome of any such proceedings are highly uncertain. An adverse determination in any such proceeding could reduce the scope of, or invalidate, important patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Our business also could be harmed if a prevailing party does not offer us a license on commercially reasonable terms, if any license is offered at all. Litigation or other proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may also become involved in disputes with others regarding the ownership of intellectual property rights. If we are unable to resolve these disputes, we could lose valuable intellectual property rights.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical or management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Uncertainties resulting from the initiation and continuation of intellectual property litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected, harming our business and competitive position.

In addition to our patented technology and products, we rely upon confidential proprietary information, including trade secrets, unpatented know-how, technology and other proprietary information, to develop and maintain our competitive position. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in the market. We seek to protect our confidential proprietary information, in part, by confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us. These agreements are designed to protect our proprietary information, however, we cannot be certain that our trade secrets and other confidential information will not be disclosed or that competitors will not otherwise gain access to our trade secrets, or that technology relevant to our business will not be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees, consultants or collaborators that are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could be disclosed, misappropriated or otherwise become known or be independently discovered by our competitors. In addition, intellectual property laws in foreign countries may not protect trade secrets and confidential information to the same extent as the laws of the U.S. If we are unable to prevent disclosure of the intellectual property related to our technologies to third parties, we may not be able to establish or maintain a competitive advantage in our market, which would harm our ability to protect our rights and have a material adverse effect on our business.

We may not be able to protect or enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our other products we may develop throughout the world would be prohibitively expensive to us. While we have filed a few patent applications outside of the United States, no patents have been issued to us outside of the United States to date. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as in the U.S. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals and medical devices, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. The following examples are illustrative:

•	Others may be able to make products that are similar to RhinoChill or any other products we may develop, but that are not covered by claims in our patents;

•	We might not have been the first to file patent applications covering an invention;

•	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	Pending patent applications may not lead to issued patents;

•	Issued patents may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•	Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	We may not develop or in-license additional proprietary technologies that are patentable; and

•	The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents or applications will be due to be paid by us to the USPTO and various governmental patent agencies outside of the U.S. in several stages over the lifetime of the patents or applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to use our technologies and this circumstance would have a material adverse effect on our business.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of our issued patents.

In March 2013, under the recently enacted America Invents Act, or AIA, the U.S. moved to a first-to-file system and made certain other changes to its patent laws. The effects of these changes are currently unclear as the USPTO must still implement various regulations, the courts have yet to address these provisions and the applicability of the act and new regulations on specific patents discussed herein have not been determined and would need to be reviewed. Accordingly, it is not yet clear what, if any, impact the AIA will have on the operation of our business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents, all of which could have a material adverse effect on our business and financial condition.

If we do not obtain a patent term extension in the U.S. under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of our marketing exclusivity for our other products we may develop, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of our products, if any, one or more of the U.S. patents covering any such approved product(s) or the use thereof may be eligible for up to five years of patent term restoration under the Hatch-Waxman Act. The Hatch-Waxman Act allows a maximum of one patent to be extended per FDA approved product. Patent term extension also may be available in certain foreign countries upon regulatory approval of our other products we may develop. Nevertheless, we may not be granted patent term extension either in the U.S. or in any foreign country because of, for example, our failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the term of extension, as well as the scope of patent protection during any such extension, afforded by the governmental authority could be less than we request.

If we are unable to obtain patent term extension or restoration, or the term of any such extension is less than requested, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

Risks Related to Government Regulation

RhinoChill may not be approved for sale in the U.S., or in any territory outside of the E.U. or the Middle East

Neither we nor any future collaboration partner can commercialize RhinoChill in the U.S. without first obtaining regulatory approval for the product from the FDA. In the E.U., we previously obtained a CE Mark, clearing the device for commercial sale. In addition, based on the CE Mark and additional regulatory registration activities, the RhinoChill system was cleared for cooling applications for sale in certain countries in the Middle East. However, neither we, nor any future collaboration partner, can commercialize RhinoChill in any country outside of the E.U. or the Middle East without obtaining regulatory approval from comparable foreign regulatory authorities. We have also applied for an expansion of our CE Mark in the E.U. for migraine treatment, which we hope to obtain during the first quarter of 2015. We cannot assure you that we will receive such expansion in that time period, or at all. The approval route for RhinoChill in the U.S. may be either via the premarket approval, or PMA, process, a de novo 510(k) pathway, or traditional 510(k). Based on our interactions and discussions with the FDA to date, we believe that our RhinoChill product applications, such as for cardiac arrest, cardiac surgery and TBI, will require PMA approval processes. Based on prior FDA device approvals for migraines, we believe (subject to a pre-submission meeting and confirmation with the agency, which we expect will occur in the first quarter of 2015), that we will be able to go through a 510(k) approval process with clinical data (Class II device) for the treatment of migraines. However, it is possible that the FDA may require us to use the PMA approval process for the migraine application as well. The PMA approval process is more complex, costly and time consuming than the 510(k) process. Additional randomized, controlled clinical trials may be necessary to obtain approval. The approval process may take several years to complete, and approval may never be obtained. Before obtaining regulatory approvals for the commercial sale of RhinoChill in the U.S., we must demonstrate with substantial evidence, gathered in preclinical and well-controlled clinical studies, that the planned product is safe and effective for use for that target indication. We may not conduct such a trial or may not successfully enroll or complete any such trial. RhinoChill may not achieve the required primary endpoint in the clinical trial, and RhinoChill may not receive regulatory approval. We must also demonstrate that the manufacturing facilities, processes and controls are adequate.

Moreover, obtaining regulatory approval for marketing of RhinoChill in one country does not ensure we will be able to obtain regulatory approval in other countries, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries.

Even if we or any future collaboration partner were to successfully obtain a regulatory approval for RhinoChill, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for RhinoChill in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient revenue to justify commercial launch. Also, any regulatory approval of RhinoChill, once obtained, may be withdrawn. Even if we obtain regulatory approval for RhinoChill in additional countries, the commercial success of the product will depend on a number of factors, including the following:

•	establishment of commercially viable pricing, and obtaining approval for adequate reimbursement from third-party and government payors;

•	our ability, or that of third-party manufacturers that we may retain, to manufacture quantities of RhinoChill using commercially viable processes at a scale sufficient to meet anticipated demand and reduce our cost of manufacturing, and that are compliant with current Good Manufacturing Practices; or GMP, regulations;

•	our success in educating hospitals, physicians and other providers about the benefits, administration and use of RhinoChill;

•	the availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing cooling methods;

•	acceptance of RhinoChill as safe and effective by patients, caregivers and the medical community; and

•	a continued acceptable safety profile of RhinoChill following approval.

Many of these factors are beyond our control. If we are unable to successfully commercialize RhinoChill outside of the E.U. and the Middle East, or if we are not able to significantly increase sales of RhinoChill in the E.U. and the Middle East, our business, financial condition, results of operations and growth prospects would be adversely affected.

The regulatory approval process is expensive, time consuming and uncertain, and may prevent us or our partners from obtaining approval for the commercialization of RhinoChill. Approval of RhinoChill in the U.S. or other territories may require that we, or a partner, conduct additional randomized, controlled clinical trials.

The regulatory pathway for approval of RhinoChill in the U.S. has not been determined. However, it is likely that the FDA will require us to file for approval via the PMA pathway for most of our applications. In this case, the FDA is likely to require that additional randomized, controlled clinical trials be conducted before an application for approval can be filed. These are typically expensive and time consuming, and require substantial commitment of financial and personnel resources from the sponsoring company. These trials also entail significant risk, and the data that results may not be sufficient to support approval by the FDA or other regulatory bodies.

Furthermore, regulatory approval of a PMA or a 510(k) pathway is not guaranteed, and the filing and approval process itself is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense exerted, failure may occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical studies. The FDA can delay, limit, or deny approval of a future product for many reasons, including but not limited to:

•	a future product may not be deemed to be safe and effective;

•	FDA officials may not find the data from clinical and preclinical studies sufficient;

•	the FDA may not approve our or our third-party manufacturer’s processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

If RhinoChill, or any future products we may develop, fail to demonstrate safety and efficacy in further clinical studies that may be required, or do not gain regulatory approval, our business and results of operations will be materially and adversely harmed.

It is possible that RhinoChill or other products we may develop will be viewed by the FDA as combination products comprised of a biologic and medical device component. The review of combination products is often more complex and more time consuming than the review of products under the jurisdiction of only one center within the FDA.

It is possible that our RhinoChill System or other products that we may develop may be regulated by the FDA as combination products. For a combination product, the FDA must determine which center or centers within the FDA will review the product and under what legal authority the product will be reviewed. The review of combination products is often more complex and more time consuming than the review of a product under the jurisdiction of only one center within the FDA. We cannot be sure that the FDA will not view RhinoChill or any other products we may develop as combination products or, if they are viewed as combination products, that the FDA will not select to have our combination products reviewed and regulated by only one FDA center and/or different legal authority, in which case the path to regulatory approval would be different and could be more lengthy and costly than we currently expect.

Even if we receive regulatory approval for RhinoChill or any other product, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

Once regulatory approval has been obtained, the approved product and its manufacturer are subject to continual review by the FDA or non-U.S. regulatory authorities. Our regulatory approval for RhinoChill in the E.U., as well as any regulatory approval that we receive for RhinoChill in the U.S. or in any other country may be subject to limitations on the indicated uses for which the product may be marketed. Future approvals may contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the approved product. In addition, we are subject to extensive and ongoing regulatory requirements by the FDA and other regulatory authorities with regard to the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping for our products. In addition, we are required to comply with cGMP regulations regarding the manufacture of RhinoChill, which include requirements related to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory authorities must approve these manufacturing facilities before they can be used to manufacture drug products, and these facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations. If we or a third party discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturer or us, including requiring withdrawal of the product from the market or suspension of manufacturing.

Failure to obtain regulatory approvals in foreign jurisdictions will prevent us from marketing our products internationally.

We intend to seek distribution and marketing partners for RhinoChill in other foreign countries, and may market other products we may develop in international markets. We have obtained a CE Mark for RhinoChill and it is therefore authorized for sale in the E.U.,; however, in order to market our other products we may develop in regions such as the Asia Pacific and many other foreign jurisdictions, we must obtain separate regulatory approvals.

We have had limited interactions with foreign regulatory authorities. The approval procedures vary among countries and can involve additional clinical testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Moreover, clinical studies or manufacturing processes conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and even if we file we may not receive necessary approvals to commercialize our products in any market.

Healthcare reform measures could hinder or prevent our other products we may develop’ commercial success.

In the U.S., there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system in ways that could affect our future revenue and profitability and the future revenue and profitability of our potential customers. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant healthcare reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or PPACA, was enacted in 2010. The PPACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. The PPACA, among other things:

•	imposes a tax of 2.3% on the retail sales price of medical devices sold after December 31, 2012.

•	could result in the imposition of injunctions;

•	requires collection of rebates for drugs paid by Medicaid managed care organizations; and

•	requires manufacturers to participate in a coverage gap discount program, under which they must agree to offer 50% point-of-sale discounts off negotiated prices of applicable branded drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

While the U.S. Supreme Court upheld the constitutionality of most elements of the PPACA in June 2012, other legal challenges are still pending final adjudication in several jurisdictions. In addition, Congress has also proposed a number of legislative initiatives, including possible repeal of the PPACA. At this time, it remains unclear whether there will be any changes made to the PPACA, whether to certain provisions or its entirety. At this time, we believe the 2.3% tax on sales of medical devices will be applicable to sales of RhinoChill devices, and may be applicable to RhinoChill consumables and RhinoChill devices. We cannot assure you that the PPACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. For example, the Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals for spending reductions to Congress. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, which triggered the legislation’s automatic reduction to several government programs, including aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which delayed for another two months the budget cuts mandated by the sequestration provisions of the Budget Control Act of 2011. The ATRA, among other things, also reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In March 2013, the President signed an executive order implementing sequestration, and in April 2013, the 2% Medicare reductions went into effect. We cannot predict whether any additional legislative changes will affect our business.

There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

•	our ability to set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability; and

•	the availability of capital.

Further, changes in regulatory requirements and guidance may occur, both in the United States and in foreign countries, and we may need to amend clinical study protocols to reflect these changes. Amendments may require us to resubmit our clinical study protocols IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical study. In light of widely publicized events concerning the safety risk of certain drug and medical device products, regulatory authorities, members of Congress, the Governmental Accounting Office, medical professionals and the general public have raised concerns about potential safety issues. These events have resulted in the recall and withdrawal of drug and medical device products, revisions to drug labeling that further limit use of products and establishment of risk management programs that may, for instance, restrict distribution of certain products or require safety surveillance or patient education. The increased attention to safety issues may result in a more cautious approach by the FDA or other regulatory authorities to clinical studies and the drug approval process. Data from clinical studies may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate or suspend clinical studies before completion, or require longer or additional clinical studies that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

Given the serious public health risks of high profile adverse safety events with certain products, the FDA or other regulatory authorities may require, as a condition of approval, costly risk evaluation and mitigation strategies, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials and restrictions on direct-to-consumer advertising.

If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that may affect our ability to operate include, without limitation:

•	the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

•	the U.S. Foreign Corrupt Practices Act, or FCPA, which prohibits payments or the provision of anything of value to foreign officials for the purpose of obtaining or keeping business;

•	the federal False Claims Act, or FCA, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities like us which provide coding and billing advice to customers;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•	the federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

•	the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information, and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The PPACA, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Risks Related to Our Common Stock and This Offering

Our stock price may be volatile, and purchasers of our securities could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general, and the market for biotechnology and medical device companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including the following:

•	our ability to successfully commercialize, and realize revenues from sales of, RhinoChill;

•	the performance, safety and side effects of our products;

•	the success of competitive products or technologies;

•	results of clinical studies of RhinoChill or other products we may develop or those of our competitors;

•	results of the PRINCESS and COOLHEAD 2 clinical studies and other important RhinoChill clinical studies, such as for cardiac surgery, migraines and TBI;

•	regulatory or legal developments in the U.S. and other countries, especially changes in laws or regulations applicable to our products;

•	introductions and announcements of new products by us, our commercialization partners, or our competitors, and the timing of these introductions or announcements;

•	actions taken by regulatory agencies with respect to our products, clinical studies, manufacturing process or sales and marketing terms;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	the success of our efforts to acquire or in-license additional products or other products we may develop;

•	developments concerning our collaborations, including but not limited to those with our sources of manufacturing supply and our commercialization partners;

•	developments concerning our ability to bring our manufacturing processes to scale in a cost-effective manner;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	the recruitment or departure of key personnel;

•	changes in the structure of healthcare payment systems;

•	market conditions in the medical device, pharmaceutical and biotechnology sectors;

•	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

•	trading volume of our common stock;

•	sales of our common stock by us or our stockholders;

•	general economic, industry and market conditions; and

•	the other risks described in this “Risk factors” section.

These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. The shares of common stock sold in this offering will be freely tradable, without restriction, in the public market, except for any shares sold to our affiliates.

In connection with this offering, we have agreed prior to the commencement of this offering, not to sell or transfer any shares of common stock for 180 days after the date of this prospectus, and our officers and directors and certain other holders of our common stock have agreed not to sell or transfer any shares of common stock for one year after the date of this prospectus, in each case subject to limited exceptions and without the consent of Dawson James Securities. However, Dawson James Securities may release these shares from any restrictions at any time. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of shares for future sale will have on the market price of our common stock.

Approximately             shares of common stock may be sold in the public market by existing stockholders after the date of this prospectus and an additional             shares of common stock may be sold in the public market by existing stockholders on or about one year after the date of this prospectus, subject to volume and other limitations imposed under the federal securities laws. Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our ability to raise capital through offerings of our common stock. See the section entitled “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this offering.

In addition, as of September 30, 2014, we had outstanding options to purchase 456,502 shares of our common stock and outstanding warrants to purchase an aggregate of 689,693 shares of our common stock, of which warrants to purchase an aggregate of 7,899 shares of our common stock will remain in effect following the consummation of this offering. We plan to register for offer and sale the shares of common stock that are reserved for issuance pursuant to outstanding options. Shares covered by such registration statements upon the exercise of stock options generally will be eligible for sale in the public market, except that affiliates will continue to be subject to volume limitations and other requirements of Rule 144 under the Securities Act of 1933, as amended. The issuance or sale of such shares could depress the market price of our common stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, which was enacted in April 2012. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may suffer or be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period under the JOBS Act.

After this offering, our executive officers, directors and principal stockholders will continue to maintain the ability to control or significantly influence all matters submitted to stockholders for approval.

Upon the closing of this offering, our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock before this offering will, in the aggregate, beneficially own shares representing approximately             % of our common stock, based on shares of common stock outstanding as of the date of this offering and after giving effect to and the sale of shares in this offering (including the shares expected to be issued in this offering to certain of our existing stockholders). As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these stockholders, if they choose to act together, will control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the other rules and regulations of the Securities and Exchange Commission, or SEC, and the rules and regulations of the NYSE MKT. The expenses that will be required in order to adequately prepare for being a public company will be material, and compliance with the various reporting and other requirements applicable to public companies will require considerable time and attention of management. For example, the Sarbanes-Oxley Act and the rules of the SEC and national securities exchanges have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. These rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits on coverage or incur substantial costs to maintain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, our board committees, or as executive officers.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, beginning as early as our annual report on Form 10-K for the fiscal year ended December 31, 2015. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an emerging growth company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on trading prices for our common stock, and could adversely affect our ability to access the capital markets.

We have identified material weaknesses in our internal control over financial reporting, and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remedy our material weaknesses, or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting.

In connection with our preparation for this offering, we concluded that there were material weaknesses in our internal control over financial reporting that caused the restatement of our previously issued financial statements as of and for the year ended December 31, 2012, and the deficiencies extended through the year ended December 31, 2013. The material weaknesses we identified were that we did not have adequate accounting systems and our accounting staff was inadequate both in terms of the number of personnel and their expertise in U.S. GAAP and SEC rules and regulations. As such, our controls over financial reporting were not designed or operating effectively. For a discussion of our remediation plan and the actions that we have executed during 2014, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Weakness.”

Our failure to remediate the material weakness identified above or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the SEC on a timely and accurate basis. Moreover, our failure to remediate the material weaknesses identified above, or the identification of additional material weaknesses, could prohibit us from producing timely and accurate consolidated financial statements, which may adversely affect our stock price and we may be unable to maintain compliance with NYSE MKT listing requirements.

If you purchase our securities in this offering, you will incur immediate and substantial dilution in the book value of your investment.

The initial public offering price is substantially higher than the net tangible book value per share of our securities. Investors purchasing units in this offering will pay a price per unit that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing units in this offering will incur immediate dilution of $             per unit, based on an assumed initial public offering price of $             per unit, which is the midpoint of the price range set forth on the cover of this prospectus. Further, investors purchasing units in this offering will contribute approximately             % of the total amount invested by stockholders since our inception, but will own, as a result of such investment, only approximately             % of the shares of common stock outstanding immediately following this offering.

The exercise of any of our outstanding options would result in additional dilution. As a result of the dilution to investors purchasing units in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we may need to raise additional capital to fund our clinical development programs, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors,

An active trading market may not develop for our common stock, and you may not be able to sell your shares at or above the initial public offering price.

There is no established trading market for our common stock, and the market for our common stock may be highly volatile or may decline regardless of our operating performance. Prior to this offering, you could not buy or sell our securities publicly. An active public market for our common stock may not develop or be sustained after this offering. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our common stock or how liquid that market might become. If a market does not develop or is not sustained, it may be difficult for you to sell your shares at the time you wish to sell them, at a price that is attractive to you, or at all.

The initial public offering price per unit has been determined through negotiation between us and representatives of the underwriter, and may not be indicative of the market prices that prevail after this offering. You may not be able to sell your common stock at or above the initial public offering price.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our common stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and trading volume to decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Although we currently intend to use the net proceeds from this offering in the manner described in the section entitled “Use of Proceeds,” our management will have broad discretion in the application of the balance of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the commercialization of RhinoChill or any other products we may develop. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our corporate charter and our bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include the following.

•	our board of directors will be divided into three classes with staggered three-year terms which may delay or prevent a change of our management or a change in control;

•	our board of directors will have the right to elect directors to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on our board of directors;

•	our stockholders will not be able to act by written consent or call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings called by our board of directors, the chairman of our board, the chief executive officer or the president;

•	our certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	future amendments of our certificate of incorporation and bylaws will require the approval of 66 2⁄3% of our outstanding voting securities;

•	our stockholders will be required to provide advance notice and additional disclosures in order to nominate individuals for election to our board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company; and

•	our board of directors will be able to issue, without stockholder approval, shares of undesignated preferred stock, which makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be our stockholders’ sole source of gain.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of existing or any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of gain for the foreseeable future.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our expected uses of the net proceeds to us from this offering;

•	the timing and outcome of our preclinical and clinical studies;

•	our ability to obtain grants from the U.S. Military;

•	our ability to commercialize RhinoChill on any other products we may develop on the timetable that we project;

•	the timing and the success of U.S. approval of RhinoChill pursuant to our clinical and regulatory efforts;

•	whether the results of the trials will be sufficient to support domestic regulatory approvals for RhinoChill;

•	our ability to maintain regulatory approval of RhinoChill in the E.U. or any other countries in which approval is obtained, or to obtain and maintain regulatory approval of any other products we may develop;

•	the benefits of the use of RhinoChill;

•	the projected dollar amounts of future sales of established and novel diagnostics for brain cooling;

•	the rate and degree of market acceptance of RhinoChill or any other products we may develop;

•	our expectations regarding government and third-party payor coverage and reimbursement;

•	our ability to manufacture RhinoChill in conformity with the requirements of any regulators and to scale up manufacturing of RhinoChill;

•	our ability to successfully build a sales force and commercial infrastructure;

•	our ability to compete with companies that may enter the market with products that compete with RhinoChill;

•	our reliance on third parties to conduct clinical studies;

•	our reliance on third-party contract manufacturers to manufacture and supply our other products we may develop for us;

•	our reliance on our collaboration partners’ performance over which we do not have control;

•	our ability to retain and recruit key personnel, including development of a sales and marketing function;

•	our ability to obtain and maintain intellectual property protection for RhinoChill or any other products we may develop;

•	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act;

•	our ability to identify, develop, acquire and in-license new products and other products we may develop;

•	our ability to successfully establish and successfully maintain appropriate collaborations and derive significant revenue from those collaborations;

•	our financial performance; and

•	developments and projections relating to our competitors or our industry.

These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

MARKET, INDUSTRY AND OTHER DATA

This prospectus also contains estimates, projections and other information concerning our industry, our business and the markets for cooling applications, including data regarding the estimated size of those markets, their projected growth rates and the perceptions and preferences of clients regarding certain therapies, as well as data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources that we believe are reliable. We have not commissioned any of the third-party data presented in this prospectus. In some cases, we do not expressly refer to the sources from which this data are derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph are derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $             million at an assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $             million after deducting the underwriting discounts and commission and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $             million, assuming the initial public offering price stays the same. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We currently expect to use substantially all of the net proceeds from this offering for working capital and general corporate purposes. These purposes include funding of all our anticipated operations for 2015 and 2016 in accordance with our current strategic plan, including:

•	Obtaining malignant hyperthermia FDA approval and roll-out of initial distribution of the RhinoChill System in the U.S. for that application, likely via a distributor;

•	Continuation and completion of the PRINCESS trial with 500 enrolled patients;

•	Support, execution and completion of the investigator-initiated randomized COOLHEAD 2 clinical study for migraines during 2015 in Europe;

•	Continuation and completion of the other six investigator-initiated European clinical studies for cardiac arrest, migraine, TAVI and cardiac surgery;

•	Expansion of sales and distribution activities in EMEA for the cardiac arrest application and migraine treatment in pain clinics;

•	Seeking 510(k) FDA approval (based on the COOLHEAD 2 study) for migraine treatments in U.S. pain centers with the current RhinoChill control unit, and initiation of first sales activities in the U.S. for migraine through a third-party distributor; and

•	Continuing to develop our severe TBI application, in cooperation with and with financial support from the U.S. military.

We currently anticipate that the clinical expenses and sales and marketing expenses associated with these activities (which are in addition to general administrative, manufacturing and research and development/engineering expenses) will be approximately $2.0 million and $4.5 million in 2015 and 2016, respectively.

Our management will have broad discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors, including the timing amount of our future revenue, our future expenses and any future acquisitions that we may make.

Pending the use of the proceeds from this offering, we intend to invest the net proceeds in one or more capital preservation investments, including short-term, investment grade, interest bearing instruments such as money market funds, certificates of deposit, commercial paper and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on any of our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends in the foreseeable future. Future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth out capitalization of September 30, 2014:

•	in each case after giving retroactive effect to a proposed one-for-nine reverse stock split of our common stock;

•	on an actual basis;

•	on a pro forma basis to reflect (i) the filing of our fifth amended and restated certificate of incorporation and the automatic conversion of outstanding shares of our convertible preferred stock as of September 30, 2014 into an aggregate of shares of common stock immediately prior to the closing of this offering; (ii) the automatic conversion of $997,888 in original aggregate principal amount of convertible promissory notes issued in June 2014 into shares of common stock as if it had occurred as of September 30, 2014; and (iii) the issuance of $997,888 in original aggregate principle amount of convertible promissory notes issued in July 2014 and automatic conversion of those notes into shares of common stock as if they had occurred as of September 30, 2014 and the receipt of approximately $1.0 million of gross proceeds from such sale;

•	on a pro forma as adjusted basis to give further effect to the issuance and sale by us of shares of our common stock in this offering at an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our audited financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the headings “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2014
	Actual	Pro forma(1)	Pro forma as adjusted
	(in thousands, except share and per share data)
Convertible promissory notes	$1,996
Convertible preferred stock:
Series E convertible preferred stock, $0.001 par value per share, 8,383,234 shares authorized, 4,009,296 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	4
Series D-1 convertible preferred stock, $0.001 par value per share, 2,891,453 shares authorized, 2,753,756 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	3
Series D convertible preferred stock, $0.001 par value per share, 8,932,635 shares authorized, 8,621,168 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	9
Series C convertible preferred stock, $0.001 par value per share, 7,429,223 shares authorized, 5,943,378 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	6
Series B convertible preferred stock, $0.001 par value per share, 4,151,709 shares authorized, 4,093,305 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	4
Series A convertible preferred stock, $0.001 par value per share, 1,027,942 shares authorized, 1,027,942 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	1

	As of September 30, 2014
	Actual	Pro forma(1)	Pro forma as adjusted
	(in thousands, except share and per share data)
Stockholders’ equity:
Common stock, $0.001 par value per share; 60,000,000 shares authorized, 1,131,522 shares issued and outstanding, actual; 60,000,000 shares authorized, 6,943,431 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	1	6,942	6,943
Additional paid-in-capital	54,698	4,919	59,617
Accumulated deficit	(54,074)	0	(54,074)

Total stockholders’ equity	736	0	736

Total capitalization	$2,732	$0	$2,732

(1)	The pro-forma adjustments to reflect the conversion of outstanding shares of our convertible preferred stock into shares of common stock is calculated by calculating the number of common shares into which each series of preferred stock will be converted upon the consummation of this offering (based on the applicable conversion ratios set forth in our fourth amended and restated certificate of incorporation), as adjusted to reflect the one for nine reverse split of our common stock to be effected in connection with this offering. The number of resulting shares of common stock with respect to each series of preferred stock is as follows: Series A - 127,959 shares; Series B - 620,210 shares; Series C – 872,637 shares; Series D – 999,860 shares; Series D-1 – 383,637 shares; and Series E – 1,336,298 shares. The pro-forma adjustments to reflect the conversion of the convertible promissory notes issued in June and July 2014 is calculated by calculating the number of shares of Series E convertible preferred stock into which such notes will be converted upon the consummation of this offering (based on the applicable conversion prices set forth in such notes, equal to 85% or 60% of the original purchase price for the Series E preferred stock, depending on the notes). Based on interest accrued under the notes to date, the notes will convert into an aggregate of 1,693,601 shares of Series E convertible preferred stock, which will in turn be converted into an aggregate of 564,477 shares of common stock.

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the range set on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted additional paid-in capital, stockholders’ equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted additional paid-in capital, stockholders’ equity and total capitalization by approximately $             million, assuming the initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

The outstanding share information in the table above excludes the following:

•	shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $ per share; and

•	shares of our common stock issuable upon the exercise of warrants to purchase convertible preferred stock outstanding as of , 2014, which warrants will automatically convert into warrants to purchase common stock immediately prior to the completion of this offering, with an exercise price of per share.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of September 30, 2014, we had a historical net tangible book value of $2,319,376 million, or $2.05 per share of common of stock. Our net tangible book value represents total tangible assets less total liabilities less the par value of preferred stock, all divided by the number of shares of common stock outstanding on December 31, 2013. Our pro forma net tangible book value at September 30, 2014, before giving effect to this offering, was $2,319,376 million, or $0.34 per share of our common stock. Pro forma net tangible book value, before the issuance of sale of shares in this offering, gives effect to (i) the filing of our fifth amended and restated certificate of incorporation and the automatic conversion of outstanding shares of our convertible preferred stock as of September 30, 2014 into an aggregate of 56,299,866 shares of common stock immediately prior to the closing of this offering; (ii) the automatic conversion of $1,000,000 in original aggregate principal amount of convertible promissory notes issued in June 2014 into 2,529,744 shares of common stock as if it had occurred as of September 30, 2014; and (iii) the issuance of $1,000,000 in original aggregate principle amount of convertible promissory notes issued in July 2014 and automatic conversion of those notes into 2,529,744 shares of common stock as if they had occurred as of September 30, 2014 and the receipt of approximately $1.0 million of gross proceeds from such sale.

After giving effect to the sale of shares of common stock in this offering at an assumed initial public price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at September 30, 2014 would have been approximately $             million, or $             per share. This represents an immediate increase pro forma as adjusted net tangible book value of $             per share to existing stockholders and an immediate dilution of $             share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible book value per share as September 30, 2014	$2.05
Pro forma decrease in net tangible book value per share
Pro forma net tangible book value per share as of December 31, 2013
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors participating in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2013 after this offering by approximately $             million, or approximately $             per share, and would decrease (increase) dilution to investors in this offering by approximately $             per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2013 after this offering by approximately $             million, or approximately $             per share, and would decrease (increase) dilution to investors in this offering by approximately $             per share, assuming the initial public offering price per share remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters fully exercise their over-allotment option, pro forma as adjusted net tangible book value after this offering would increase to approximately $             per share, and there would be an immediate dilution of approximately $             per share to new investors.

To the extent that outstanding options or warrants with an exercise price per share that is less than the pro forma as adjusted net tangible book value per share, before giving effect to the issuance and sale of shares in this offering, are exercised, new investors will experience further dilution. If all of our outstanding options and warrants described above were exercised (excluding warrants that will expire upon the consummation of this offering), our pro forma net tangible book value as of September 30, 2014, before giving effect to the issuance and sale of shares in this offering, would have been approximately $             million, or approximately $             per share, and our pro forma as adjusted net tangible book value as of September 30, 2014 after this offering would have been approximately $             million, or approximately $             per share, causing dilution to new investors of approximately $             per share.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The following table shows, as of September 30, 2014, on a pro forma as adjusted basis, after giving effect to the pro forma adjustments described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $             per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased			Total consideration			Average price
per share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Investors participating in this offering

Total		100%		$	100%

The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 2014 and excludes the following:

•	shares of our common stock issuable upon the exercise of stock options outstanding as of , 2014 at a weighted-average exercise price of $ per share;

•	shares of our common stock reserved for issuance under our 2013 Stock Incentive Plan;

•	shares of our common stock reserved for issuance under our 2015 Stock Incentive Plan, which will become effective in connection with the completion of this offering; and

•	shares of our common stock issuable upon the exercise of warrants to purchase convertible preferred stock outstanding as of , 2014, which warrants will automatically convert into warrants to purchase common stock immediately prior to the completion of this offering, with an exercise price of per share.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

We have derived the statement of operations data for the years ended December 31, 2012 and 2013 and for the period from inception to December 31, 2013 and the balance sheet data as of December 31, 2012 and 2013 from our audited financial statements included elsewhere in this prospectus. The summary consolidated financial data for the nine months ended September 30, 2013 and 2014 and as of September 30, 2014 are derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position as of September 30, 2014 and the results of operations for the nine months ended September 30, 2013 and 2014. Our historical results are not necessarily indicative of the results that should be expected in the future.

	Year Ended December 31,			Nine Months Ended September 30,
	2012	2013		2013	2014
	(in thousands, except share and per share data)
				(unaudited)
Statement of Operations Data:
Sales, net	$273		$393	$147	$368
Cost of sales	403		129	84	157

Gross profit (loss)	(130)		264	63	211
Operating expenses	5,560		4,970	3,500	4,243

Loss from operations	(5,690)		(4,706)	(3,437)	(4,032)

Other income (expense):
Interest income	2		4	1	—
Interest expense	(4)		(12)	—	(23)
Gain on foreign currency transactions	76		(7)	23	(5)
Loss on sale of property and equipment	(7)		—	—	—
Other	(10)		(13)	10	4

Total other income (expense)	57		(28)	34	(24)

Net loss	$(5,633)		$(4,734)	$(3,403)	$(4,056)

Net loss per common share, basic and diluted	$(4.98)		$(4.18)	$(3.01)	$(3.58)

Shares used to compute net loss per common share, basic and diluted	1,131,522		1,131,522	1,131,522	1,131,522

Pro forma net income (loss) per common share, basic and diluted (unaudited)		$			$(32.26)

Shares used to compute pro forma net income (loss) per common share, basic and diluted (unaudited)					125,725

	As of December 31,		As of September 30, 2014
	2012	2013	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,649	$2,058	$611	$	$
Working capital (deficiency)	1,866	2,429	(1,023)
Total assets	4,323	5,063	3,476
Convertible promissory notes	—	—	1,996
Convertible preferred stock	24	26	26
Accumulated deficit	(44,192)	(50,018)	(54,074)
Total stockholders’ equity	$3,979	$4,514	$736	$	$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the portion of this prospectus entitled “Selected Financial Data” and our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations, intentions, and beliefs. Our actual results may differ materially from those discussed in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and in other parts of this prospectus. The share numbers in the following discussion reflect a reverse stock split that we effected immediately before the date of this offering.

Overview

We are a medical device company that was established in 2003. Our first product, the RhinoChill IntraNasal Cooling System, is designed to deliver targeted, effective cooling to the brain earlier and more efficiently than conventional cooling methods. We obtained CE Mark approval in the E.U. for the commercial RhinoChill System for cooling whenever clinically indicated, in April 2011, we began limited commercial sales of the System for cardiac arrest through a third-party distributor, and we started sales of the System in select European countries through our own small direct sales organization in early 2013 for the cardiac arrest application. We are currently seeking an additional CE Mark approval specifically for the treatment of migraines in Europe, as well as approval from the FDA to sell the RhinoChill System in the United States under a humanitarian use device, or HUD/HDE, humanitarian device exemption process for the adjunct use of the RhinoChill System to cool patients who suffer from a malignant hyperthermia event, a first small indication.

Financial overview

Summary

We have not generated net income from operations and, as of December 31, 2013 and September 30, 2014, we had an accumulated deficit of $50.0 million and $54.0 million, respectively, primarily as a result of research and development and general and administrative expenses. While we may in the future generate revenue from a variety of sources, potentially including sales of the RhinoChill System in the United States and other countries, sales of other products, license fees, milestone payments, and research and development payments in connection with potential future strategic partnerships, we have, to date, generated revenue only from sales of the RhinoChill System in certain countries in Europe. We may never be successful in obtaining approval to sell the RhinoChill System in the United States or in other countries outside of Europe, or in developing additional products. Accordingly, we expect to incur significant losses from operations for the foreseeable future, and there can be no assurance that we will ever generate significant revenue or profits.

Revenue

We generate revenue from sales of the RhinoChill System. Revenue from the sale of our products is recognized as products are shipped to customers.

Cost of Sales

Cost of sales represents costs directly related to the in-house production and third party manufacturing of the Company’s products. Product sold is typically shipped directly to the customer from the distribution center; costs associated with shipping and handling is shown as a component of operating expense.

Research and Development

We expense research and development costs as incurred. Research and development costs consist primarily of salaries and benefits, consultant fees, prototype expenses, certain facility costs and other costs associated with clinical trials, net of reimbursed amounts. Costs to acquire technologies to be used in research and development that have not reached technological feasibility, and have no alternative future use, are expensed to research and development costs when incurred.

General and Administrative Expenses

General and administrative expenses consist principally of personnel-related costs, professional fees for legal, consulting, audit and tax services, insurance, rent, and other general operating expenses not otherwise included in research and development. We anticipate general and administrative expenses will increase in future periods, reflecting an expanding infrastructure, other administrative expenses and increased professional fees associated with being a public reporting company.

Marketing expenses

Marketing expenses consist principally of personnel-related costs for sales people and other sales and marketing support personnel, trade show expenses and travel expenses. We anticipate marketing expenses will increase in future periods, reflecting an expanding infrastructure to produce anticipated sales.

Clinical expenses

Clinical expenses consist principally of personnel-related costs for clinical support personnel, materials and supplies for clinical studies and travel expenses. We anticipate clinical expenses will increase in future periods, reflecting an expanding infrastructure to execute planned clinical studies

Other income (expense), net

Other income (expense), net is comprised of interest income and expense, gain on foreign currency transactions and loss on sale of property and equipment.

Critical accounting policies, significant judgments and use of estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Liquidity and Going Concern

For the nine months ended September 30, 2014, we had a loss from operations of approximately $4.0 million and negative cash flows from operations of approximately $3.4 million. During the years ended December 31, 2013 and 2012, we had a loss from operations of approximately $4.7 million and $5.6 million, respectively, and negative cash flows from operations of approximately $4.1 million and $5.4 million, respectively. At September 30, 2014, we had cash and cash equivalents of approximately $0.6 million available for use.

We need to raise additional capital from external sources in order to sustain our operations while continuing the longer term efforts contemplated under our business plan. We expect to continue incurring losses for the foreseeable future and must raise additional capital to pursue our product development initiatives, to penetrate markets for the sale of our products and to continue as a going concern. We can give no assurance that we will be successful in implementing our business plan or in obtaining financing on terms advantageous to us, if at all. If we are unable to secure additional capital, we may be required to curtail our operations, modify our existing business plan and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our efforts to commercialize our products, which is critical to the realization of our business plan and our future operations. These matters raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from our possible inability to continue as a going concern.

Management believes that our available cash balance as of September 30, 2014 and a subsequent $1,000,000 bridge loan completed in November 2014 will enable us to continue as a going concern through January 31, 2015, at which time we expect to have funds from this offering or to seek additional bridge financing.

Consolidation Policy

The accompanying consolidated financial statements include the accounts of BeneChill and its wholly owned subsidiary, BeneChill International, AG and its wholly owned subsidiary, BeneChill International, GmbH. All significant intercompany transactions and balances have been eliminated in consolidation.

Accounting Estimates

Management uses estimates and assumptions in preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used. Presently, the most significant estimates relate to stock based compensation, fair value of warrant grants, depreciation and amortization and the useful lives of property and equipment, and valuation allowance for deferred tax assets.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an initial maturity of three months or less and money market funds to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed federally insured limits. We have not experienced any losses on such accounts and does not believe we are exposed to any significant credit risk on cash and cash equivalents.

At December 31, 2013 we maintained an account at a brokerage firm which consisted of money market funds in the amount of $1,879,075. At September 30, 2014, the balance was $379,143. Balances are insured up to $500,000 by the Securities Investor Protection Corporation (“SIPC”). We believe it does not pose a significant credit risk as the funds are invested in money market securities, and the brokerage firm is covered by the SIPC.

Accounts Receivable

We sell products and grant credit to our customers, all of whom are located in Europe. We perform credit evaluations of our customers and, generally, require no collateral. We provide an allowance for doubtful accounts equal to the estimated uncollectible amounts. Our estimate is based on historical collection experience, a review of the current status of trade accounts receivable including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when we become aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customers’ operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. It is reasonably possible that our estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $4,137 and $23,943 at December 31, 2013 and 2012, respectively. The accounts receivable balance at September 30, 2014 was $56,618. There was no reserve for doubtful accounts.

Inventory

Inventory is recorded at the lower of cost, first-in first-out (“FIFO”) or market (net realizable value) and includes material, labor and overhead. It is reasonably possible that our estimate of market will change.

We periodically analyze anticipated product sales based on historical results, current backlog and marketing plans. Based on these analyses, we anticipate that certain products will not be sold during the next twelve months. Inventories that are not anticipated to be sold in the next twelve months have been classified as non-current.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the related assets as follows:

Lab equipment	3 years
Tooling	5 years
Computers	3 years
Furniture and fixtures	3 – 5 years
Software	3 years

Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the lives of the respective assets. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

We assess the recoverability of our long-lived assets, including property and equipment, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, we compare the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), we record an impairment charge for the difference.

Based on our assessments, we did not record any impairment charges for the years ended December 31, 2013 and 2012, or the period ending September 30, 2014.

Revenue Recognition

Revenue is recognized for all sales, including sales to agents and distributors, at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract executed, there are not uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is reasonably assured. Sales discounts, returns and allowances are included in net sales. Additionally, it is our practice to include revenues generated from freight billed to customers in net sales with corresponding freight expense included in cost of sales in the statement of operations. We report sales taxes on sales transactions on a net basis and therefore do not include sales taxes in revenues or costs.

The sales price is fixed by our acceptance of the buyer’s firm purchase order. The sales price is not contingent, or subject to additional discounts. The standard shipment terms are “F.O.B. shipping point” as stated in our standard agreement with customers. The customer is responsible for obtaining insurance for and bears the risk of loss for product in-transit. Additionally, sales to customers do not include the right to return merchandise without our prior consent. The provision for estimated sales returns and allowances are based on historical analysis of credit memo data and returns and was immaterial for the years ended December 31, 2013 and 2012 and for the nine month periods ended September 30, 2014 and 2013.

Our product is shipped ready for immediate use by the customer. Our standard payment terms are prepayment or net 30 days from the date of shipment, and payment is not subject to customer inspection or acceptance. Our standard agreement with customers does offer limited warranties on products. The standard warranty period is one year. Our cost of providing warranty service for our products for the years ended December 31, 2013 and 2012 and for the nine month periods ended September 30, 2014 and 2013 was immaterial.

Research and Development

We expense research and development costs as incurred. Research and development expense was approximately $419,000 and $1,198,000 for the years ended December 31, 2013 and 2012, respectively.

Research and development expense was approximately $316,200 and $300,100 for the nine months ended September 30, 2014 and 2013 respectively.

Shipping and Handling Costs

Shipping and handling fees billed to customers are recorded in net sales. The associated shipping and handling costs totaling approximately $58,000 and $125,000 during the years ended December 31, 2013 and 2012, respectively, are included in operating expenses.

The associated shipping and handling costs totaling approximately $33,900 and $30,800 for the nine months ended September 30, 2014 and 2013, respectively, are included in operating expenses.

Income Taxes

We account for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before we are able to realize the benefit, or that future deductibility is uncertain.

Other Comprehensive Income

Other comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that, under accounting principles generally accepted in the United States of America, are excluded from net income. Foreign currency translation adjustments are the only component that comprise our other comprehensive income and accumulated other comprehensive income (loss). Amounts are shown net of $-0- income tax effect because we have established a full valuation allowance against our deferred tax assets (see Note F to the audited financial statements included elsewhere in this prospectus).

Foreign Currency

                The financial position and results of operations of our foreign wholly owned subsidiary, BeneChill International, AG, are measured using the Swiss Franc as the local currency. The financial position and results of operations of our subsidiary, BeneChill International, GmbH, are measured using the Euro as the local currency. Revenues and expenses of the subsidiaries for the years ended December 31, 2013 and 2012 have been translated into U.S. dollars at average exchange rates prevailing during the years. Assets and liabilities have been translated at the rates of exchange on the balance sheet dates. Revenues and expenses of the subsidiaries for the period ending September 30, 2014 and 2013 have been translated into U.S. dollars at average exchange rates prevailing during the nine months ended. Assets and liabilities have been translated at the rates of exchange on the balance sheet dates.

Gains and losses from foreign currency exchange transactions such as those resulting from exchanges of foreign currency are included in the Consolidated Statement of Operations and Comprehensive Loss.

Fair Value of Financial Instruments

Our financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. We determine the estimated fair value of such financial instruments presented in our financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short term.

Net Loss Per Share

We compute basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options, warrants and the conversion of our convertible preferred stock in the calculation of diluted net loss per common shares would have been anti-dilutive.

Stock-Based Compensation

We account for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Recent Accounting Pronouncements

In February 2013, the U.S. Financial Accounting Standards Board (“FASB”) issued Accounting Standards update (“ASU”) No. 2013-02, “Reporting of Amounts Reclassified Out of Other Comprehensive Income.” ASU 2013-02 finalized the reporting for reclassifications out of accumulated other comprehensive income, which was previously deferred, as discussed below. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, they do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. An entity is also required to present on the face of the financials where net income is reported or in the footnotes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. Other amounts need only be cross-referenced to other disclosures required that provide additional detail of these amounts. The amendments in this update are effective for reporting periods beginning after December 15, 2012. Early adoption is permitted. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” Under this new guidance, companies must present this unrecognized tax benefit in the financial statements as a reduction to deferred tax assets created by net operating losses or other tax credits from prior periods that occur in the same taxing jurisdiction. If the unrecognized tax benefit exceeds such credits it should be presented in the financial statements as a liability. This update is effective for annual and interim reporting periods for fiscal years beginning after December 15, 2013. The adoption of this standard is not expected to have a material impact on our financial position, results of operations or cash flows.

The FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08) in April 2014. This new standard raises the threshold for disposals to qualify as discontinued operations, allows companies to have significant continuing involvement and continuing cash flows and provides for new and additional disclosures of discontinued operations and individually material disposal transactions. We anticipate adopting the new standard when it becomes effective in the first quarter of 2015. We do not expect the adoption of ASU 2014-08 to have a material effect on our condensed consolidated financial statements.

The FASB has issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. We are currently evaluating the effect of the ASU on our financial position, results of operations and cash flows.

The FASB has issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605—Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. We are currently evaluating the effect of the ASU on our financial position, results of operations and cash flows.

The FASB, the Emerging Issues Task Force and the SEC have issued certain other accounting standards updates and regulations that will become effective in subsequent periods; however, our management does not believe that any of those updates would have significantly affected our financial accounting measures or disclosures had they been in effect during 2014 or 2013, and does not believe that any of those pronouncements will have a significant impact on our consolidated financial statements at the time they become effective.

Uncertain Tax Positions

We file income tax returns in the U.S. federal jurisdiction, Switzerland, Germany, and in the states of California and New York. Our federal income tax returns for the years 2010 and beyond remain subject to examination by the Internal Revenue Service. Our state income tax returns for the years 2009 and beyond remain subject to examination by the state taxing authorities.

Our Swiss subsidiary’s income tax returns for the years 2011 and beyond remain subject to examination by the Swiss taxing authorities. Income tax returns for our German subsidiary are subject to examination by the German taxing authorities for the year 2013. In addition, all of the net operating losses, research and development credits and other tax credit carryforwards that may be used in future years are still subject to adjustment.

We did not have any unrecognized tax benefits as of December 31, 2013 and 2012 and do not expect this to change significantly over the next twelve months. In accordance with generally accepted accounting principles, we will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2013 and 2012, we have not accrued any interest or penalties related to uncertain tax positions.

Foreign Operations

Our manufacturing operations are located in the United States. Revenue is generated in Europe and other areas outside the United States.

Operating Leases

We lease our San Diego, California corporate and administrative facility under a long-term non-cancelable operating agreement that expires August 2015. The monthly rent is subject to annual increases, and generally requires the payment of utilities, real estate taxes, insurance, and repairs. Our Swiss subsidiary leases its office space under a long-term operating agreement that expires March 2017.

As of December 31, 2013, the following is a schedule by year of future minimum rental payments required under the operating lease agreements:

Year Ending
December 31,	Amount
2014	$192,371
2015	120,691
2016	45,419
2017	16,328

374,809

Litigation

We are not currently subject to any legal proceedings. Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.

In assessing loss contingencies related to legal proceedings that are pending against us, or unasserted claims that may result in such proceedings, we evaluate the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect our business, financial position, and results of operations or cash flows. As of the nine months ended September 30, 2014, we have not accrued any amounts for contingencies. As of December 31, 2013 and 2012, we have not accrued any amounts for contingencies.

401(k) Plan

We have a qualified 401(k) employee savings and profit sharing plan for the benefit of our employees. Substantially all employees are eligible to participate in the plan. Under the plan, employees can contribute and defer taxes on compensation contributed. We also have the option to make an additional profit sharing contribution to the plan.

Our Swiss subsidiary has a defined contribution benefit plan for the benefit of its employees. Substantially all employees are eligible to participate in the plan.

Results of Operations

Comparison of the nine months ended September 30, 2013 and 2014 (Unaudited)

The following table summarizes our net loss during the periods indicated (in thousands, except percentages):

	Nine Months Ended September 30,
	2013	2014	Increase/(Decrease)
Net sales	$147	$368	$221	150%
Cost of sales	84	157	73	87%

Gross profit (loss)	63	211	148	235%
Operating expenses	3,500	4,243	743	22%

Loss from operations	(3,437)	(4,032)	(595)	17%
Interest income (expense), net	1		(1)	(100)%
Other income (expense), net	33	(24)	(57)	(173%)

Net loss	$(3,403)	$(4,056)	$(653)	19%

Comparison of the years ended December 31, 2012 and 2013

The following table summarizes our net loss during the periods indicated (in thousands, except percentages):

	Year Ended December 31,
	2012	2013	Increase/(Decrease)
Net sales	$273	$393	$120	44%
Cost of sales	403	129	(274)	(68%)

Gross profit (loss)	(130)	264	394	(303%)
Operating expense	5,560	4,970	(590)	(11%)

Loss from operations	(5,690)	(4,706)	984	(17%)
Interest income (expense), net	(2)	(8)	(6)	300%
Other income (expense), net	59	(20)	(79)	(134%)

Net loss	$(5,633)	$(4,734)	$899	(16%)

Revenue

Revenue increased by $0.22 million, or 150%, from $0.15 million in the nine months ended September 30, 2013 to $0.37 million in the nine months ended September 30, 2014. The increase was the result of increased sales of our RhinoChill System through the development of a direct sales force in addition to some indirect sales people. Revenues were generated from control units (15%) and disposables (85%) in 2014 and 100% from disposables in 2013.

Revenue increased by $0.1 million, or 44%, from $0.3 million in the year ended December 31, 2012 to $0.4 million in the year ended December 31, 2013. The increase was the result of increased sales of our RhinoChill System due to an increase in the direct sales force. Revenues were generated from control units (22%) and disposables (78%) in the year ended December 31, 2013 and from control units (32%) and disposables (68%) in the year ended December 31, 2012.

Cost of Sales

Cost of sales increased by $.073 million, or 87%, from $0.084 million in the nine months ended September 30, 2013 to $0.157 million in the nine months ended September 30, 2014. The increase was the result of increased sales of our RhinoChill System. The percentage of cost of sales to sales decreased 15% in the nine months ended September 30, 2014 to $0.157 as a result of increased manufacturing efficiencies.

Cost of sales decreased by $0.274 million, or 68%, from $0.403 million in the year ended December 31, 2012 to $0.129 million in the year ended December 31, 2013. The decrease was the result of progressing from first article manufacturing to standard manufacturing.

Research and development expense

Research and development expense increased by $0.016 million, or 5%, from $0.3 million in the nine months ended September 30, 2013 to $0.32 million in the nine months ended September 30, 2014. The expenses are associated with new product designs and the increase in expenses was due to an increase in material costs.

Research and development expense decreased by $0.2 million, or 40%, from $0.6 million in 2012 to $0.4 million in 2013. The expenses are associated with the development and improvements to the RhinoChill and its accessories and the decrease in expenses was due to the completion of the first generation product in 2012.

General and administrative expense

General and administrative expense increased by $0.4 million, or 38%, from $1.1 million in the nine months ended September 30, 2013 to $1.5 million in the nine months ended September 30, 2014. The expenses are associated with overseeing the development of European Operations and fundraising and the increase in expenses was due to legal costs of fundraising.

General and administrative expense decreased by $0.4 million, or 21%, from $1.9 million in 2012 to $1.5 million in 2013. The expenses are associated with overseeing the US and international operations and the decrease in expense was due to a reduction in management payroll.

Marketing and sales expense

We use a direct sales force and independent sales representatives to sell and market our RhinoChill System. Costs for marketing and sales were approximately $1.4 million and $1.7 million for the years ending December 31, 2013 and 2012, respectively, and $1.5 million for the nine months ended September 30, 2014.

Clinical Expense

We conduct clinical studies to demonstrate safe and measurable results for both existing and new applications of the RhinoChill System, as well as to support the greater understanding of the benefits of our System. Costs for clinical studies were approximately $0.3 million and $0.2 million for the years ending December 31, 2013 and 2012, respectively, and $0.19 million for the nine months ended September 30, 2014.

Manufacturing and quality expense

We have unabsorbed manufacturing expenses and expenses for the quality department. Costs were approximately $0.6 million and $0.9 million for the years ending December 31, 2013 and 2012, respectively, and $0.6 million for the nine months ended September 30, 2014.

Liquidity, capital resources and plan of operations

Since our inception and through September 30, 2014, we have financed our operations primarily through private placements of our equity securities and debt financing. At September 30, 2014, we had cash and cash equivalents of $0.6 million. We expect to incur substantial expenditures in the foreseeable future for the continued development and commercialization of the RhinoChill System.

We will continue to require additional financing to develop our future products and fund operations for the foreseeable future. In each of June and July 2014, we received gross proceeds of $1.0 million from the sale of convertible promissory notes, and we will continue to seek funds through equity or debt financings (including this offering), collaborative or other arrangements with corporate sources, or through other sources of financing. Assuming we are successful in concluding this offering, we expect that we will have sufficient working capital to execute on our business plan through at least December 2016. If we are not successful in concluding this offering, nor able to raise any additional funds via alternative sources of financing, we expect that we will have to restructure our business significantly to focus resources on increasing sales of the RhinoChill System in Europe, and without significant near-term revenue from such sales, we may not continue as a going concern. Adequate additional funding may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. These uncertainties raise substantial doubt as to our ability to continue as a going concern. Our financial statements included in this prospectus do not include any adjustments that might be necessary if we are unable to continue as a going concern. We anticipate that we may need to raise substantial additional capital, the requirements of which will depend on many factors, including:

•	the timing and outcome of our preclinical and clinical studies;

•	our ability to obtain grants from the U.S. Military;

•	our ability to commercialize RhinoChill on the timetable that we project;

•	the timing and the success of U.S. approval of RhinoChill pursuant to our clinical and regulatory efforts;

•	whether the results of the trials will be sufficient to support domestic regulatory approvals for RhinoChill;

•	our ability to maintain regulatory approval of RhinoChill in the E.U. or any other countries in which approval is obtained, or to obtain and maintain regulatory approval of any other products we may develop;

•	the benefits of the use of RhinoChill;

•	our ability to successfully commercialize RhinoChill or any other products we may develop;

•	the rate and degree of market acceptance of RhinoChill or any other products we may develop;

•	government and third-party payor coverage and reimbursement;

•	our ability to manufacture RhinoChill in conformity with the requirements of any regulators and to scale up manufacturing of RhinoChill; and

•	our ability to successfully build a sales force and commercial infrastructure.

If we are unable to raise additional funds when needed, our ability to attain commercial success with RhinoChill, or our other potential products, may be impaired. We may also be required to delay, reduce or terminate some or all of our development programs and clinical trials. We may also be required to sell or license to others technologies or future products or programs that we would prefer to develop and commercialize ourselves.

Cash flows

The following table sets forth the primary sources and uses of cash and cash equivalents for each of the periods presented below:

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
Net cash used in operating activities	$(5,430,801)	$(4,121,240)	$(3,314,022)	$(3,426,494)
Net cash used in investing activities	(60,087)	(17,892)	91,968	(6,418)
Net cash provided by financing activities	2,381,968	4,525,001	4,625,002	1,995,776
Effect of foreign exchange rates on cash	128,218	23,917	14,850	(10,298)

Net increase (decrease) in cash and cash equivalents	$(2,980,702)	$409,786	$1,417,798	$(1,447,434)

Cash provided by (used in) operating activities

Net cash used in operating activities was $3.3 million and $3.4 million in the nine months ended September 30, 2013 and 2014, respectively, which was primarily due to the use of funds in our operations related to the development and commercialization of the RhinoChill System.

Net cash used in operating activities was $5.4 million and $3.8 million in 2012 and 2013, respectively, which was primarily due to the use of funds in our operations related to the development and commercialization of the RhinoChill System. Cash used in operating activities in 2013 decreased compared to 2012 primarily due to a reduction in personnel and operating expenses after the completion of the commercial version of the RhinoChill product.

Cash used in investing activities

Cash used in investing activities consisted primarily of purchases of demonstration units in 2013. Product demonstration units were moved from inventory to fixed assets because we retain ownership of the units and depreciate them over the life of the unit.

Cash provided by financing activities

Cash provided by financing activities was $4.6 million and $2.0 million in the nine months ended September 30, 2013 and 2014, respectively. Cash provided by financing activities in the nine months ended September 30, 2013 consisted primarily of net proceeds from the sale of preferred stock, and in the nine months ended September 30, 2014 consisted primarily of net proceeds from the issuance of convertible promissory notes.

Cash provided by financing activities was $2.4 million and $4.6 million in 2012 and 2013, respectively. Cash provided by financing activities in each of these years consisted primarily of net proceeds from the sale of preferred stock.

As of September 30, 2014, we had cash and cash equivalents of approximately $0.6 million, including the net proceeds we received from our convertible note financings in June and July 2014. As described in our accompanying audited financial statements, our auditors have included a “going concern” provision in their opinion on our financial statements, expressing substantial doubt that we can continue as an ongoing business for the next twelve months. The offering contemplated in this prospectus would give us anticipated cash resources through December 2016 according to our current business plan. In the event that this offering does not raise a sufficient amount, we may be required to alter our business plan, which may impair the value of our business.

Contractual obligations and commitments

We have certain fixed contractual obligations and commitments that include operating lease obligations and payments of principal and interest of our outstanding indebtedness. Changes in our business needs, fluctuating interest rates and other factors may result in actual payments differing from these estimates. Although certain payments occur on a fixed schedule, the timing and amounts of some of these payments are estimated. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the table in order to assist in the review of this information within the context of our consolidated financial position and results of operations. The following table summarizes our fixed contractual obligations and commitments, as of September 30, 2014.

	Payment due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in thousands)
Contractual Obligations:
Third-party contract manufacturer	$0	$0	$0	$0	$0
Operating lease obligations	374	192	166	16	0
Convertible promissory notes	1,996	1,996	0	0	0
Term loan obligations	0	0	0	0	0

Total	$2,370	$2,188	$166	$16	$0

Operating Lease Obligations

We are obligated under operating leases for office space and office equipment. The office lease in San Diego expires in August 2015, but may be renewed for one consecutive period of one year. The office lease in Switzerland expires in March 2017 but may be cancelled with six months’ notice. We are responsible for our share of increases in costs incurred by the landlord in the operation, maintenance, repair and management of the property.

Off-balance sheet arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, as these are defined in the rules and regulations of the SEC.

JOBS Act accounting election

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to take advantage of this provision and, as a result, we will adopt the extended transition period available under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided under the JOBS Act.

Quantitative and qualitative disclosures about market risk

The primary objective of our investment activities is to preserve our capital to fund our operations. We also seek to maximize income from our cash and cash equivalents without assuming significant risk. To achieve our objectives, we invest our cash and cash equivalents in money market funds. As of September 30, 2014, we had cash and cash equivalents of $0.6 million. Because our investments are short-term in duration, we believe that our exposure to interest rate risk is not significant and a 1% movement in market interest rates would not have a significant impact on the total value of our portfolio.

Controls and procedures

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and effected by that company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Material Weaknesses

We have identified material weaknesses in our internal control over financial reporting, and if the remediation procedures we have undertaken are unable to successfully remediate the existing material weaknesses, then the accuracy and timing of our financial reporting may be adversely affected.

In connection with our preparation for this offering, we concluded that there were material weaknesses in our internal control over financial reporting that caused the restatement of our previously issued financial statements as of and for the year ended December 31, 2012, and the deficiencies extended through the year ended December 31, 2013. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified were that we did not have adequate accounting systems and our accounting staff was inadequate both in terms of the number of personnel and their expertise in U.S. GAAP and SEC rules and regulations. As such, our controls over financial reporting were not designed or operating effectively.

In response to this material weakness, we engaged the services of additional personnel with knowledge of U.S. GAAP and public company financial reporting expertise to enhance our financial management and reporting infrastructure, and further develop and document our accounting policies and financial reporting procedures. We are in the process of adding appropriate full-time resources to our finance team and have hired additional external consultants with public company and technical accounting experience to facilitate accurate and timely accounting closes, and to accurately prepare and review financial statements and related footnote disclosures. Our finance team is being expanded to include external consultants with significant financial and accounting technical experience. We believe these steps will remediate this material weakness as of the date of this filing. However, sufficient time has not passed to allow us to test the effects of such remedies on the efficacy of our controls over financial reporting.

BUSINESS

Overview

We are a medical device company that was established in 2003 to develop, manufacture, and sell novel rapid cooling products that are intended to change the often negative clinical outcome of brain ischemia and traumatic brain injury. More specifically, we expect that our products will: (i) decrease the incidence of brain dysfunction, dementia or death that are common results following either an ischemic event (meaning a medical event in which insufficient blood is supplied to the brain, such as results from cardiac arrest and other medical events) or physical trauma to the brain that results in brain swelling; and (ii) decrease dysfunction or pain resulting from a migraine. Our first product, the RhinoChill IntraNasal Cooling System, is designed to deliver targeted, effective therapeutically beneficial cooling to the brain significantly earlier and more efficiently than conventional medical cooling methods, and to do so in a much more practical manner. Through a lightweight, portable design and unique intra-nasal delivery of a coolant, the RhinoChill System enables both in the field rescue services as well as emergency and surgical hospital personnel to easily and effectively initiate cooling of the brain at desired rates and controlled levels.

Cooling of the brain can reduce the biological destruction that occurs from oxygen deprivation (called “ischemia”) or from brain swelling by reducing brain oxygen demand and decreasing tissue swelling. There is a direct relationship between the benefits of brain cooling and the rate and level of temperature reduction that can be achieved relative to the ischemic or swelling causative event. The earlier the cooling to desired levels is achieved, the more beneficial the outcome is expected to be. For example, improvement of neurological intact survival is a key objective following cardiac arrest, and some data shows that the earlier effective brain cooling is initiated, the better the outcome. There is also some clinical evidence, based on a study conducted by a third party (not our own clinical studies), that appropriately delivered cooling may mitigate or eliminate the pain and dysfunction associated with migraines.

Body cooling initiated in a hospital setting within hours of cardiac arrest has been shown to be effective at reducing mortality and improving outcome. There are currently no effective methods of cooling the brain which can be administered in a field setting, prior to or during resuscitation and prior to arrival in the hospital, resulting in lost time and ability to effectively change clinical outcome. Our RhinoChill System utilizes a novel method of evaporative, trans-nasal, targeted brain cooling that is ideally suited for use in a field emergency setting, such as occurs during resuscitation, thereby enabling initiation of brain cooling within minutes of a cardiac arrest, and typically 90 to 120 minutes earlier than the current standard of hospital initiated body cooling. We completed our first randomized, multi-center clinical study (called “PRINCE”), that established that the RhinoChill System produced effective and rapid brain cooling, and was shown to be safe with only minor adverse events. Treated patients had a definable trend towards improved brain intact survival following cardiac arrest. Patients are currently being enrolled in a BeneChill supported, investigator-initiated, definitive European multi-center, randomized clinical study, “PRINCESS,” to seek to demonstrate a significant brain intact survival benefit in patients three months following their cardiac arrest. We are also supporting (or are planning to support) investigator-initiated European clinical studies for other applications, including cardiac surgery, neurosurgery, neuro-radiology, TAVI, traumatic brain injury and migraines.

Our initial focus has been on the use of the RhinoChill System for emergency cardiac arrest situations, as this is an area with large unmet medical need (survival from cardiac arrest is presently only about 20% on average). However, we believe that there is a large potential worldwide market for the RhinoChill System as a platform technology for other applications as well, including cardiac surgery, TBI, treatment of migraines and malignant hyperthermia. In BeneChill sponsored and in BeneChill supported investigator-initiated clinical studies, our brain-targeted cooling technology has been shown to effectively induce therapeutically desired, mild brain hypothermia (with a small amount of minor adverse events) in multiple medical situations in which there are currently no or limited methods available to provide this type of brain protection. However, these studies have not generated statistically significant long-term results and, accordingly, there may be long-term disadvantages or risks associated with use of the RhinoChill System of which we are not currently aware. We intend to support an investigator-initiated randomized, placebo controlled, multi-center European clinical study during 2015 to seek to demonstrate a statistically significant improvement in pain and associated symptoms with use of RhinoChill nasal cavity cooling for the treatment of acute migraines.

We believe that the market size in the US and EU for treatment of brain ischemia, brain swelling and migraines with the RhinoChill System is approximately $4.0 billion. Of this estimated overall market, we estimate that approximately $2.5 billion is in the U.S., which will only be accessible after receipt of FDA approvals (which we currently do not have), and the remaining $1.5 billion is in the European market, for which we have a broad, approved CE Mark for our RhinoChill products to cool, whenever clinically indicated. We are in the process of seeking to obtain an additional CE Mark for the specific treatment of migraine headaches. We expect market penetration in the overall European market for applications such as for cardiac arrest, migraine, TBI and cardiac surgery to accelerate after specific studies have been published, such as PRINCESS, COOLHEAD, COOLHEAD 2, and the relevant studies for TBI and cardiac surgery.

                Utilizing data from the extensive testing and external use evaluations of the RhinoChill System and completion of the required quality systems for manufacturing, we obtained CE Mark approval in the E.U. for the commercial RhinoChill System in April 2011. This CE Mark is broad, and applies to cooling whenever clinically indicated. We are currently in the process of seeking an additional CE Mark for the specific treatment of migraine headaches. Based on the original CE Mark, we began limited commercial sales for cardiac arrest through a third-party distributor, and based on the results of the over 320 patients enrolled in clinical studies, we began limited commercial sales of the System for cardiac arrest in select European countries through our own small direct sales organization in early 2013.

We are currently seeking approval from the U.S. Food and Drug Administration, or FDA, to sell the RhinoChill System in the United States under a humanitarian use device exemption process for the adjunct use of the RhinoChill System to cool patients who suffer from a malignant hyperthermia event. We have received the HUD designation from the FDA for this indication, and are currently working with the FDA through the HDE process. We sponsored a malignant hyperthermia specific pig study in the US during 2014, as requested by the FDA, to demonstrate safety and probable efficacy for the treatment of malignant hyperthermia. The FDA has not required a human clinical study for malignant hyperthermia, since it is a rare and unpredictable event, rendering a clinical study practically impossible to execute. We intend to file the results of the pig study and all other relevant data for the HDE with the FDA in early 2015.

We have been awarded ten issued or allowed patents in the United States for our proprietary technology, and in 2014 we were awarded the European Technology Innovation Leadership Award in Therapeutic Hypothermia for Cardiology by Frost & Sullivan.

The RhinoChill System

The RhinoChill System uses a disposable, minimally invasive nasal catheter that sprays a mist of air or oxygen with a rapidly evaporating coolant liquid into the nasal cavity. This easily accessible large cavity is the natural heat exchanger of the body and lies directly underneath the brain. The RhinoChill System is comprised of a portable, battery-operated control unit, with a disposable coolant bottle and transnasal cooling catheter. The unit is small and lightweight, with a footprint of approximately 16” by 10” and weighing approximately 11 pounds, making it portable and ideal for use in the hospital or in the field.

The System uses two small nasal canulae to spray a mist of liquid coolant into the nasal cavity. The sprayed coolant evaporates on contact with the nostrils and facilitates rapid heat transfer, due to the phase change from liquid to gas of the coolant. The inert and nontoxic coolant is thus expelled in vapor form. The RhinoChill control unit is easy to use, performs a self-test upon power-up and indicates to the user, by means of colored, visual symbols and audible alarms, if key parts of the system are not available and what needs attention and correction by the user. Use of the RhinoChill System can be easily learned by first responders, emergency medical staff and intensive care teams. The System does not require use by a physician, nor does it require refrigeration and has low power requirements. A key function of the control unit is to regulate the level of mist delivered to ensure safe and effective use for the desired medical situation.

Unlike existing methods of brain cooling, the RhinoChill System cools the brain quickly, within minutes of initiation. Furthermore, due to its mobility and battery operation, it enables targeted brain cooling earlier than any other cooling system currently on the market, providing brain cooling capability within minutes instead of hours.

Our Strategy

Our mission is to improve patient outcomes by protecting the brain through immediate and localized cooling of the brain. To accomplish this mission, we intend to:

•	Expand sales of the RhinoChill System in Europe. The RhinoChill System received the CE Mark in April 2011 for our commercial system, and we commenced sales in some countries in Europe in early 2013 through a small, dedicated BeneChill sales team. For the early EMEA market development and sales activities in cardiac arrest, comparing revenue generation during the first nine months of 2014 to the same period in 2013, we experienced strong revenue growth, albeit with small revenue numbers. While we have initially focused our efforts on emergency cardiac arrest, we intend to also market and sell the RhinoChill System with our small, dedicated and expanding BeneChill sales team for other applications, including migraine treatment in pain centers in select European countries and for other developing applications over time (such as cardiac surgery and severe TBI). We believe that the encouraging results of the BeneChill-supported, investigator-initiated first migraine clinical study (“COOLHEAD,” expected to be published in the next few months) provides us with an opportunity to continue to expand EMEA revenues. We currently market the RhinoChill System in four countries directly and in three additional countries through distribution agreements. We are actively seeking to expand our sales in Europe by increasing the size of our direct sales force and by entering into additional distribution agreements.

•	Obtain FDA Approval to Sell the RhinoChill System in the United States. We have filed a HDE (Humanitarian Device Exemption) application with the FDA. This application is for the adjunct treatment of malignant hyperthermia, a rare but serious and unpredictable complication that may occur while undergoing general anesthesia. It is estimated that approximately 1,000 patients per year in the U.S. suffer from this life threatening complication, whereby the patient reacts to the general anesthesia with a rapidly developing, life threatening fever. It is believed that some patients in the U.S. die from this complication. Adjunct to the delivery of an dantralene sodium drug (a muscle relaxant approved by the FDA for this application, which needs to be dissolved in saline solution and then injected into the blood stream to relax all muscles to stop generation of heat), the RhinoChill System is uniquely suited to be deployed quickly and easily to lower the patient’s temperature, while not interfering with any other patient treatment action in the operating room. During the fall of 2012, we received HUD designation from the FDA for this application and in 2014 we conducted a malignant hyperthermia-specific pig study to demonstrate safety and probable efficacy. We intend to file all relevant malignant hyperthermia data with the FDA in early 2015 to seek HDE approval. Informed by the outcome of several ongoing and planned clinical studies in Europe (as well as by a planned TBI pig study in the U.S.), we will decide which large application(s) to pursue next in the U.S., which may result in the need for U.S. clinical studies for FDA approval (depending on the specific application). Such applications may include cardiac arrest, cardiac surgery, TBI and migraines. Based on the encouraging results of the BeneChill-supported COOLHEAD migraine clinical study, we intend to support the execution of a randomized migraine clinical study during 2015 in Europe and to leverage that clinical study to seek U.S. 510(k) FDA approval.

•	Focus on clinical activities and validation. As of September 30, 2014, we have completed six clinical studies with the RhinoChill System, enrolling over 335 patients, and over 600 cardiac arrest patients were treated through our commercial activities in Europe. We are currently enrolling patients in a definitive, multi-center, randomized clinical study, called “PRINCESS,” to seek to demonstrate a significant brain intact survival outcome benefit for cardiac arrest patients three months following cardiac arrest. We have six additional investigator-initiated clinical studies in various stages of execution for other clinical applications. We intend to continue to pursue clinical activities that demonstrate the benefits of our technology for existing and new indications that establish and validate the benefits of the RhinoChill System and enhance our product development efforts. In addition, in light of the potential for our technology to assist in the treatment of migraines, we intend to focus our clinical activities in the short term on migraine treatments. We also expect to continue our collaboration with the U.S. military on the early stage clinical development efforts for the treatment of TBI.

Market Overview

The global market for effective brain cooling technology for multiple clinical applications is large, estimated by us to be approximately $4.0 billion. There are many medical situations in which early, effective brain cooling has the potential to improve patient outcomes, including cardiac arrest, traumatic brain injury and concussions, cardiac surgery, migraine headaches, malignant hyperthermia, stroke and TAVI. Of this estimated overall market, we estimate that approximately $2.5 billion is in the U.S., which will only be accessible after receipt of FDA approvals (which we currently do not have), and the remaining $1.5 billion is in the European market, for which we have a broad, approved CE Mark for our RhinoChill products to cool, whenever clinically indicated. We are in the process of seeking to obtain an additional CE Mark for the specific treatment of migraine headaches. We expect market penetration in the overall European market for applications such as for cardiac arrest, migraine, TBI and cardiac surgery to accelerate after specific studies have been published, such as PRINCESS, COOLHEAD, COOLHEAD 2, and the relevant studies for TBI and cardiac surgery.

Cardiac Arrest. Cardiac arrest affects an estimated 1.2 million people in the industrialized world every year, representing an estimated market potential for BeneChill of approximately $780 million annually. We estimate that the cardiac arrest market in Europe for our CE Marked and approved RhinoChill devices is approximately $372 million annually, and that the market opportunity in the U.S. is approximately $408 million annually, if and when we obtain FDA approval for this indication (which may or may not require an additional IDE clinical study in the U.S.). While we continue to expand our revenues in Europe for cardiac arrest, based on the PRINCE trial, we expect that greater market acceptance and more significant revenue growth will occur after the publication of the PRINCESS trial at the end of 2016, assuming a positive outcome. Despite advances in the treatment of cardiac arrest, there is a great need for technology that improves patient outcomes. Currently, approximately 20% of cardiac arrest patients survive, and approximately two-thirds of those who do survive suffer from some degree of permanent brain injury. Body cooling initiated in a hospital setting within hours of cardiac arrest has been shown to be effective at reducing mortality and improving outcomes. The benefit of in-hospital cooling was recognized by the International Liaison Committee for Resuscitation and the American Heart Association and its routine use was recommended in the 2005 Resuscitation Guidelines. Earlier brain cooling is anticipated to provide more benefit for cardiac arrest patients.

Traumatic Brain Injury and Concussions. We believe that there are approximately 1.7 million and 1.0 million occurrences of mild to severe traumatic brain injury annually in the United States and Europe, respectively, representing an estimated market potential for BeneChill of approximately $830 million annually. There are limited medical treatments available today to minimize brain damage associated with traumatic brain injury and concussions. Studies in animals have demonstrated improved outcomes with early brain cooling following brain injuries. We are currently planning a large animal study and seeking the financial support of the United States Military, to seek to demonstrate safety and improved clinical outcome as a result of our technology.

Cardiac Surgery. We estimate that approximately 850,000 cardiac surgery, coronary artery bypass grafting, heart-valve replacement procedures and aortic root surgery procedures are performed each year in the United States and Europe. Today, 45% to 50% of patients undergoing on-pump coronary artery bypass and on-pump heart valve replacement procedures, and approximately 80% of on-pump aortic root surgery patients, suffer from post-procedural delirium. We have conducted a first clinical study in Germany to demonstrate that the RhinoChill therapy can be easily added into these on-pump cardiac surgery procedures with the objective to prevent a brain temperature overshoot during the active re-heating process of the body with the heart-lung machine. We expect to complete additional clinical studies in Europe during 2015 and into early 2016. We estimate that the size of the market in Europe (which we plan to initiate after the European clinical studies currently underway, assuming a positive outcome) is approximately $481 million annually with our CE Marked devices, and that the additional U.S. market opportunity, if and when we obtain FDA approval for this application (which may or may not require an additional IDE clinical study) is approximately $542 million annually.

Migraine Headaches. Despite ever-increasing drug treatment options, migraine headaches continue to be a significant medical problem. An estimated 37 million people in the United States, of which two to three million have chronic migraines, and 75 million people globally, suffer migraines annually, representing an estimated market potential for BeneChill of approximately $1.4 billion annually. The market for effective treatment options is large and growing, with the migraine drug market expected to increase from approximately $3.3 billion in 2011 to $5.8 billion in 2021 in just the United States, France, Germany, Italy, Spain, the United Kingdom and Japan. We believe that short duration, nasal cavity cooling has the potential to reduce migraine pain and symptoms. We recently completed a clinical study (COOLHEAD) seeking to demonstrate RhinoChill’s effectiveness in treating severe migraine, and we expect the study to be published in early 2015. We intend to support a second investigator-initiated clinical study, COOLHEAD 2, a randomized placebo controlled migraine clinical study, which we expect to be executed by the investigators during 2015, the protocol of which study we will also discuss with the FDA and the outcome of which we are also planning to use for the FDA’s anticipated 510(k) process.

We expect that our initial (first phase) market roll-out will be for the treatment of severe migraine patients in pain centers in Europe (starting in 2015) and in the U.S. (after obtaining U.S. FDA approval, which we anticipate to occur during 2016) with our current RhinoChill device and a further optimized, 7F prongs migraine catheter. We estimate the market size for this first phase to be $400 million per year in Europe, with an additional $1.0 billion market opportunity in the U.S. if and when we receive FDA approval. We believe there is a larger opportunity yet (second phase) for the patient self-administration of a short duration nasal cavity cooling treatment for migraine at patient’s homes with a newly envisioned, still to be developed smaller and cheaper RhinoChill home use device, including a new migraine catheter with insertable prongs.

Malignant Hyperthermia. Malignant hyperthermia is a potentially fatal, inherited disorder usually associated with the administration of certain general anesthetics and/or the drug succinylcholine, affecting approximately 1,000 patients per year in the United States. The current standard of care is administration of the drug dantrolene sodium, which is stored in powder form and takes time to prepare and inject. We are seeking approval from the FDA to administer RhinoChill as adjunctive therapy to dantrolene sodium, instead of the use of icepacks for cooling purposes. For the U.S. market opportunity, for which we still need to obtain FDA approval, we estimate the size of this market to be $8 million annually. We are targeting the U.S. market only for this opportunity.

Stroke. In cases of severe middle cerebral artery stroke, mortality rates are 40% when cranial surgery is performed, and 80% when neurosurgery is not performed. Brain cooling reduces swelling of the brain and brain oxygenation demand. We are in the process of starting an investigator initiated clinical study to determine the feasibility of using our technology to reduce mortality rates. We have not yet performed a market analysis on the potential size of this opportunity.

TAVI. Currently, 7% to 10% of transcatheter aortic valve implantation procedures result in brain complications, as a result of emboli and insufficient oxygenation of the brain, combined with heamodynamic instability. Targeted brain cooling reduces the demand for brain oxygenation and can furthermore potentially increase heamodynamic stability. We recently completed a clinical study to determine the feasibility of using our technology during TAVI procedures, and publication of the results of this study is pending. We have not yet performed a market analysis on the potential size of this opportunity.

Limitations of Existing Brain Cooling Products

Currently, the primary methods used to reduce the temperature of patients, including to cool the brain, are non-invasive surface cooling devices and invasive intravascular cooling devices. Each of these methods has significant limitations.

Surface Cooling. Noninvasive surface cooling methods include exposing the skin to surface cooling devices such as ice packs, cold water blankets and gel-circulating cooling blankets or pads. These devices, while easy to apply, tend to be inefficient, imprecise, slow and cumbersome, and cool the body first, rather than being focused on effective brain cooling. They typically require large refrigeration units and electrical power, limiting their portability. As a result, they are typically used only in the hospital setting. They also may interfere with patient management, as they require periodic turning and repositioning, as they are often used continuously for 24 hours, and they may hinder access by clinicians to parts of the patient’s body.

Intravascular Cooling. Invasive cooling methods are carried out using intravascular catheters inserted into the femoral vein in the patient’s groin. While more efficient than surface cooling methods, intravascular cooling targets the core body and not the brain, and results in delays for the brain to be cooled. In addition, intravascular cooling involves procedural risks such as bleeding, vascular puncture, infection and deep vein thrombosis. In addition, it requires sophisticated controls and large refrigeration units, and must be performed by a specially trained physician. As a result, these methods typically cannot be used outside of a hospital setting.

Cooling helmets and cooled neck braces are also being developed for brain cooling purposes, however these devices typically have limited cooling capacity and a limited ability to reduce brain temperature.

Injection of Ice Cold Saline (ICS) in the blood stream (one to two liters) has been and is still being used quite often for cooling purposes, particularly in the pre-hospital environment. This cooling methodology, however, only provides for a limited amount of full body cooling capacity and is associated with other side effects, in particular for cardiac arrest patients. A recent paper from Dr. Francis Kim, “Effect of Prehospital Induction of Mild Hypothermia on survival and neurological status among adults with Cardiac Arrest, a randomized clinical trial, published in Jama, concluded: “Although use of prehospital cooling reduced core temperature by hospital arrival and reduced the time to reach a temperature of 34C, it did not improve survival or neurological status among patients resuscitated from prehospital VF or those without VF.”

The limitations of the existing cooling technologies translate to their relative lack of effectiveness for the clinical conditions targeted for our products. Accordingly, we believe that there is a need for an effective, minimally invasive and portable device such as the RhinoChill System, with the capability to rapidly induce early hypothermia and temperature reduction of the brain in a hospital or field emergency setting.

Clinical History and Development of the RhinoChill System

We have conducted, and continue to conduct, clinical studies to demonstrate safe and measurable results for both existing and new applications of the RhinoChill System, as well as to support the greater understanding of the benefits of our System.

As of September 30, 2014, we have completed six clinical studies with a RhinoChill System, enrolling over 335 patients, with an excellent safety profile. The few and minor adverse events observed were whitening of the nose, epistaxis (nose bleeding), periorbital swelling and other minor issues. Most resolved on their own, without intervention. Only one event (one case of nose bleeding) needed medical treatment. One of these (the PRINCE study) was a first randomized, multi-center clinical study in Europe for the early RhinoChill treatment of cardiac arrest patients in the pre-hospital environment plus the standard in-hospital cooling, compared to the standard of care with no pre-hospital cooling and cooling of cardiac arrest patients solely in the hospital. The outcome of this study, which was published in the publication Circulation in 2010 and was selected as a late-breaking trial at the American Heart Association 2009 annual meeting and as a “Best of the Best Oral Abstract Presentation,” was that the RhinoChill system was indeed capable of cooling the brain early, safely and effectively and that there was a trend towards increased brain intact survival (the study was not powered for clinical outcome benefit). As a result, the RhinoChill pre-hospital treatment was also listed (as one of several options) in the 2010 ERC European guidelines for optimal resuscitation treatment of cardiac arrest. The following two diagrams depict the key results of the PRINCE study.

The above chart shows the key outcome of the PRINCE study, demonstrating that time to target brain temperature (of 34 degrees celcius) after collapse was reached more than three hours earlier in the RhinoChill group of patients (blue), compared to standard cooling in the hospital without RhinoChill (yellow).

The above table shows the key outcome of the PRINCE study, demonstrating the trend towards neurological intact survival, CPC 1&2 (good cerebral performance and moderate cerebral disability), vs. CPC 3,4&5 (severe cerebral disability, coma or vegetative state and brain death) for patients with RhinoChill treatment early on, compared to no RhinoChill treatment and cooling in the hospital hours later. The columns in the middle and on the right hand side show results from post study sub-analysis, demonstrating even better outcomes for the sub-group of patients with ventricular fibrillation (“VF”) and for the sub-group of patients where cardiac pulmonary resuscitation (“CPR”) was performed within ten minutes of the cardiac arrest, also demonstrating that the sooner CPR and thus also RhinoChill therapy is applied, the better the outcome that can be expected.

Patients are currently being enrolled in a BeneChill supported, investigator-initiated, definitive European multi-center, randomized clinical study (the PRINCESS study), to seek to demonstrate a significant brain intact survival outcome benefit for cardiac arrest patients, three months following cardiac arrest. As of September 30, 2014, an estimated 300 patients were enrolled in the PRINCESS study, which we expect will be completed and published by the end of 2016. We have six additional European investigator initiated clinical studies in various stages of execution, for cardiac arrest (including one study focused on white matter MRI), cardiac surgery, TAVI and migraines, referred to as TAVI CHILL, COOLCATH, Aortic Root Cardiac Surgery, COOLHEAD, COOLBRIDGE and COOL CA-MRI. The results of the TAVI CHILL study were presented by the investigators at the PCR London Valves meeting at the end of September 2014 and will be published by the investigators. The COOLCATH study has finished patient enrollment, and data is being analyzed by the investigators prior to publication. The COOLHEAD migraine study has been completed with promising results and the paper has been filed by the investigators for publication, which is expected in early 2015. Since the COOLHEAD study revealed encouraging results for a short RhinoChill nasal cavity cooling treatment for migraine (including associated symptoms), we intend to support an investigator-initiated randomized, placebo controlled, multi-center clinical study (COOLHEAD 2) during 2015 to seek to demonstrate a statistically significant improvement in pain and associated symptoms with use of RhinoChill nasal cavity cooling for the treatment of acute migraines. We intend to continue to pursue clinical activities that demonstrate the benefits of our technology for existing and new indications that establish and validate the benefits of the RhinoChill System and enhance our product development and commercialization efforts.

In addition to the above, we are also seeking funding from the U.S. Military for a novel and early RhinoChill treatment modality for TBI. As of September 30, 2014, we are in the planning phase of a TBI pig study in collaboration with the U.S. Military. This pig study, to be executed in Texas, will be focused on the cooling effects on the brain, after a severe TBI, including hemorrhage and will involve MRI observations and histology.

Informed by the outcome of these ongoing and planned clinical studies in Europe (as well as the TBI pig study in Texas), we will decide which large application(s) to pursue next in the U.S., which may or may not result in the need for U.S. IDE or 510(k) clinical studies for FDA approval (depending on the specific application). Such applications may include cardiac arrest, TAVI, cardiac surgery, TBI and migraines. Since the results of the BeneChill supported COOLHEAD migraine clinical study were encouraging, we intend to support the execution of the COOLHEAD 2 study during 2015 in Europe and to leverage that clinical study to seek US 510(k) FDA approval.

Research and Development

To date, we have been engaged primarily in the research, development and testing of our RhinoChill System. From inception in 2003 to September 30, 2014, we have incurred approximately $8.5 million in research and development expenses, net of approximately $0.2 million reimbursed through collaborative arrangements and government grants. Research and development costs were approximately $0.6 million, $0.4 million and $0.3 million in 2012, 2013 and the nine months ended September 30, 2014, respectively.

In addition to the research and development expense that was for the development of the device, since our inception we have spent $8.2 million in clinical expenses. Clinical expenses were approximately $0.2 million, $0.3 million and $0.2 million in 2012, 2013 and the nine months ended September 30, 2014, respectively.

Because we have not yet launched our commercial products outside of Europe, substantial additional research and development and in particular clinical trials and FDA approval will be necessary before our technology will be able to be commercialized for sale in the United States and other foreign countries. Through our commercial experience in Europe, we believe that our RhinoChill products are commercially ready for all applications including migraine treatment in clinics and pain centers, except for migraine patient self-administered home use, although smaller incremental changes and improvements may be made.

We expect that by early 2015, we will have finalized the development of a new migraine catheter with shorter and thinner (7F) nasal prongs, specifically designed for the most comfortable treatment of migraines. We also envision a simpler and cost effective home use device and supplies, specific to the treatment of migraines at a patient’s home, as well as a portable migraine treatment “aerosol” like canister, for treatment while the patient is travelling. This home based control unit and these supplies (canister, catheters and coolant), while leveraging our current devices and technology, will require additional development expenses and additional regulatory approvals, in the United States, Europe and elsewhere.

Some of the components and supplies used in our RhinoChill System are available from only one supplier. While we do not maintain long-term supply agreements with any of these single-source suppliers, we believe that substitutes are available readily for these components, other than the cooling liquid used in our product. Our operations are dependent on a continued supply of that cooling liquid, currently being provided by a single vendor, F2 Chemicals. The liquid is a byproduct and if the vendor currently manufacturing the product no longer produces the product, we would have to find a new supplier or alternative product and we would have to get that supplier qualified and approved by regulatory agencies.

Sales and Marketing

We commenced sales in some European countries (primarily focused on Germany) in early 2013 through a small dedicated BeneChill sales team. While we have focused our efforts to date on the cardiac arrest application, over time and assuming certain clinical studies have successfully been completed, we intend to market and sell the RhinoChill System for other applications as well, including for migraine treatment, avoidance or reduction of delirium as a result of on-pump cardiac surgery, TAVI and severe TBI. We have obtained a broad CE Mark regulatory approval for cooling whenever clinically indicated. Except for the migraine application, our CE Mark covers these applications on unconscious or fully sedated patients and we need to successfully complete these clinical studies in Europe to demonstrate value for these applications. We are currently in the process of seeking an additional CE Mark for the specific treatment of migraine headaches in Europe. Our European and Middle Eastern sales and marketing activities, roll out and tactics will therefore be informed and dependent on the success and strength of the outcome of the clinical studies for these other applications.

We currently employ a small direct sales team with four representatives in Germany and have just begun direct sales activities with one representative in the United Kingdom. We currently employ one individual who leads and is responsible for sales and marketing in Europe and the Middle East, supported by a team of part-time consultants. We also work with two distributors, one for Finland and one for two countries in the Middle East.

We have established legal entities in Switzerland and within the European Union (Germany), as well as a logistics partner in the Netherlands, where we maintain our European inventory, in order to avoid re-importation and VAT issues within the European Union. In addition, in partnership with a local service provider, we have a service center in Munich, Germany for the maintenance and repair of our RhinoChill control units.

As revenue grows for cardiac arrest applications and upon successful completion of clinical studies for other applications, we intend to continue to increase the size of our direct sales team in Germany and in the U.K. and to expand into other European countries as well. Over time, we plan to employ a direct sales force in Germany, Switzerland, Austria, the U.K./Ireland, the Benelux and France, and to engage distributors for the Middle East, Scandinavia, Italy and Spain and for other countries outside of the United States and the European Union, in particular for Canada and Australia (after obtaining regulatory approvals in those countries as well).

We expect market acceptance of our RhinoChill products to increase significantly, in particular for cardiac arrest applications, if and when the PRINCESS study is successfully concluded, demonstrating that the early RhinoChill brain cooling application significantly increases brain intact survival three months following cardiac arrest over the current standard of care. This would be the first treatment methodology in this particular field of medicine, which might be able to demonstrate that brain intact survival can indeed be significantly improved for cardiac arrest since the introduction of external defibrillators. We expect that this will require an acceleration of sales capacity growth, distributor sales and revenue generation in general for cardiac arrest during 2017.

Dependent on the outcome and strength of the clinical studies for other applications, we plan to start sales activities also for migraine treatments and cardiac surgery during 2016 in Germany and the UK and leverage our infrastructure in these countries. Ultimately, we plan to create separate sales teams in the European countries as described above, with focus on the specific applications, whereby significantly fewer sales representatives will be required for migraines (first phase) and for cardiac surgery for example, compared to cardiac arrest, due to the smaller number and concentration of cardiac surgery accounts and treatments, compared to the cardiac arrest application.

Regarding migraine treatments, our plan is to provide these with our current RhinoChill control unit and the new 7F migraine catheter in pain centers and clinics first (first phase) and then, after the newly to-be-developed and subject to regulatory approval home base device is available, through prescription by the physicians in these pain centers, to offer home based treatment solutions to the migraine patients as well. Upon the availability of TBI clinical data, we plan to develop a sales and marketing strategy for early TBI brain cooling as well.

As for the United States, assuming FDA approval of the malignant hyperthermia application during 2015, we plan to create a small direct sales team, unless we determine that a distribution partnership would enable us to penetrate this small but, for us, quite important market more quickly. For the larger follow-on clinical applications planned in the U.S., such as for migraine treatments in pain centers and clinics (first phase) for example (anticipated by sometime in 2016), we currently expect to establish a distributor relationship with one or more suitable distributors for the different larger applications.

During the nine months ended September 30, 2014, we sold a substantial portion of our products to two customers, Karolinska Institute and University of Freiburg. Sales to these customers accounted for approximately 23% ($85,100) and 19% ($67,400), respectively, of total sales for the nine months ended September 30, 2014. There were three accounts receivables due from customers at September 30, 2014 which approximated 61% ($34,600).

Manufacturing

We have established full in-house manufacturing capability in San Diego, California for the three components of our RhinoChill System, the instrument control unit, the disposable catheter and the coolant bottle. We expect to be able to generate sufficient manufacturing capacity for at least the next two years of clinical trials and projected sales. We believe that additional manufacturing capacity can efficiently be obtained by enlarging our manufacturing area in San Diego and by adding more personnel, relocating to or adding a lower labor cost plant location and/or through contract manufacturing. We believe that this approach will provide us with sufficient manufacturing capacity to meet the projected sales growth.

Pricing and Reimbursement

We currently either sell or lease the RhinoChill control units in Europe, where we provide a lease option over a five year time period. Our typical current price for the control unit is 8,375 Euros (plus accessories). We currently intend to utilize this price level for the RhinoChill control unit across all applications. A typical per patient treatment price for consumables (catheter and coolant) for the treatment of cardiac arrest (TAVI and TBI applications are envisioned to be similar) is currently approximately 900 Euros. We anticipate that the per patient treatment price for consumables for the cardiac surgery treatment will be approximately 1,500 Euros (due to required longer brain cooling duration). While the per patient consumables price for the treatment of migraines has not been established yet, we currently expect that it will be approximately 100 Euros. With these price levels and assuming a positive outcome from our randomized COOLHEAD 2 migraine clinical study by the end of 2015 and from our PRINCESS clinical trial by late 2016, and further assuming that our projected sales volumes into future years are indeed achievable (minimum catheter manufacturing volume of 10,000 per year and minimum RhinoChill control unit manufacturing volume of 1,000 per year), we expect our gross margins to exceed 60% as of 2017.

For cardiac arrest applications in Germany we have established a specific nasopharyngeal cooling code within the German Diagnosis Related Groups system (8-607.2) and in the U.K., the National Institute for Health and Care Excellence (“NICE”) has published a first evaluation of the RhinoChill System, largely based on the PRINCE study. At the moment, payments for the BeneChill System come primarily through the general hospital budgets, which pay the emergency service providers for the application of the RhinoChill cooling early on for cardiac arrest patients. We believe a slowly growing number of clinics that have signed up with us as our customers are convinced our System generates savings in their general clinic expenses due to less brain complications with the surviving cardiac arrest patients. Once the number of RhinoChill treatments reaches a more substantial level within the German healthcare system, and assuming the completion of a successful PRINCESS study, we believe that the sheer number of treatments will result in a successful approval by the healthcare reimbursement authorities and a separate reimbursement price, generally in accordance with the established pricing in the market, will be granted for the already established nasopharyngeal cooling code. This is also the reason why we keep a disciplined pricing structure for our products, even in the early commercialization phase. Similarly in the U.K., based on a successful PRINCESS study, we believe NICE will update their public recommendations for treatment of Cardiac Arrest and with positive reinforcement by NICE, this will lead to a reimbursement of our products in the UK. Once one or more larger European countries have endorsed a new treatment option and established re-imbursement, other European countries typically follow.

We expect that the migraine treatment application in pain centers and clinics (first phase), when and if approved in the United States and Europe, will either leverage already existing reimbursement for similar migraine device treatments, will utilize payments to clinics and pain centers for the treatment of migraine already in place or we will seek to establish new and higher reimbursement levels and codes, dependent on the strength of our clinical data.

For the elimination of or reduction in delirium after on-pump cardiac surgery, we expect to be paid by the cardiac surgery centers, as part of their existing reimbursements for bypass surgery (with or without valve replacement) or aortic root surgery. If application of our RhinoChill System successfully results in a reduction in severe, acute delirium, it would reduce ICU and hospitalization time for many of these patients, which should generate hospital savings, outside of the higher quality of care outcome for these patients. Our randomized clinical studies for this application include measures of ICU and hospital stay and other relevant parameters to demonstrate this.

We expect that the TBI application will largely follow the process for cardiac arrest, except that we also count on support of the U.S. Military for the initial roll-out and purchases of the TBI application.

For the U.S. malignant hyperthermia application, we expect to establish premium prices for this small market in order to sustain a reasonable business model with sufficient market coverage and we have already communicated this in our filings to the FDA as part of our humanitarian exemption process. For the larger U.S. applications, we expect to include appropriate endpoints in our U.S. clinical studies, not just for clinical but also for reimbursement related outcome measures.

Patents and Proprietary Technology

We have pursued a course of developing patents and patent rights. Our success depends in large part on our ability to establish and maintain the proprietary nature of our technology through the patent process. As of September 30, 2014, we have ten granted U.S. patents relating to our technology and four pending U.S. patent applications. We also have two pending patent applications in Europe, one pending patent application in Hong Kong and one pending International PCT patent application. The patents that have been granted to us in the U.S., and the pending patent applications in Europe, relate to our method of cooling with a catheter through the nose using a mixture of gas and cooling fluid. Our U.S. patents expire between 2026 and 2030. Because patent positions can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims obtained in any application or the enforceability of our patents cannot be predicted.

We continue to seek to protect our proprietary position by protecting inventions that we determine are or may be important to our business. We do this, when we are able, through the filing of patent applications with claims directed toward the devices, methods and technologies we develop. Our ability to compete effectively will depend to a significant extent on our ability to obtain and enforce patents and maintain trade secret protection over our proprietary technologies. The coverage claimed in a patent application typically is significantly reduced before a patent is issued, either in the United States or abroad. Consequently, any of our pending or future patent applications may not result in the issuance of patents or, to the extent patents have been issued or will be issued, these patents may be subjected to further proceedings limiting their scope and may in any event not contain claims broad enough to provide meaningful protection. Patents that are issued to us may not provide significant proprietary protection or competitive advantage, and may be circumvented or invalidated.

Any of the patents held by us, or any of the processes used in the manufacture of our products, may be successfully challenged, invalidated or circumvented. Additionally, we may not otherwise be able to rely on these patents. In addition, we cannot be sure that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in foreign markets. If any of our patents are successfully challenged, invalidated or circumvented or our rights or ability to manufacture our technology were to be proscribed or limited, our ability to continue to manufacture and market the RhinoChill System could be adversely affected, which would likely have a material adverse effect upon our business, financial condition and results of operations.

We also rely on our trade secrets and the know-how of our officers, employees, consultants and other service providers. Our policy is to require our officers, employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of their relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. These agreements also provide that all inventions developed by the individual on behalf of us shall be assigned to us and that the individual will cooperate with us in connection with securing patent protection for the invention if we wish to pursue such protection. These agreements may not provide meaningful protection for our inventions, trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information.

We also execute confidentiality agreements with outside collaborators and consultants. However, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators or consultants apply technological information developed independently by them or others to our projects, or apply our technology or proprietary information to other projects, and any such disputes may not be resolved in our favor. Even if resolved in our favor, such disputes could result in substantial expense and diversion of management attention.

In addition to protecting our own intellectual property rights, we must be able to develop products without infringing the proprietary rights of other parties. Because the markets in which we operate, or in which we intend to operate in the future, involve established competitors with significant patent portfolios, including patents relating to methods of cooling in those markets, it may be difficult for us to develop products without infringing the proprietary rights of others.

We would incur substantial costs if we are required to defend ourselves in suits, regardless of their merit. These legal actions could seek damages and seek to enjoin development, testing, manufacturing and marketing of the allegedly infringing product. In addition to potential liability for significant damages, we could be required to obtain a license to continue to manufacture or market the allegedly infringing product and any license required under any such patent may not be available to us on acceptable terms, if at all.

BeneChill and RhinoChill are trademarks of ours and are registered in the United States and pending or registered in several other countries around the world including Australia, Canada, Europe and Japan.

We may determine that litigation is necessary to enforce our proprietary rights against others. Such litigation could result in substantial expense and diversion of management attention, regardless of its outcome and any litigation may not be resolved in our favor.

Competition

The markets for our products are competitive and are characterized by the application of advanced technologies. Currently, our competition comes from a number of companies which sell devices used to cool patients in the hospital setting, including Bard, Philips, Gaymar, ZOLL, LRS, Cincinnati Sub-Zero and Cryothermics Systems. Many of these competitors have significantly more financial, operational, sales and marketing and other resources than we do.

Currently, competing products such as cooling helmets, cooled neck braces and injection of ice cold saline for use by emergency personnel are either not very effective in cooling the brain or are limited in cooling capacity with side effects for cardiac arrest patients, while larger surface and intravascular body cooling systems can only be deployed in the hospital. Furthermore, most of them are not specifically targeted to cooling of the brain. We believe that our technology offers significant advantages over existing competitors, including portability and efficiency. Currently, we are not aware of any competition in the cardiac surgery and migraine markets for cooling the brain and the nasal cavity, as none of the existing full-body cooling technologies address these applications. We believe that a company’s competitive position in the markets we compete in is determined by product function, product quality, speed of delivery, technical support, price, and distribution capabilities. Our customers are, and are expected to be, diverse and may place varying degrees of importance on the competitive attributes listed above. While it is difficult to rank these attributes for all our customers in the aggregate, we believe we are well positioned to compete in each category.

We expect competition to intensify with respect to the areas in which we are involved as technical advances are made and become more widely known. For example, we understand that a company called Qool Therapeutics is in the process of developing a noninvasive system to rapidly induce therapeutic hypothermia through the inhalation of frozen saline.

Government Regulation

The design, development, research, manufacture, testing, labeling, promotion, advertising, distribution, marketing, sale and export and import of our product is subject to regulation by numerous governmental authorities, principally the FDA, and corresponding state and foreign regulatory agencies. Failure to obtain or maintain approval or clearance to market our products or to meet the ongoing requirements of these regulatory authorities could prevent us from marketing and continuing to market our product.

Regulation by the United Stated Food and Drug Administration

In the United States, the Federal Food, Drug, and Cosmetic Act, or FDCA, FDA regulations and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, device safety, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, record-keeping procedures, advertising and promotion, sales and distribution, export and import, recalls and field safety corrective actions, and post-market surveillance, including complaint handling and medical device reporting. The FDA regulates the design, manufacturing, servicing, sale and distribution of medical devices, including cooling devices. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution. The FDA can also refuse to approve or clear pending applications.

Each medical device we wish to distribute commercially in the United States requires marketing authorization from the FDA prior to distribution. The two primary types of FDA marketing authorization applicable to a device are premarket notification, also called 510(k) clearance, and premarket approval, also called PMA approval. The type of marketing authorization is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II, or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I or II. Class I devices are deemed to pose the least risk and are subject only to general controls applicable to all devices, such as requirements for device labeling, premarket notification and adherence to the FDA’s current Good Manufacturing Practices, or cGMP, and Quality System Requirements, as reflected in its Quality System Regulation, or QSR. Class II devices are intermediate risk devices that are subject to general controls and may also be subject to special controls such as performance standards, product-specific guidance documents, special labeling requirements, patient registries, or postmarket surveillance. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls and include life-sustaining, life-supporting or implantable devices, devices of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury.

Most Class I devices and some Class II devices are exempted by regulation from the 510(k) clearance requirement and can be marketed without prior authorization from the FDA. Some Class I devices that have not been so exempted and Class II devices are eligible for marketing through the 510(k) clearance pathway. By contrast, devices placed in Class III generally require PMA approval or 510(k) de novo clearance prior to commercial marketing. The PMA approval process is more stringent, time-consuming and expensive than the 510(k) clearance process; however, the 510(k) clearance process has also become increasingly stringent and expensive. Based on our interactions and discussions with the FDA to date, we believe that our RhinoChill product applications, such as for cardiac arrest, cardiac surgery and TBI, will require PMA approval processes. Based on prior FDA device approvals for migraines, we believe (subject to a pre-submission meeting and confirmation with the agency, which we expect will occur in the first quarter of 2015), that we will be able to go through a 510(k) approval process with clinical data (Class II device) for the treatment of migraines. In this planned pre-submission meeting with the agency, we also expect to discuss the BeneChill sponsored, randomized (against placebo) COOLHEAD 2 European clinical migraine study protocol, which we intend to use as foundation for this requested U.S. approval as well.

We have filed for a compassionate use application with the FDA for the adjunct treatment of malignant hyperthermia, a rare but serious and unpredictable complication while undergoing general anesthesia. During the fall of 2012, we received HUD designation from the FDA for this application and we are currently in the midst of the second phase of this humanitarian exemption process, by working through the detailed HDE process and review by the FDA. We are planning to submit all required data (including data from the BeneChill sponsored malignant hypothermia specific pig study for safety and probable efficacy, including blood and tissue sample results) for the HDE to the agency in early 2015 for the agency’s consideration to seek approval for the RhinoChill adjunct cooling treatment (adjunct to approved muscle relaxant drugs) for malignant hyperthermia.

Informed by the outcome of several BeneChill supported ongoing and planned clinical studies in Europe (as well as by a TBI pig study in the US), we will decide which large application(s) to pursue next in the US, which may result in the execution of U.S. clinical studies for FDA approval. Such applications may include cardiac arrest, cardiac surgery and TBI. The clinical studies we have completed to date are not sufficient to support an application for FDA approval because they were primarily feasibility studies, executed outside of the U.S., except for one smaller clinical study in the U.S. on 15 brain injured patients. Unlike Europe, where our CE Mark is very broad in nature and allows us to use our cooling methodology whenever clinically indicated, the FDA has informed us that we need to provide statistically significant clinical data for each specific application to be able to obtain an approval.

PMA approval. A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process or is Class III (although the FDA has discretion to continue to allow certain pre-amendment Class III devices to use the 510(k) process). The PMA process is more complex, costly and time consuming than the 510(k) process. PMA applications must be supported by, among other things, valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. A PMA application must also include, among other things, a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and proposed labeling.

The FDA has 45 days from its receipt of a PMA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. During this review period, the FDA may request additional information or clarification of information already provided. In addition, the FDA will conduct a Preapproval inspection of the applicant or its third party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures.

FDA review of an initial PMA application is required by statute to take between six to ten months, although the process typically takes significantly longer, and may require several years to complete. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	it is not demonstrated that there is reasonable assurance that the device is safe or effective under the conditions of use prescribed, recommended, or suggested in the proposed labeling;

•	the data from preclinical studies and clinical trials may be insufficient; and

•	the manufacturing process, methods, controls, or facilities used for the manufacture, processing, packing, or installation of the device do not meet applicable requirements.

If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and the data is then submitted in an amendment to the PMA. Once granted, PMA approval may be withdrawn by the FDA if compliance with post approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing.

Approval by the FDA of new PMA applications or PMA supplements may be required for modifications to the manufacturing process, labeling, device specifications, materials or design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application and may not require as extensive clinical data or the convening of an advisory panel.

Clinical Trials

Clinical trials are generally required to support a PMA application and are sometimes required for 510(k) clearance. Such trials generally require submission of an investigational device exemption application, or IDE, to the FDA for a specified number of patients and study sites, unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating, or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. If an IDE is required, the FDA will review the submission and it must become effective, and the appropriate institutional review boards, or IRBs, at the clinical sites must approve the study, before clinical trials may begin. Clinical trials are subject to extensive monitoring, record keeping and reporting requirements.

We believe that for each of the U.S. cardiac arrest, TBI and cardiac surgery applications, statistically significant clinical outcomes will have to be demonstrated to the FDA in appropriately designed and powered clinical studies. Until the relevant European clinical studies have been published and we have discussed such studies with the FDA, we will not know whether the FDA will accept those studies. If the FDA does not accept the European outcome studies, we will have to then do an IDE study for the PMA approval of such an application. We expect that we will not be required to submit an IDE for the malignant hypothermia or migraine treatment applications.

Clinical trials must be conducted under the oversight of an IRB for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. To conduct a clinical trial, we are also required to obtain the patient’s informed consent in form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. We, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA clearance or approval to market the product.

We are also required to provide certain information regarding our clinical trials, including a description of the trial, participation criteria, location of trial sites, and contact information, to the National Institutes of Health, or NIH, for inclusion in a publicly accessible clinical trial registry and database. We must also provide the results of clinical trials that form the primary basis for efficacy claims or are conducted after a device is approved or cleared to the results databank. If we fail to register and report required information regarding our trials, we could be subject to civil monetary penalties or our clearances or approvals could be delayed.

Regulation After FDA Clearance or Approval

Any devices we manufacture or distribute pursuant to clearance or approval by the FDA will be subject to pervasive and continuing regulation by the FDA and certain state agencies. These include product listing and establishment registration requirements, which help facilitate FDA inspections and other regulatory actions. We will be required to adhere to applicable regulations setting forth detailed cGMP requirements, as set forth in the QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all phases of the design and manufacturing process. Non-compliance with these standards can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the government to grant 510(k) clearance or PMA approval of devices, withdrawal of marketing approvals and criminal prosecutions.

We will also be required to comply with post-market surveillance regulations, including medical device reporting, or MDR, requirements which require that we review and report to the FDA any incident in which our products may have caused or contributed to a death or serious injury. We must also report any incident in which our product has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Medical devices approved or cleared by the FDA may not be promoted for unapproved or uncleared uses, otherwise known as “off-label” promotion. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

Failure to comply with applicable regulatory requirements, including delays in or failures to report incidents to the FDA as required under the MDR regulations, can result in enforcement action by the FDA which can include any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement, refunds, recall, administrative detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) marketing clearances or PMA approvals that have already been granted;

•	refusal to grant export approval for our products; or

•	criminal prosecution.

Export of Our Products

Medical devices that are not FDA approved or cleared for marketing in the U.S. may be exported under section 801(e)(1) of the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), provided that they are intended for export only. Although such devices do not meet the requirements of the FD&C Act to be sold in the U.S., they may be exported legally and without FDA permission if they are class I or class II devices and they are (1) in accordance with the specifications of the foreign purchaser, (2) not in conflict with the laws of the country to which they are intended for export, (3) labeled on the outside of the shipping package that they are intended for export and (4) not sold or distributed in the U.S. We fall under section 801(e)(1), since we have a Class II device and we are currently not FDA approved for any indication in the U.S. We currently only manufacture products for export out of the U.S.

Export of products subject to the 510(k) notification requirements, but not yet cleared to market, is permitted with FDA authorization provided certain requirements are met. Unapproved products subject to the PMA approval requirements may be exported if the exporting company and the device meet certain criteria, including, among other things, that the device complies with the laws of the receiving country and the company submits a “Simple Notification” to the FDA when the company begins to export. If the company or device does not comply with such criteria, FDA approval must be obtained for export. To obtain FDA export approval, if required, we must meet certain requirements, including, among other things and with some exceptions, documentation demonstrating that the product is approved for import into the country to which it is to be exported and, in some instances, safety data to demonstrate that export of the device will not be contrary to public health or safety. Since we are working with the FDA on the humanitarian device exemption process for malignant hyperthermia, we have recently also filed the “simple notification” to the FDA for export.

Foreign Government Regulation

International marketing of medical devices is subject to foreign government regulations, which vary substantially from country to country. The European Commission is the legislative body responsible for directives with which manufacturers selling medical products in the E.U. and the European Economic Area, or EEA, must comply. The E.U. includes most of the major countries in Europe, while other countries, such as Switzerland, are part of the EEA and have voluntarily adopted laws and regulations that mirror those of the E.U. with respect to medical devices.

The E.U. has adopted directives that address regulation of the design, manufacture, labeling, clinical studies and post-market vigilance for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be marketed throughout the E.U. and EEA.

Outside of the E.U., regulatory pathways for the marketing of medical devices vary greatly from country to country. In many countries, local regulatory agencies conduct an independent review of medical devices prior to granting marketing approval. For example, in China, approval by the SFDA, must be obtained prior to marketing an medical device. In Japan, approval by the MHLW following review by the Pharmaceuticals and Medical Devices Agency, or the PMDA, is required prior to marketing a medical device. The process in such countries may be lengthy and require the expenditure of significant resources, including the conduct of clinical trials. In other countries, the regulatory pathway may be shorter or less costly. The timeline for the introduction of new medical devices is heavily impacted by these various regulations on a country-by-country basis, which may become more lengthy and costly over time.

Fraud and Abuse Regulations

Although our product is not currently covered by any state or federal government healthcare programs, applicable agencies and regulators may nonetheless interpret that we are subject to numerous federal healthcare anti-fraud laws, which include the federal anti-kickback statute, false claims and physician payment transparency laws that are intended to reduce waste, fraud and abuse in the health care industry and analogous state laws that may apply to healthcare items and services by any payors including private insurers. In addition, we may become subject to certain state reporting requirements in states with physician payment transparency laws that apply regardless of payor.

Fraud and abuse laws are broad and subject to evolving interpretations. They prohibit many arrangements and practices that are lawful in industries other than health care, including certain payments for consulting and other personal services, some discounting arrangements, the provision of gifts and business courtesies, the furnishing of free supplies and services and waivers of payments. In addition, many states have enacted or are considering laws that limit arrangements between medical device manufacturers and physicians and other health care providers and require significant public disclosure concerning permitted arrangements. These laws are vigorously enforced against medical device manufacturers and have resulted in manufacturers paying significant fines and penalties and being subject to stringent corrective action plans and reporting obligations. We must operate our business within the requirements of these laws and, if we were accused of violating them, could be forced to expend significant resources on investigation, remediation and monetary penalties. Companies targeted in such prosecutions have paid substantial fines in the hundreds of millions of dollars or more, have been forced to implement extensive corrective action plans, can be excluded from federal health care programs and become subject to substantial civil and criminal penalties, and have often become subject to consent decrees, settlement agreements or corporate integrity agreements severely restricting the manner in which they conduct their business.

Because we have commercial operations overseas, we are subject to the FCPA and other countries’ anticorruption/antibribery regimes. The FCPA prohibits improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Safeguards we implement to discourage improper payments or offers of payments by our employees, consultants, sales agents or distributors may be ineffective, and violations of the FCPA and similar laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, any of which would likely harm our reputation, business, financial condition and result of operations.

Patient Protection and Affordable Care Act

Our operations will also be impacted by the federal Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, which we refer to collectively as the Affordable Care Act, or ACA. The ACA imposes a 2.3% excise tax on sales of medical devices by manufacturers. Taxable devices include any medical device defined in Section 201(h) of the FDCA and intended for use by humans, with limited exclusions for devices purchased by the general public at retail for individual use. There is no exemption for small companies.

The ACA also requires manufacturers to report to the Department of Health and Human Services detailed information about financial arrangements with physicians and teaching hospitals. These reporting provisions preempt state laws that require reporting of the same information, but not those that require reports of different or additional information. Although our product is not currently covered by any government healthcare program, we may become subject to certain state reporting requirements. Failure to comply subjects the manufacturer to significant civil monetary penalties. We expect compliance with these disclosure requirements and any future state or federal reform measures that may be adopted in the future may impose significant administrative and financial burdens on us.

Environmental Regulation

We are subject to numerous foreign, federal, state and local environmental, health and safety laws and regulations relating to, among other matters, safe working conditions, product stewardship and environmental protection, including those governing the generation, storage, handling, use, transportation and disposal of hazardous or potentially hazardous materials. Some of these laws and regulations require us to obtain licenses or permits to conduct our operations. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. Although the costs to comply with applicable laws and regulations have not been material, we cannot predict the impact on our business of new or amended laws or regulations or any changes in the way existing and future laws and regulations are interpreted or enforced, nor can we ensure we will be able to obtain or maintain any required licenses or permits.

The cooling liquid we use in the RhinoChill System is a perfluoroalkaline, which is part of the broader family of perfluorcarbons, or PFCs. Currently, perfluoroalkalines such as those we use are not regulated as ozone depleting agents. However, future environmental regulations may further restrict the use of PFCs, and potentially perfluroroalkalines. If our ability to use perfluoroalkalines in the RhinoChill System were restricted or prohibited, our business, financial condition and results of operations could be severely harmed.

Employees

As of September 30, 2014, we had 19 employees, consisting of three in administration, two in research and development, two in quality assurance, four in manufacturing, one in clinical research and five in sales and marketing. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Facilities

Our corporate headquarters are located in San Diego, California, where we lease and occupy approximately 10,000 square feet of office space. The current term of our lease expires on August 31, 2015.We also lease office space in Wallisellen, Switzerland, as well as a small amount of office space in Florida. We believe that our existing facilities are adequate for our current needs, and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

Legal Proceedings

We are not currently subject to any legal proceedings.

MANAGEMENT

Executive Officers, Key Employees and Directors

The following table sets forth information, as of December 1, 2014, regarding our executive officers, key employees and directors:

Name	Age	Title
Fred Colen*	62	President, Chief Executive Officer and Director
John Estill*	59	Chief Financial Officer and Vice President of San Diego Operations
Wolfgang Karl*	66	Vice President, Sales and Marketing EMEA
Hanh Dang	31	Quality and Compliance Director
Michael Berman	57	Director
Noah J. Kroloff	52	Director
Jason D. Papastavrou	52	Director
Annette Campbell-White(1)	67	Director
Johan Christenson(1)	56	Director
Casey Gunnell	67	Director Nominee
James G. Wetrich	57	Director Nominee

*	Denotes an executive officer
(1)	Ms. Campbell-White and Mr. Christenson will each resign from our board of directors contingent and effective upon the closing of this offering.

Fred Colen has served as our President and Chief Executive Officer and a member of our board of directors since November 2011, and will be appointed as Chairman of the Board effective upon the consummation of this offering. From June 2010 to November 2011 Mr. Colen was self-employed as a consultant in the medical technology industry. Prior to that, Mr. Colen held several positions with Boston Scientific (NYSE: BSX), a large medical technology company, serving as Executive Vice President and President of the CRM (Cardiac Rhythm Management) Group from June 2008 to June 2010, and as Chief Technology Officer from March 2001 to June 2008. Mr. Colen also serves on the board of directors of Mölnlycke Healthcare, a manufacturer of surgical and wound care products based in Sweden. Mr. Colen has the equivalent of a US MSEE degree in Electrical Engineering from the University of Aachen, Germany. Mr. Colen was chosen to serve on our board due to his experience in the medical technology industry and his business management knowledge and experience.

John Estill has served as our Chief Financial Officer and Vice President of San Diego Operations since September 2014, and served as our Vice President of Finance from June 2010 to September 2014. Prior to that, from January 2005 to June 2010, Mr. Estill was President of JLJ Ventures, a financial consulting firm that worked with companies, including BeneChill, on business strategies. Mr. Estill has a Bachelor of Science degree in business administration, with an accounting emphasis, from Fresno State University.

Wolfgang Karl has served as our Vice President, Sales and Marketing EMEA since April 2012. Prior to that, Mr. Karl served as Managing Director of the Israeli-based medical device companies MetroCure GmbH and Impulse Dynamics GmbH from July 2010 to April 2012. From January 2003 to June 2010, Mr. Karl was self-employed as a consultant in the medical technology industry. Prior to that, from 1999 to 2002 Mr. Karl worked for Medtronic SA, a division of Medtronic Inc., as General Manager Europe for Diabetes, Gastroenterology and Urology. Mr. Karl has a degree in Marketing and Finance from the University of Würzburg-Schweinfurt.

Hanh Dang has served as our Quality and Compliance Director since January 2012. Prior to that, she served as our Senior Quality Assurance Manager from January 2011 to January 2012, Quality Assurance / Logistics Manager from January 2010 to January 2011, and Senior Quality Assurance Specialist from September 2009 to January 2010. Prior to joining BeneChill, Ms. Dang served as Senior Quality Assurance Specialist for Sequenom, Inc., a manufacturer of DNA massarrays, from February 2009 to August 2009, and prior to that as Quality Assurance Specialist. Ms. Dang holds a Bachelor of Science degree in Biochemistry and a Master of Business and Administration degree granted by the University of California, San Diego and San Diego State University, respectively.

Michael Berman was a co-founder of BeneChill and has served on our board of directors since 2004. Mr. Berman is a medical device entrepreneur who works with development and early-stage commercial companies. From 2005 to 2012, when the company was sold to Boston Scientific, Mr. Berman was a co-founder and the chairman of BridgePoint Medical, Inc., which developed technology to treat coronary and peripheral vascular chronic total occlusions. Mr. Berman was also a member of the board of UltraShape Ltd. from 2005 until 2011, when the company was sold to Syneron Medical Ltd. Mr. Berman has served since 2003 as co-founder and a director of

Aetherworks I and II, a medical device incubator; since 2011 as an advisor to, and since 2012 as a director of, Cardiosonic, Inc., a company developing a system for hypertension reduction via renal denervation; since 2005 as a director of PharmaCentra, LLC, which creates customizable marketing programs that help pharmaceutical companies communicate with physicians and patients; since 2011 as a co-founder and director of Rebiotix Inc., a company developing an innovative treatment for C Diff colitis; since 2011 as a director of AngioSlide Ltd., a medical device company that has developed an embolic capture angioplasty device; since 2011 as a director of InterValve, Inc., a medical device company developing an aortic valvuloplasty balloon for treatment of calcific aortic stenosis; since 2013 as a Director of ClearCut Inc., a medical device company that has developed an MRI system for tumor margin assessment; since February 2013 as a director of InspireMD, Inc., a publicly-held medical device company focusing on the development and commercialization of proprietary stent platform technology; and since February 2014 as a director of Mazor Robotics Ltd, a publicly-held medical technology company. From 1995 to 2000, Mr. Berman was the President of the Cardiology division of Boston Scientific Corp. Mr. Berman was chosen to serve on our board due to his extensive executive and entrepreneurial experiences in the field of medical devices.

Noah J. Kroloff has served on our board of directors since 2008. Mr. Kroloff has been a partner with NGN Capital, a venture capital firm dedicated to healthcare investing, since March 2005. Prior to joining NGN Capital, Mr. Kroloff was an executive officer of i-STAT Corporation (Nasdaq: STAT), a medical device company, where he served as Vice President for International Sales & Marketing and Corporate Development until its sale to Abbott Laboratories. Prior to i-STAT, Mr. Kroloff was an Engagement Manager at McKinsey & Co. where he advised leading pharmaceutical and diagnostic companies on research and development management, portfolio strategy, and alliance formation. Mr. Kroloff received his BA in general science from Brandeis University and his MBA from the MIT Sloan School. Mr. Kroloff also serves on the boards of directors of Cerapedics, Inc. and Valtech Cardio LLC. Mr. Kroloff was chosen to serve on our board due to his extensive and varied experience in the healthcare industry.

Jason D. Papastavrou, Ph.D. has served on our board of directors since November 2014. Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management, also an investment management firm, where he served as managing director—fund of hedge funds strategies from 2001 to 2003, and at Deutsche Asset Management, where he served as director—alternative investments group from 1999 to 2001. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering from 1990 to 1999 and is the author of numerous academic publications. He is also a director of United Rentals, Inc., an equipment rental company, and XPO Logistics, Inc. (formerly Express-1 Expedited Solutions Inc.), an international expedited freight shipping provider.

Annette Campbell-White has served on our board of directors since October 2004. Since May 1986, Ms. Campbell-White has been the Managing General Partner of MedVenture Associates, a family of venture partnerships investing primarily in early stage businesses in the healthcare field. Ms. Campbell-White currently serves on the boards of a number of privately-held companies. Ms. Campbell-White holds a B.S. in Chemical Engineering and an M.S. in Chemistry, both from the University of Cape Town, South Africa. We believe Ms. Campbell-White was chosen to serve on our board of directors based upon her diverse experience in investment banking transactions, as well as her expertise in the medical device industry and understanding of the Company’s operations. Ms. Campbell-White will resign from our board of directors contingent and effective upon the closing of this offering.

Johan Christenson has served on our board of directors since July 2009. Dr. Christenson has been a Partner with HealthCap, a venture capital fund that invests globally in pharmaceutical, biotechnology and medical technology companies, since 2001 and serves as a director of a number of privately-held companies. Dr. Christenson received his medical training at the Karolinska Institute, and earned a Ph.D. in basic neuroscience in 1991. Dr. Christenson was chosen to serve on our board based on his significant experience in investing in early-stage healthcare-related companies. Dr. Christenson will resign from our board of directors contingent and effective upon the closing of this offering.

Casey Gunnell has agreed to join our board of directors upon the consummation of this offering. Mr. Gunnell has over 39 years of broad business experience in entrepreneurial, startup, troubled and rapid-growth sales based companies. Since January 2009, he has served as President and as a member of the Board of Directors of NeedleNurse, Inc., a privately owned startup medical device company that he co-founded. From December 2005 to December 2009, he has also served as a Managing Director of Cornerstone Management, LLC, a private firm providing advisory, interim staffing and project management solutions to distressed companies. He has also served, since April 1998, as President of Gunnell Family Corp., a private firm focused on interim management solutions and business advisory services. Mr. Gunnell, through Gunnell Family Corp., was a member of the HealthSouth Corporation restructuring team from April 2003 to August 2004. During that period Mr. Gunnell was the HealthSouth representative on the Board of Directors of a majority owned subsidiary, Source Medical Solutions, Inc. Mr. Gunnell has also served the majority of his career in various senior executive positions, including Executive Vice President and Chief Financial Officer (approximately 19 years) of a multibillion dollar company, JM Family Enterprises, Inc. (parent of Southeast Toyota Distributors, Inc.) and then as Senior Vice President and Chief Financial Officer ( approximately 1 year) for AutoNation, Inc. Mr. Gunnell also presently serves on the board of directors of Latitude 360, Inc. (OTC: “LATX”). Previously, from April 2010 to December 2012, Mr. Gunnell served on the Board of Directors of Metropolitan Health Networks (NYSE: “MDF”). Also previously, from February 2005 to June 2009, Mr. Gunnell served on the Board of Directors of US Spine, Inc. a privately owned early stage spinal implant and medical device company. Mr. Gunnell earned a Bachelor of Business Administration degree from Florida Atlantic University. Mr. Gunnell was chosen to serve on our Board based on his extensive business experience; as an entrepreneur, working with medical device and healthcare companies, as an executive in multiple consulting and management solutions firms, and, as an executive and director of various publicly traded companies.

James G. Wetrich has agreed to join our board upon the consummation of this offering. Since August 2014, Mr. Wetrich has served as President and Founder of The Wetrich Group, which provides management consulting advisory services to health care providers and suppliers. From 2006 to July 2014, Mr. Wetrich held several leadership positions with Mölnlycke Healthcare, a manufacturer of surgical and wound care products based in Sweden, serving as President and General Manager, The Americas from June 2011 to July 2014, General Manager, MHC US LLC and Latin America from January 2010 to May 2011, and President, U.S. and Latin America Wound Care from June 2006 to May 2011. Prior to joining Mölnlycke Healthcare, Mr. Wetrich held various positions within the healthcare industry, including with Abbott Laboratories and the University HealthSystem Consortium. Mr. Wetrich serves on the boards of directors of several private companies, including Movi Medical, Optomeditech Oy and Vevanto. Mr. Wetrich holds a Master of Business Administration from Emory University, a Master of Health Administration from Tulane University and a Bachelor of Science from the University of Southern California. Mr. Wetrich was chosen to serve on our board based on his extensive business experience in the healthcare industry.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which upon the consummation of this offering will consist of five members. Prior to this offering, the members of our board of directors were elected in compliance with the provisions of our fourth amended and restated certificate of incorporation, as amended, and a voting agreement among certain of our stockholders, as amended. The voting agreement will terminate upon the closing of this offering and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.

In accordance with our fifth amended and restated certificate of incorporation to be in effect immediately prior to the consummation of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the consummation of this offering, our directors will be divided among the three classes as follows:

•	the Class I directors will be Noah J. Kroloff and James G. Wetrich, and their terms will expire at the annual meeting of stockholders to be held in 2015;

•	the Class II directors will be Michael Berman and Casey Gunnell, and their terms will expire at the annual meeting of stockholders to be held in 2016; and

•	the Class III directors will be Fred Colen and Jason Papastavrou, and their terms will expire at the annual meeting of stockholders to be held in 2017.

Our fifth amended and restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Director Independence

Under the listing requirements and rules of the NYSE MKT, independent directors must comprise a majority of our board of directors within a specified period of time after this offering.

Our board of directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Berman, Kroloff, Gunnell, Papastavrou and Wetrich have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent,” as that term is defined under the applicable rules and regulations of the NYSE MKT. Our board of directors has determined that Mr. Kroloff is not independent for purposes of audit committee membership because he is affiliated with our significant stockholder, NGN Capital. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company, any other transactional relationships a non-employee director may have with our company, and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director and any of his and our respective affiliates.

Board Leadership Structure

Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of our board of directors should be separate. Currently, the board does not have a formal Chairman. Upon the completion of this offering, Fred Colen will be appointed as Chairman, and will continue to serve as Chief Executive Officer. We believe that our stockholders will be best served by having one person serve both positions. We further believe that combining the roles will foster accountability, effective decision-making and alignment between interests of our board of directors and management. We expect that Mr. Colen will be able to use the in-depth focus and perspective gained in his executive function to assist our board of directors in addressing both internal and external issues affecting us.

Our board of directors has appointed Mr. Berman to serve as our lead independent director upon the completion of this offering. As lead independent director, Mr. Berman will preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Our board of directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, our board of directors will periodically review its leadership structure.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit committee

Upon the completion of this offering, our audit committee will consist of Messrs. Gunnell (Chair), Papastavrou and Wetrich, each of whom satisfies the independence requirements under the NYSE MKT listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The chairperson of our audit committee will be Mr. Gunnell. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications, independence and performance and our internal accounting and financial controls. Our audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditors. Our board of directors has determined that Mr. Gunnell is an audit committee financial expert, as defined by the rules promulgated by the SEC.

Following the closing of this offering, the charter of the audit committee will be available on our website at www.benechill.com. The inclusion of our website address in this prospectus does not include or incorporate by reference into this prospectus the information on or accessible through our website.

Compensation committee

Upon the completion of this offering, our compensation committee will consist of Messrs. Berman (Chair), Kroloff and Wetrich, each of whom our board of directors has determined to be independent under the NYSE MKT listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Code. The chairperson of our compensation committee will be Mr. Berman.

Our compensation committee oversees our compensation policies, plans and benefits programs and assists our board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation. In addition, our compensation committee reviews and makes recommendations to our board of directors with respect to our major compensation plans, policies and programs and assesses whether our compensation structure establishes appropriate incentives for officers and employees.

Following the closing of this offering, the charter of the compensation committee will be available on our website at www.benechill.com. The inclusion of our website address in this prospectus does not include or incorporate by reference into this prospectus the information on or accessible through our website.

Nominating and corporate governance committee

Our nominating and corporate governance committee will consist of Messrs. Berman (Chair), Gunnell and Papastavrou, each of whom our board of directors has determined to be independent under the NYSE MKT listing standards. The chairperson of our nominating and corporate governance committee will be Mr. Berman.

Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, our nominating and corporate governance committee is responsible for reviewing and making recommendations to our board of directors on matters concerning corporate governance and conflicts of interest.

Following the closing of this offering, the charter of the nominating and corporate governance committee will be available on our website at www.benechill.com. The inclusion of our website address in this prospectus does not include or incorporate by reference into this prospectus the information on or accessible through our website.

Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, to improve long-term organizational performance and enhance stockholder value. The involvement of our board of directors in setting our business strategy is a key part of its assessment of management’s plans for risk management and its determination of what constitutes an appropriate level of risk for our company. The participation of our board of directors in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks.

While our board of directors has the ultimate responsibility for the risk management process, senior management and various committees of our board of directors will also have responsibility for certain areas of risk management.

Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full board of directors or a relevant committee. Our finance and regulatory personnel serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Our audit committee will focus on monitoring and discussing our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. As appropriate, the audit committee will provide reports to and receive direction from the full board of directors regarding our risk management policies and guidelines, as well as the audit committee’s risk oversight activities.

In addition, our compensation committee will assess our compensation policies to confirm that the compensation policies and practices do not encourage unnecessary risk taking. The compensation committee will review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation and, when appropriate, report on the findings from the discussions to our board of directors. Our compensation committee intends to set performance metrics that will create incentives for our senior executives that encourage an appropriate level of risk-taking that is commensurate with our short-term and long-term strategies.

Code of Business Conduct and Ethics

Upon the closing of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the closing of this offering, the code of business conduct and ethics will be available on our website at www.benechill.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this prospectus does not incorporate by reference the information on or accessible through our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an officer or employee of the company. None of our executive officers serve, or have served during the last fiscal year, as a member of a board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving on our board directors or on our compensation committee.

Non-Employee Director Compensation

Prior to the consummation of this offering, we did not compensate our non-employee directors for their service on our board of directors, other than stock options granted from time to time. We did not grant any equity awards to our non-employee directors in 2013. However, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors. As of December 31, 2013, Mr. Berman held options to purchase 23,422 shares of our common stock. No other nonemployee director held options to purchase shares of common stock that were outstanding as of December 31, 2013.

We intend to adopt a non-employee director compensation policy pursuant to which, following the completion of this offering, we will compensate our non-employee directors with a combination of cash and equity. Each non-employee director will receive an annual cash fee of $21,600. We will also grant each non-employee director restricted shares of our common stock, as follows:

•	Each non-employee director will receive an annual grant of shares valued at $20,000 on the date of grant;

•	Each non-employee director who serves as a committee chair will receive an additional grant of shares valued at $5,000 on the date of grant ($10,000 in the case of the audit committee chair); and

•	Each non-employee director who serves on a committee, other than as the committee chair, will receive an additional grant of shares valued at $3,000 on the date of grant ($5,000 in the case of service on the audit committee).

All retainers paid in shares of our common stock will be paid on June 1 of each year, based on the average closing price of our company stock for the preceding 20 trading days on the NYSE MKT.

Members of our board of directors will continue to be reimbursed for travel and other out-of-pocket expenses.

Limitation on Liability and Indemnification Matters

Our fifth amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our fifth amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our fifth amended and restated certificate of incorporation does not eliminate a director’s duty of care and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our fifth amended and restated certificate of incorporation and amended and restated bylaws, we have entered or will enter into indemnification agreements with each of our directors and officers. These agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our fifth amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers, or NEOs. Our NEOs for 2013 were Fred Colen, our President and Chief Executive Officer, John Estill, our Chief Financial Officer, and Wolfgang Karl, our Vice President, Sales and Marketing EMEA. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

2013 Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers for the year ending December 31, 2013.

Name and Position	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Fred Colen, President and Chief Executive Officer	339,900	50,985	818,438	10,583	(2)	1,219,906
John Estill, Chief Financial Officer	198,000	25,000	37,400	8,724	(3)	269,124
Wolfgang Karl, Vice President, Sales and Marketing EMEA	154,134	10,000	42,000	—		206,134

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year ended December 31, 2013, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note I to our audited financial statements included in this prospectus.
(2)	Consists of $10,290 in 401(k) Plan matching contributions made by us, and $228 paid by us with respect to life insurance.
(3)	Consists of $8,496 in 401(k) Plan matching contributions made by us, and $228 paid by us with respect to life insurance.

Outstanding Equity Awards at 2013 Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2013.

Name	Date of Grant(1)	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date
Fred Colen	5/31/2013	118,408	108,936	$5.22	5/31/2023
John Estill	9/14/2010	903	208	$6.75	9/14/2020
	3/15/2011	382	174	$6.75	3/15/2021
	4/3/2013	1,771	7,674	$5.22	4/3/2023
Wolfgang Karl	1/29/2013	0	11,111	$3.78	1/29/2023

(1)	The shares subject to the options will vest and become exercisable as to 25% of the shares subject to the option on the first anniversary of the date of grant, and then as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, such that all shares subject to the option will be vested on the fourth anniversary of the date of grant.

Agreements with Executive Officers

Fred Colen

We are party to an at-will employment agreement, dated November 21, 2011, with Fred Colen, pursuant to which Mr. Colen is employed as our President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Colen is entitled to receive a salary of $330,000 per year, subject to increase from time to time by the board of directors, in its sole discretion. In addition, Mr. Colen is entitled to receive an annual bonus of up to 30% of his then-current salary, based upon performance objectives to be agreed upon annually. We also agreed to grant to Mr. Colen certain stock options, which agreement was revised and restated in the letter agreement with Mr. Colen summarized below.

Under the employment agreement, if we terminate Mr. Colen’s employment, other than for “cause” (as defined in the employment agreement) or in the case of a change of control (as defined in our 2003 stock incentive plan), then Mr. Colen will be entitled to receive his then-current salary for a period of six months following our delivery of notice of termination. If we undergo a change of control (as defined in our 2003 stock incentive plan) and (i) we or our successor elect not to continue Mr. Colen’s employment as of the date of the change of control, (ii) we or our successor terminate Mr. Colen’s employment at any time within 12 months following the date of the change of control or (iii) Mr. Colen voluntarily terminates his employment as a result of a substantial reduction in his duties and responsibilities, then Mr. Colen will be entitled to receive his then-current salary for a period of six months following notice of termination, and any stock options or other incentive awards awarded to Mr. Colen under our 2003 stock incentive plan will immediately vest if the acquiring entity or successor company does not assume such options or awards, or replace them with substantially equivalent options or awards (or if, after doing so, Mr. Colen’s employment is terminated as provided in clause (ii) or (iii) above).

The employment agreement contains covenants obligating Mr. Colen to maintain the confidentiality of information relating to us, to assign to us inventions made during Mr. Colen’s employment with us, and to not compete with us during the term of his employment and for one year thereafter.

We are also party to a letter agreement, dated February 6, 2013, with Mr. Colen which provides that if a “Liquidation Event,” “Acquisition” or “Asset Sale” (as such terms are defined in our fourth amended and restated certificate of incorporation) occurs, Mr. Colen will be entitled to receive up to 5% of the gross proceeds from such event, either in cash pursuant to a Management Carve-Out Plan or the net proceeds from stock options granted to Mr. Colen, or a combination of the two. The letter agreement provides that (i) if the gross proceeds from a Liquidation Event are $20 million or less, Mr. Colen will not receive any payment; (ii) if the gross proceeds from a Liquidation Event are greater than $20 million but less than $100 million, Mr. Colen will receive 5% of the difference between the gross proceeds and $20 million; and (iii) if the gross proceeds from a Liquidation Event are $100 million or more, Mr. Colen will receive 5% of the gross proceeds. Pursuant to a separate letter with Mr. Colen, summarized below, these provisions will terminate if we complete an initial public offering (including this offering) by December 31, 2014.

The February 2013 letter agreement also amends the provisions of Mr. Colen’s employment agreement related to the grant of stock options to provide that Mr. Colen would be granted options under our 2003 stock incentive plan to purchase shares of our common stock equal to 5% of our outstanding capital stock immediately following the final closing of our Series E preferred stock financing, calculated on a fully-diluted basis, which options would have a vesting commencement date of November 21, 2011. Pursuant to this provision, on May 31, 2013, we granted to Mr. Colen options to purchase up to an aggregate of 227,344 shares of common stock.

We are also party to a separate letter agreement, dated July 22, 2014, with Mr. Colen. This letter agreement provides that Mr. Colen’s maximum incentive bonus for 2014 will be equal to 60% of his base salary, based on specific categories of bonus objectives set forth in the letter agreement. This agreement also provides that Mr. Colen will be granted options under our 2013 stock incentive plan to purchase 166,667 shares of our common stock, and will be granted 61,617 restricted shares of common stock under the 2013 stock incentive plan. The options, which were granted on July 22, 2014 and have an exercise price of $5.13 per share, will terminate if we do not complete an initial public offering (which would include this offering) by February 28, 2015, and will vest monthly over the two years following the closing of an initial public offering (and will vest in full upon a change in control following the closing of an initial public offering). The terms of the restricted stock award agreement, which was entered into as of July 22, 2014, provide that if we complete an initial public offering by February 28, 2015, all restrictions on the stock granted to Mr. Colen will lapse on the first anniversary of the closing of the offering, or immediately prior to the closing of a change in control.

John Estill

We are party to an at-will employment agreement, dated September 28, 2014, with John Estill, pursuant to which Mr. Estill is employed as our Chief Financial Officer and Vice President of San Diego Operations. Pursuant to the terms of the employment agreement, Mr. Estill is entitled to receive a salary of $203,940 per year, subject to increase from time to time by our Chief Executive Officer, in his sole discretion. In addition, Mr. Estill is entitled to receive an annual bonus of up to 25% of his then-current salary, based upon performance objectives to be agreed upon annually. Mr. Estill is also eligible to be considered to receive grants of stock options under our stock incentive plans.

Under the employment agreement, if we terminate Mr. Estill’s employment, other than for “cause” (as defined in the employment agreement) or in the case of a change of control, then Mr. Estill will be entitled to receive his then-current salary for a period of six months following our delivery of notice of termination. If we undergo a change of control (as defined in our 2013 stock incentive plan) and (i) we or our successor elect not to continue Mr. Estill’s employment as of the date of the change of control, (ii) we or our successor terminate Mr. Estill’s employment at any time within 12 months following the date of the change of control, or (iii) Mr. Estill voluntarily terminates his employment as a result of a substantial reduction in his duties and responsibilities, then Mr. Estill will be entitled to receive his then-current salary for a period of six months following notice of termination, and any stock options or other incentive awards awarded to Mr. Estill under our 2013 stock incentive plan will immediately vest if the acquiring entity or successor company does not assume such options or awards, or replace them with substantially equivalent options or awards (or if, after doing so, Mr. Estill’s employment is terminated as provided in clause (ii) or (iii) above).

The employment agreement contains covenants obligating Mr. Estill to maintain the confidentiality of information relating to us, to assign to us inventions made during Mr. Estill’s employment with us, and to not compete with us during the term of his employment and for one year thereafter.

On July 22, 2014, we granted an option to Mr. Estill to purchase 11,111 shares of our common stock at an exercise price of $5.13 per share. These options will terminate if we do not complete an initial public offering (which would include this offering) by February 28, 2015, and will vest monthly over the two years following the closing of an initial public offering (and will vest in full upon a change in control following the closing of an initial public offering). Also on July 22, 2014, we granted 2,778 shares of restricted stock to Mr. Estill pursuant to a restricted stock award agreement. This agreement provides that if we complete an initial public offering by February 28, 2015, all restrictions on the stock granted to Mr. Estill will lapse on the first anniversary of the closing of the offering, or immediately prior to the closing of a change in control.

Wolfgang Karl

Our subsidiary, BeneChill International SA, is party to an employment agreement, dated March 30, 2012, with Wolfgang Karl, pursuant to which Mr. Karl is employed as VP Sales and Marketing EMEA. Pursuant to the terms of the employment agreement, Mr. Karl is entitled to receive a salary of €120,000 per year. In addition, Mr. Karl is entitled to receive quarterly sales bonuses, based upon actual sales and revenues as compared to our annual sales plan, and an annual discretionary bonus of up to 20% of his base salary. Mr. Karl also received a grant of options to purchase 11,111 shares of our common stock pursuant to the employment agreement.

Under the employment agreement, following a three month probation period, either party may terminate the agreement and the employment relationship at the end of a month upon one month’s written notice during the first year, two months’ written notice during the second through ninth years, and upon three months’ written notice at any time thereafter. Pursuant to the employment agreement, Mr. Karl was required to sign a confidentiality and intellectual property agreement.

Equity Compensation Plans and Other Benefit Plans

2015 Stock Incentive Plan

We intend to adopt the 2015 Stock Incentive Plan, or 2015 Plan, to be effective on the closing of this offering. The principal purpose of the 2015 Plan is to foster and promote the long-term financial success of BeneChill, to reward performance and increase stockholder value, to enable us to attract and retain the services of outstanding individuals, to encourage participants’ ownership in BeneChill and to align the interests of our management and directors with that of our stockholders. The material terms of the 2015 Plan are summarized below.

Share Reserve. Under the 2015 Plan,             shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards and restricted stock unit awards. To the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2015 Plan.

Administration. The compensation committee of our board of directors is expected to administer the 2015 Plan unless our board of directors appoints another committee for administration. The committee must consist of at least two members of our board of directors, at least a majority of which must be disinterested at all times that the board includes a sufficient number of qualified disinterested directors. To be considered disinterested, a director must satisfy such requirements as the SEC may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 under the Exchange Act and such requirements as the Internal Revenue Service may establish for outside directors intended to qualify under Section 162(m)(4)(C) of the Internal Revenue Code.

Subject to the terms and conditions of the 2015 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2015 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2015 Plan.

Eligibility. Options, SARs, restricted stock and all other awards under the 2015 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards. The 2015 Plan provides that the administrator may grant or issue stock options, restricted stock, restricted stock units and SARS. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonstatutory Stock Option, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2015 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and the right to receive dividends, if any, prior to the time when the restrictions lapse; however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothocated until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2015 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2015 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the SAR agreements. SARs under the 2015 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the award. Dividend equivalents may be settled in cash or shares and at such times as determined by the compensation committee or board of directors, as applicable.

Qualified Performance-Based Awards. The administrator has the ability to grant restricted stock or restricted stock units as qualified performance-based awards under Section 162(m)(4)(C) of the Internal Revenue Code.

Change in Control. In the event of a change of control, as defined in the 2015 Plan, the administrator may, in its discretion and without limitation, (i) cancel outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, (ii) substitute other property (including cash or other securities) for shares of common stock subject to outstanding awards, (iii) arrange for the assumption of awards, or replacement of awards with new awards based on other property or securities, and (iv) after giving participants an opportunity to exercise any outstanding stock options and SARs, terminate any or all unexercised options and SARs.

Adjustments of Awards. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of our assets to stockholders (other than normal cash dividends) or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2015 Plan or any awards under the 2015 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to the aggregate number and type of shares subject to the 2015 Plan, the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards), and the grant or exercise price per share of any outstanding awards under the 2015 Plan.

Amendment and Termination. Our board of directors may amend or modify the 2015 Plan at any time and from time to time. However, we must generally obtain stockholder approval to increase the number of shares available under the 2015 Plan (other than in connection with certain corporate events, as described above) and to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Termination. The board of directors may terminate the 2015 Plan at any time. No awards may be granted under the 2015 Plan after the tenth anniversary of the effective date of the 2015 Plan.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2015 Plan.

2013 Stock Incentive Plan

Our board of directors adopted the 2013 Stock Incentive Plan, or 2013 Plan, effective as of October 21, 2013, and our stockholders approved the 2013 Plan on November 4, 2013. As of September 30, 2014, options to purchase 231,573 shares of our common stock at a weighted average exercise price per share of $5.22 remained outstanding under the 2013 Plan. No other awards have been granted under the 2013 Plan. As of September 30, 2014, 121,953 shares of our common stock were available for future issuance pursuant to awards granted under the 2013 Plan.

Administration. Our board of directors, or a committee thereof appointed by our board of directors, has the authority to administer the 2013 Plan. The administrator has the authority to select the participants to whom awards will be granted under the 2013 Plan, the number of shares to be subject to those awards under the 2013 Plan, and the terms and conditions of the awards granted. In addition, the administrator has the authority to construe and interpret the 2013 Plan and to adopt rules for the administration, interpretation and application of the 2013 Plan that are consistent with the terms of the 2013 Plan.

Awards. The 2013 Plan provides that the administrator may grant or issue options, including incentive stock options and nonstatutory stock options, and stock awards. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Stock Options. The 2013 Plan provides for the grant of ISOs or NSOs. ISOs may be granted only to employees. NSOs may be granted to employees, directors or consultants. The exercise price of ISOs granted to employees who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of ISOs granted to any other employees may not be less than 100% of the fair market value per share of our common stock on the date of grant. The exercise price of NSOs to employees, directors or consultants may not be less than 100% of the fair market value per share of our common stock on the date of grant. Shares subject to options under the 2013 Plan generally vest in a series of installments over an optionee’s period of service

In general, the maximum term of options granted is ten years. The maximum term of options granted to an optionee who owns stock representing more than 10% of the voting power of all classes of our common stock is five years.

Stock Awards. The 2013 Plan provides that we may issue stock awards. Each stock award will be governed by an award agreement. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Adjustments. If there is a merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of company common stock, or any similar corporate transaction or event in respect of the stock, then the administrator will cause a proportionate adjustment to be made in (i) the maximum numbers and kind of shares provided in the 2013 Plan, (ii) the number and kind of shares of common stock, share units, or other rights subject to the then-outstanding awards, (iii) the price for each share or unit or other right subject to then outstanding awards without change in the aggregate purchase price or value as to which such awards remain exercisable or subject to restrictions and (iv) any other terms of an award that are affected by the event. In the event of any such transaction or event, the administrator, in its discretion, may provide in substitution for any or all outstanding awards under the 2013 Plan such alternative consideration (including cash) as it may determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced.

Change in Control. If we undergo a Change of Control (as defined in the 2013 Plan), then, unless otherwise provided in an award agreement, if the acquiring entity or successor to BeneChill does not assume the award or replace it with a substantially equivalent incentive award, all outstanding options will vest and become immediately exercisable, and all outstanding stock awards will become fully vested and non-forfeitable.

Amendment; Termination. The Board may amend, modify or terminate the 2013 Plan at any time, but no amendment will impair the rights of a holder of an outstanding award without the holder’s consent. An amendment of the 2013 Plan shall be subject to the approval of our stockholders, where such approval by our stockholders of an amendment is required by applicable law. Unless terminated sooner by our board of directors or extended with stockholder approval, the 2013 Plan will terminate on October 21, 2023. No awards may be granted under our 2013 Plan after it is terminated.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2013 Plan.

2003 Stock Incentive Plan

Our board of directors and stockholders adopted the 2003 Stock Incentive Plan, or 2003 Plan, effective as of December 9, 2003. As of September 30, 2014, options to purchase 451,058 shares of our common stock at a weighted average exercise price per share of $5.49 remained outstanding under the 2003 Plan. No other awards have been granted under the 2003 Plan. As of September 30, 2014, no shares of our common stock were available for future issuance pursuant to awards granted under the 2003 Plan.

Administration. Our board of directors, or a committee thereof appointed by our board of directors, has the authority to administer the 2003 Plan. The administrator has the authority to select the participants to whom awards will be granted under the 2003 Plan, the number of shares to be subject to those awards under the 2008 Plan, and the terms and conditions of the awards granted. In addition, the administrator has the authority to construe and interpret the 2003 Plan and to adopt rules for the administration, interpretation and application of the 2003 Plan that are consistent with the terms of the 2003 Plan.

Awards. The 2003 Plan provides that the administrator may grant or issue options, including incentive stock options and nonstatutory stock options, and stock awards. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Stock Options. The 2003 Plan provides for the grant of ISOs or NSOs. ISOs may be granted only to employees. NSOs may be granted to employees, directors or consultants. The exercise price of ISOs granted to employees who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of ISOs granted to any other employees may not be less than 100% of the fair market value per share of our common stock on the date of grant. The exercise price of NSOs to employees, directors or consultants may not be less than 100% of the fair market value per share of our common stock on the date of grant. Shares subject to options under the 2003 Plan generally vest in a series of installments over an optionee’s period of service

In general, the maximum term of options granted is ten years. The maximum term of options granted to an optionee who owns stock representing more than 10% of the voting power of all classes of our common stock is five years.

Stock Awards. The 2003 Plan provides that we may issue stock awards. Each stock award will be governed by an award agreement. In general, rest1ictcd stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Adjustments. If there is a merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of company common stock, or any similar corporate transaction or event in respect of the stock, then the administrator will cause a proportionate adjustment to be made in (i) the maximum numbers and kind of shares provided in the 2003 Plan, (ii) the number and kind of shares of common stock, share units, or other rights subject to the then- outstanding awards, (iii) the price for each share or unit or other right subject to then outstanding awards without change in the aggregate purchase price or value as to which such awards remain exercisable or subject to restrictions and (iv) any other terms of an award that are affected by the event. In the event of any such transaction or event, the administrator, in its discretion, may provide in substitution for any or all outstanding awards under the 2003 Plan such alternative consideration (including cash) as it may determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced.

Change in Control. If we undergo a Change of Control (as defined in the 2003 Plan), then, unless otherwise provided in an award agreement, if the acquiring entity or successor to BeneChill does not assume the award or replace it with a substantially equivalent incentive award, all outstanding options will vest and become immediately exercisable, and all outstanding stock awards will become fully vested and non-forfeitable.

Amendment; Termination. The Board may amend, modify or terminate the 2003 Plan at any time, but no amendment will impair the rights of a holder of an outstanding award without the holder’s consent. An amendment of the 2003 Plan shall be subject to the approval of our stockholders, where such approval by our stockholders of an amendment is required by applicable law. The 2003 Plan terminated on December 9, 2013, and no further awards may be granted under the 2003 Plan.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2003 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2011, to which we were a party or will be a party, in which:

• the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years; and

• any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Series E Preferred Stock Financing

In November 2012 and February 2013, we issued an aggregate of 4,009,296 shares of our Series E preferred stock at a price per share of $1.67. We also issued to each investor one warrant, exercisable for a share of our Series E preferred stock at an exercise price of $1.67, for each share of Series E preferred stock purchased. The shares of Series E preferred stock will convert into an aggregate of 1,336,298 shares of common stock upon the consummation of this offering. The warrants to purchase shares of Series E preferred stock will expire upon the consummation of this offering. The table below sets forth the number of shares of Series E preferred stock sold to our directors, executive officers or holders of more than 5% of our capital stock:

Name	Number of Shares	Aggregate Purchase Price
HealthCap V L.P.	1,474,551	$2,462,500
Entities associated with MedVenture Associates V L.P.	598,802	$999,979
Entities associated with NGN BioMed Opportunity I, L.P.	1,047,904	$1,750,000
Fred Colen	299,401	$500,000
Solon Foundation	299,401	$500,000

Series D Preferred Stock Financing

In December 2011 and November 2012, we issued an aggregate of 11,374,933 shares of our Series D and Series D-1 preferred stock at a price per share of $1.66. The shares of Series D and Series D-1 preferred stock will convert into an aggregate of 1,810,904 shares of common stock upon the consummation of this offering. The table below sets forth the number of shares of Series D and Series D-1 preferred stock sold to our directors, executive officers or holders of more than 5% of our capital stock:

Name	Number of Shares	Aggregate Purchase Price
HealthCap V L.P.	981,477	$6,235,397
Entities associated with MedVenture Associates V L.P.	376,455	$1,583,855
Entities associated with NGN BioMed Opportunity I, L.P.	231,468	$1,008,946
Medtronic, Inc.	4,695,330	$6,2335,397

Convertible Note Financings

In each of June and July 2014, we issued promissory notes in the aggregate principal amount of $997,888. The notes bear interest at the rate of 8% per annum and mature on February 28, 2015. The notes are automatically convertible into shares of our Series E preferred stock simultaneously with the occurrence of this offering at a rate equal to 85% of the original purchase price for the Series E preferred stock for a portion of the amount of the notes and 60% of the original purchase price for the Series E preferred stock for the remaining outstanding portion of the notes. The table below sets forth the aggregate principal amount of the notes issued to our directors, executive officers or holders of more than 5% of our capital stock:

Name	Principal Amount
HealthCap V L.P.	$739,011
Entities associated with MedVenture Associates V L.P.	$226,284
Entities associated with NGN BioMed Opportunity I, L.P.	$585,541
Solon Foundation	$336,139
Fred Colen	$36,963
Michael Berman	$9,984

In November 2014, we issued promissory notes in the aggregate principal amount of $1,000,000. The notes bear interest at the rate of 0.39% per annum and have no maturity date. The notes are automatically convertible into shares of our common stock simultaneously with the occurrence of this offering at a rate equal to the per share price at which shares are sold in this offering or, if this offering is not completed and we withdraw the registration statement of which this prospectus is a part, at a rate of $12.78 per share for a portion of the principal amount of the notes and $9.02 per share for the remaining portion of the principal amount of the notes. If the notes are converted upon the consummation of this offering, we will grant the note holders warrants to purchase that number of shares of our common stock equal to 50% of the principal amount of the promissory notes, at an exercise price equal to 125% of the per share price at which shares are sold in this offering. The table below sets forth the principal amount of the notes issued to our directors, executive officers or holders of more than 5% of our capital stock:

Name	Principal Amount
HealthCap V L.P.	$421,473.23
Entities Associated with MedVenture Associates V L.P.	$126,213.47
Entities Associated with NGN BioMed Opportunity I, L.P.	$334,452.16
Solon Foundation	$86,315.28
Michael Berman	$5,127.47

Indemnification Agreements

We have entered or intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each individual to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the individual in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director, officer or other employee.

Investors Rights Agreement

In November 2012, in connection with the initial closing of our Series E preferred stock financing, we entered into a third amended and restated investors rights agreement with certain holders of our preferred stock, including entities with which certain of our directors are affiliated. As of September 30, 2014, the holders of 4,914,400 shares of our common stock, including the shares of common stock issuable upon the conversion of our preferred stock and upon the exercise of outstanding warrants, are entitled to registration of their shares under the Securities Act. For a more detailed description of these registration rights, see “Description of Capital Stock – Registration Rights.”

Policies and Procedures for Related Party Transactions

Our board of directors will adopt a policy, effective upon the closing of this offering, that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors, except as noted above.

PRINCIPAL STOCKHOLDERS

The following table provides information concerning beneficial ownership of our common stock as of December 1, 2014, after giving retroactive effect to a proposed one-for-nine reverse stock split of our common stock, by:

•	each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our executive officers, directors and director nominees as a group.

The percentage of shares beneficially owned is computed on the basis of 5,484,197 shares of our common stock outstanding as of December 1, 2014, which reflects the assumed conversion of all of our outstanding shares of preferred stock (including shares of preferred stock to be issued upon conversion of the convertible promissory notes we issued in June and July 2014) into an aggregate of 5,332,485 shares of common stock. Percentage ownership of our common stock after the offering assumes the sale of shares by us in this offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of December 1, 2014, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. All of our warrants that are currently outstanding, other than warrants that are current exercisable for shares of Series B preferred stock, will expire upon the consummation of this offering.

Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Except as indicated in the footnotes to this table, the address for each beneficial owner is c/o BeneChill, Inc., 10060 Carroll Canyon Road, Suite 100, San Diego, California 92131.

	Shares Beneficially Owned Before the Offering
Name of Beneficial Owner	Number of Shares	Percentage	Percentage of Shares Beneficially Owned After the Offering
5% and Greater Stockholders
HealthCap V, L.P.(1)	1,446,741	21.9%		%
Entities associated with MedVenture Associates V L.P. (2)	1,135,648	17.2%		%
Entities associated with NGN BioMed Opportunity I, L.P.(3)	1,079,092	16.4%		%
Physio-Control International, Inc.(4)	555,441	8.4%		%
Rütli Foundation Solon Medical(5)	538,740	8.2%		%
Named Executive Officers, Directors and Director Nominees
Fred Colen(6)	342,889	6.2%		%
John Estill(7)	8,125	*		%
Wolfgang Karl	0	—	—
Michael Berman(8)	108,220	*		%
Noah J. Kroloff	0	—	—
Annette Campbell-White	0	—	—
Johan Christenson	0	—	—
Casey Gunnell	0	—	—
Jason D. Papastavrou	0	—	—
James G. Wetrich	0	—	—
All named executive officers, directors and director nominees as a group (ten individuals)	459,234	8.5%		%

*	Less than 1%
(1)	Consists of (i) 1,309,527 shares of common stock and (ii) 137,213 shares of common stock subject to warrants that are currently exercisable. HealthCap V GP SA, L.L.C. (“HCSA”) is the sole general partner of HealthCap V, L.P. HCSA has voting and dispositive power over the shares held by HealthCap V, L.P. HCSA disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. Peder Fredrikson and Francois Kaiser, the members of the board of HCSA, share voting and dispositive power over the shares held by HealthCap V, L.P. and may be deemed to have indirect beneficial ownership of the shares held by such entities. The members of the board of HCSA disclaim beneficial ownership of the shares held by HealthCap V, L.P. except to the extent of any pecuniary interest therein. HealthCap V, L.P.’s address is Strandvägen 5B, SE-114 51 Stockholm, Sweden.
(2)	Consists of (i) 1,047,610 shares of common stock held by MedVenture Associates V L.P., (ii) 58,852 shares of common stock subject to warrants held by MedVenture Associates V L.P. that are currently exercisable, (iii) 27,634 shares of common stock held by MedVen Affiliates V L.P. and (iv) 1,553 shares of common stock subject to warrants held by MedVen Affiliates V L.P. that are currently exercisable. MedVenture Associates Management V Co., LLC (“MedVenture Associates GP”) is the general partner of MedVenture Associates V, L.P. and MedVen Affiliates V, L.P, and has voting and dispositive control over the shares held by MedVenture Associates V, L.P. and MedVen Affiliates V, L.P. Annette J. Campbell-White, Managing Member and Charles T. Liamos, Member of MedVenture Associates Management V Co., LLC, may be deemed to possess voting and dispositive control over the shares held by MedVenture Associates V, L.P. and MedVen Affiliates V, L.P., and may be deemed to have indirect beneficial ownership of the shares held by such entities. MedVenture Associates Management V Co., LLC, and each of the Members of MedVenture Associates Management V Co., LLC disclaim beneficial ownership of the shares held by MedVenture Associates V, L.P. and MedVen Affiliates V, L.P., except to the extent of their respective actual pecuniary interest therein. The address of MedVenture Associates V L.P. and MedVen Affiliates V L.P. is 5980 Horton Street, Suite 390, Emeryville, CA 94608.

(3)	Consists of (i) 406,288 shares of common stock held by NGN BioMed Opportunity I, L.P., (ii) 23,569 shares of common stock subject to warrants held by NGN BioMed Opportunity I, L.P. that are currently exercisable, (iii) 293,652 shares of common stock held by NGN BioMed Opportunity I, GmbH, (iv) 17,039 shares of common stock subject to warrants held by NGN BioMed Opportunity I, GmbH that are currently exercisable and (v) 338,543 shares of common stock held by NGN BioMed Opportunity Annex Fund L.P. Peter Johann, Ph.D., Kenneth S. Abramowitz and John R. Costantino, managing members of NGN Capital LLC, the general partner and investment manager of NGN BioMed Opportunty I, L.P., NGN BioMed Opportunity I, GmbH and NGN BioMed Opportunity Annex Fund L.P., share voting and investment authority over the shares and warrants held by NGN BioMed Opportunty I, L.P., NGN BioMed Opportunity I, GmbH and NGN BioMed Opportunity Annex Fund L.P. and disclaim beneficial ownership of such shares and warrants except to the extent of any pecuniary interest therein. The address of NGN BioMed Opportunity I, L.P., NGN BioMed Opportunity I, GmbH and NGN BioMed Opportunity Annex Fund L.P. is 369 Lexington Avenue, 26th Floor, New York, NY 10017.
(4)	Chris Gordon, Steve Pagliuca, Brooks Simpson, Jason Saghir and Brian Webster, the members of the board of directors of Physio-Control International, Inc., may be deemed to possess voting and dispositive control over the shares held by Physio-Control International Inc. and its subsidiary, Physio-Control, Inc., and may be deemed to have indirect beneficial ownership of the shares held by Physio-Control International, Inc. and its subsidiary, Physio-Control, Inc. Each of the aforesaid members of the board disclaims beneficial ownership of the shares held by Physio-Control International Inc. and its subsidiaries, except to the extent of their respective actual pecuniary interest therein, if any. Physio-Control International, Inc.’s address is 11811 Willows Road NE, Redmond, WA 98073-9706.
(5)	Consists of (i) 482,304 shares of common stock and (ii) 56,486 shares of common stock subject to warrants that are currently exercisable. Rutli Foundation Solon Medical (“Solon Foundation”) is a subaccount of Rutli Foundation, a philanthropic foundation under Swiss law. Rutli Foundation is the account holder and beneficial owner of Solon Foundation and its investments. The trustees and the directors of Rutli Foundation share voting and investment authority over the shares and warrants held by Solon Foundation, and disclaim beneficial ownership of such shares and warrants expect to the extent of any pecuniary interest therein. The current trustees and directors of Rutli Foundation are Karl Reichmuth, Dr. Max Rossler, Hans-Hinrich Dolle, Pia Kummer-Tschumperlin, Claudia Ineichen, Urs Duggelin and Daniel Buhlmann. Solon Foundation’s address is Rütligasse 1, 6003 Luzern, Switzerland.
(6)	Consists of (i) 177,117 shares of common stock and (ii) 165,772 shares of common stock subject to options that are exercisable within 60 days of December 1, 2014.
(7)	Consists of (i) 2,278 shares of common stock and (ii) 5,347 shares of common stock subject to options that are exercisable within 60 days of December 1, 2014.
(8)	Consists of (i) 23,803 shares of common stock held by Mr. Berman, (ii) 60,996 shares of common stock held by the Michael Berman Revocable Trust dated September 30, 2002 and (iii) 23,422 shares of common stock subject to options that are exercisable within 60 days of December 1, 2014.

UNDERWRITING

We have entered into an underwriting agreement with Dawson James Securities, Inc., as representative of the underwriters, with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of shares provided below opposite their respective names.

Underwriters	Number of Shares
Dawson James Securities, Inc.
Total

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. Because the underwriters have agreed to purchase the shares on a “firm-commitment basis,” the underwriters are obligated to take and pay for all of the shares if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to             additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares by underwriters in excess of the total number of shares set forth in the table above. If any of these additional securities are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Discounts, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	$
Underwriting discounts and commissions payable by us (1)	$
Proceeds to us, before expenses	$

(1)	The underwriters have agreed to lower the underwriting discounts and commission payable by us to $ in connection with any sales made to certain of our affiliates.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            .

We have agreed to reimburse the underwriters for all of their accountable expenses. In addition, we have agreed to reimburse the expenses incurred by the underwriters in conducting its legal and diligence fees, up to a maximum amount of $125,000, of which $25,000 has been advanced to the underwriters. Any portion of the advance payment will be returned to us in the event not actually incurred.

Underwriters’ Warrants

We have also agreed to issue to the underwriters’ warrants to purchase a number of our shares equal to an aggregate of 5.0% of the shares sold in this offering. The underwriters’ warrants will have an exercise price equal to 125% of the public offering price of the shares set forth on the cover of this prospectus and may be exercised on a cashless basis. The underwriters’ warrants are not redeemable by us. This prospectus also covers the sale of the underwriters’ warrants and the shares of common stock issuable upon the exercise of the underwriters’ warrants. The underwriters’ warrants and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters’ warrants nor any shares of our common stock issued upon exercise of the underwriters’ warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•	to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(G), the underwriter warrants may not contain certain anti-dilution terms.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Right of First Refusal

Subject to certain conditions, upon completion of this offering we granted the representative of the underwriters in this offering a right of first refusal to act as lead or co-manager or placement agent for any future financing until June 18, 2016.

Lock-up Agreements

We have agreed for 180 days after the date of this prospectus, and our officers and directors and certain other holders of our common stock have agreed for one year after the date of this prospectus, such applicable period being referred to as the “Lock-Up Period,” not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriters. The Lock-Up Period may be extended if (1) during the last 17 days of the Lock-Up Period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the Lock-Up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the Lock-Up Period shall expire the later of the expiration of the Lock-Up Period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the Lock-Up Period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase such securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when a security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

NYSE MKT Listing

We have applied to have our shares of common stock listed for trading on the NYSE MKT under the symbol “BNCH.” No assurance can be given that such listing will be approved; however, it is a condition of the underwriter’s obligation to purchase the securities in the offering that the common stock has been approved for listing on the NYSE MKT.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €€43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €€50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaireet financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseursqualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cerclerestreintd’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (ofertapública de valoresmobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos ValoresMobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de ValoresMobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) omhandel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art.1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49 (2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Other

On August 25, 2014, we entered into a financial advisory and consulting agreement with Dawson James Securities, Inc. The term of this agreement is for a period of 12 months, provided that we may terminate this agreement at any time after November 25, 2014. Pursuant to this agreement, we issued Dawson James Securities, Inc. a warrant to purchase 37,884 shares of our common stock at an exercise price of $0.01 per share, of which 25% of the shares vested on the date of the agreement, 25% will vest if the agreement remains in effect on the six month anniversary of the agreement and the remaining will vest if the agreement remains in effect on the nine month anniversary of the agreement. Other than the financial advisory and consulting services being provided to us by Dawson James Securities, Inc., our underwriters have not provided us any other services, except in connection with this offering.

DESCRIPTION OF SECURITIES

The following summary describes our capital stock and the material provisions of our fifth amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, the third amended and restated investors rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our fifth amended and restated certificate of incorporation, amended and restated bylaws and third amended and restated investors rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

All share data gives retroactive effect to a proposed one for nine reverse stock split of our common stock to be effected following the pricing of this offering and upon the effective date of the registration statement of which this prospectus is a part.

General

Immediately prior to the consummation of this offering, we will file our fifth amended and restated certificate of incorporation that authorizes shares of common stock, $0.001 par value per share, and             shares of preferred stock, $0.001 par value per share. As of September 30, 2014, there were outstanding:

•	125,712 shares of our common stock held by approximately nine stockholders of record;

•	4,768,008 shares of our common stock issuable upon conversion of outstanding shares of preferred stock held by approximately 31 stockholders of record;

•	308,767 shares of our common stock issuable upon exercise of outstanding warrants to purchase preferred stock; and

•	583,514 shares of our common stock issuable upon exercise of outstanding stock options.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. The terms of our credit facility currently prohibit us from paying cash dividends on our common stock.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and p1ivileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Immediately prior to the consummation of this offering, all outstanding shares of our preferred stock will be converted into shares of our common stock. See Note I in the notes to our audited financial statements included elsewhere in this prospectus for a description of our currently outstanding preferred stock. Immediately prior to the consummation of this offering, our certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

The following table sets forth information about outstanding warrants to purchase shares of our stock as of September 30, 2014. Immediately prior to the consummation of this offering, the warrants to purchase shares of our Series B preferred stock will convert into warrants to purchase our common stock based on the conversion ratio of the Series B preferred stock. All of our other warrants listed in the following table will expire upon the consummation of this offering, to the extent not previously exercised.

Class of stock underlying warrants	Number of shares of preferred stock exercisable prior to this offering	Number of shares of common stock underlying warrants on as-converted basis	Exercise price per share	Expiration date
Series B convertible preferred stock, par value $0.001	58,404	7,899	$2.5683	February 29, 2018
Series C convertible preferred stock, par value $0.001	1,485,845	194,728	$2.30	July 14, 2016
Series D convertible preferred stock, par value $0.001	449,155	49,607	$1.66	December 7, 2020
Series E convertible preferred stock, par value $0.001	3,937,124	437,458	$1.67	November 29, 2019

Registration Rights

Under our third amended and restated investor rights agreement, following the closing of this offering, the holders of 4,914,400 shares of common stock, including 9,596 shares issuable upon exercise of warrants, or their transferees, have the right to require us to register their shares under the Securities Act so that those shares may be publicly resold, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

Based on the number of shares outstanding as of September 30, 2014, after the consummation of this offering, the holders of 4,914,400 shares of common stock, including 9,596 shares issuable upon exercise of warrants, or their transferees, will be entitled to certain demand registration rights. Beginning 90 days following the effectiveness of the registration statement of which this prospectus is a part, the holders of at least 50% of these shares can, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover a number of shares with an anticipated aggregate offering price of at least $5 million (or $2 million in the case of a registration on Form S-3).

In addition, we will not be required to effect a demand registration during the period beginning 90 days prior to the proposed filing of a company-initiated registration statement relating to a public offering of our securities, provided that we have complied with certain notice requirements to the holders of these shares.

Form S-3 Registration Rights

Based on the number of shares outstanding as of September 30, 2014, after the consummation of this offering, the holders of 4,914,400 shares of common stock, including 9,596 shares issuable upon exercise of warrants, or their transferees, will be entitled to certain Form S-3 registration rights. Beginning 90 days following the effectiveness of the registration statement of which this prospectus is a part, the holders of these shares can make a written request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $2 million. These stockholders may make an unlimited number of requests for registration on Form S-3, but in no event shall we be required to file more than two registrations on Form S-3 in any twelve-month period. However, we will not be required to effect a registration on Form S-3 during the period beginning 90 days prior to the proposed filing of a company-initiated registration statement relating to a public offering of our securities, provided that we have complied with certain notice requirements to the holders of these shares.

Piggyback Registration Rights

Based on the number of shares outstanding as of September 30, 2014, after the consummation of this offering, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of 4,914,400 shares of common stock, including 9,596 shares issuable upon exercise of warrants, or their transferees, will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the offer and sale of debt securities, or corporate reorganizations or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Expenses of Registration

We will pay the registration expenses of the holders of the shares registered pursuant to the demand, piggyback and Form S-3 registration rights described above, including the expenses of one counsel for the selling holders.

Expiration of Registration Rights.

The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, upon the earlier of five years after the consummation of this offering or when that stockholder can sell all of its shares during any 90-day period under Rule 144 of the Securities Act.

Anti-Takeover Effects or Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect immediately prior to the consummation of this offering contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by the secretary of the company pursuant to a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Number, Election and Removal of Directors

Upon the consummation of this offering, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The total authorized number of directors may be changed only be resolution of the board of directors. Because our stockholders do not have cumulative voting lights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, a vote of not less than 66 2/3% of all outstanding shares of our capital stock is required for removal of a director only for cause (and a director may only be removed for cause). For more information on the classified board, see “Management-Board Composition.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or othe1wise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or any action asserting a claim against us that is governed by the internal affairs doctrine.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of the voting power of our then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, please see “Management-Limitation on Liability and Indemnification Matters.”

Listing

We have applied to list our common stock on the NYSE MKT under the symbol “BNCH.”

Transfer Agent

The transfer agent for our common stock is             .

SHARES ELIGIBLE FOR FUTURE TRADING

Prior to this offering, there has been no public market for shares of our common stock and we cannot assure you that a liquid trading market for the shares of our common stock will develop or be sustained after this offering. Future sales of substantial amounts of shares of common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

Based on the number of shares outstanding as of September 30, 2014, upon the closing of this offering,              shares of our common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares of common stock (through the purchase of additional units) and no exercise of outstanding options or warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below

The remaining outstanding shares of our common stock will be deemed “restricted securities” as defined in Rule 144 Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. In addition, holders of substantially all of our equity securities are subject to market stand-off agreements or have entered into lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least one year following the date of this prospectus, as described below. As a result of these agreements and the provisions of our amended and restated investors’ rights agreement described above under “Description of Capital Stock—Registration Rights,” subject to the provisions of Rule 144 or Rule 701, following the expiration of the lock-up period, all shares subject to such provisions and agreements will be available for sale in the public market only if registered or pursuant to an exemption from registration under Rule 144 or Rule 70 I under the Securities Act.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding a sale; and (ii) we are subject to the periodic reporting requirements of the Exchange Act, for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three- month period only a number of securities that does not exceed the greater of either of the following:

— l% of the number of shares of our common stock outstanding after this offering, which will equal approximately              shares immediately after the closing of this offering, based on the number of common stock outstanding as of, 2014 and assuming no exercise of the underwriters’ option to purchase additional shares of our common stock; or

— the average weekly trading volume of our common stock on the NYSE MKT during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the periodic reporting requirements the Exchange Act for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701, as currently in effect, generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares (subject to the requirements of the lock-up agreements, as described below) in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. However, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus (or until such later date that is required by the lock-up agreements, as described below) before selling such shares pursuant to Rule 701.

Lock-Up Agreements

We have agreed not to sell or transfer any shares of common stock for 180 days after the date of this prospectus, and our officers and directors and certain other holders of our common stock have agreed not to sell or transfer any shares of common stock for one year after the date of this prospectus, subject to specified exceptions. Dawson James Securities, Inc. may, in its sole discretion, at any time, release all or any portion of the shares from the restrictions in this agreement

Registration Rights

The holders of our convertible preferred stock and certain warrants to purchase shares of our convertible preferred stock, or their transferees, are entitled to certain rights with respect to the registration of those shares under the Securities. For a description of these registration rights, see the section of this prospectus entitled “Description of Securities-Registration Rights.” If these shares are registered, they will be freely tradable without restriction under the Securities Act.

Registration Statements on Form S-8

Upon the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for issuance under our stock option plans. Shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements and subject to vesting of such shares.

LEGAL MATTERS

Greenberg Traurig, LLP, will pass upon the validity of the shares of common stock offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriter by Schiff Hardin LLP, Washington, DC.

EXPERTS

The financial statements of Benechill, Inc. as of December 31, 2012 and 2013, and for each of the two years then ended , included in this prospectus, have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the warrants and shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock and warrants, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

BeneChill, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013	Proforma Stockholders Equity as of September 30, 2014
	(Unaudited)	(Audited)	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$610,900	$2,058,333
Accounts receivable, net	56,618	88,258
Inventory	826,000	703,462
Prepaid expenses and other	223,164	127,627

Total Current Assets	1,716,682	2,977,680

Property and Equipment	43,439	220,949
Inventory	1,387,146	1,513,148
Demonstration units, net	270,107	288,420
Deposits	59,042	62,548

Total Assets	$3,476,416	$5,062,745

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$368,710	$170,511
Accrued expenses	375,512	377,957
Convertible promissory notes	1,995,776	—

Total Current Liabilities	2,739,998	548,468

Commitments and Contingencies	—	—

Stockholders’ Equity

Series E Convertible Preferred Stock - $0.001 par value 8,383,234 shares authorized; 4,009,296 shares issued and outstanding as of September 30, 2014 and December 31, 2013. Liquidation preference of $7,371,324 and $7,071,830 as of September 30, 2014 and December 31, 2013, respectively.	4,010	4,010	4,010

Series D-1 Convertible Preferred Stock - $0.001 par value 2,891,453 shares authorized; 2,753,756 shares issued and outstanding as of September 30, 2014 and December 31, 2013. Liquidation preference of $4,598,788 as of September 30, 2014 and December 31, 2013.	2,754	2,754	2,754

Series D Convertible Preferred Stock - $0.001 par value 8,932,635 shares authorized; 8,621,168 shares issued and outstanding as of September 30, 2014 and December 31, 2013. Liquidation preference of $14,397,351 as of September 30, 2014 and December 31, 2013.	8,621	8,621	8,621

Series C Convertible Preferred Stock - $0.001 par value 7,429,223 shares authorized; 5,943,378 shares issued and outstanding as of September 30, 2014 and December 31, 2013. Liquidation preference of $13,669,769 as of September 30, 2014 and December 31, 2013.	5,943	5,943	5,943

Series B Convertible Preferred Stock - $0.001 par value 4,151,709 shares authorized; 4,093,305 shares issued and outstanding as of September 30, 2014 and December 31, 2013. Liquidation preference of $10,512,835 as of September 30, 2014 and December 31, 2013.	4,093	4,093	4,093

Series A Convertible Preferred Stock - $0.001 par value 1,027,942 shares authorized; 1,027,942 shares issued and outstanding as of September 30, 2014 and December 31, 2013. Liquidation preference of $1,541,913 as of September 30, 2014 and December 31, 2013.	1,028	1,028	1,028

Common stock - $0.001 par value; 45,000,000 shares authorized; 1,131,522 shares issued and outstanding as of September 30, 2014 and December 31, 2013.	1,132	1,132	126
Additional paid-in capital	54,698,165	54,389,822	54,699,171
Accumulated deficit	(54,074,337)	(50,018,136)	(54,074,337)
Accumulated other comprehensive income	85,009	115,010	85,009

Total Stockholders’ Equity	736,418	4,514,277	736,418

Total Liabilities and Stockholders’ Equity	$3,476,416	$5,062,745

The accompanying notes are an integral part of these condensed consolidated financial statements.

BeneChill, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

and Comprehensive Loss

For the nine months ended September 30,

(Unaudited)

	2014	2013
Sales, net	$368,503	$147,375
Cost of Sales	157,136	84,769

Gross Profit	211,367	62,606

Operating Expenses	4,243,394	3,499,606

Loss From Operations	(4,032,027)	(3,437,000)

Other Income (Expense)
Interest income	65	978
Interest expense	(23,442)	(103)
Gain on foreign currency transactions	(4,769)	23,077
Other	3,972	10,525

Total Other (Expense) Income	(24,174)	34,477

Net Loss	(4,056,201)	(3,402,523)

Series E Convertible Preferred Stock, cumulative dividends	(299,494)	(265,951)
Series E Convertible Preferred Stock, deemed dividend	—	(1,091,758)

Net Loss Attributable to Common Stockholder	$(4,355,695)	$(4,760,232)

Loss per Share:
Basic and dilutive loss per share	$(3.58)	$(3.01)

Net loss per share attributable to common stockholders	$(3.85)	$(4.21)

Basic and diluted weighted average shares outstanding	1,131,522	1,131,522

Proforma Loss per Share:
Basic and diluted loss per share	$(32.26)

Net loss per share attributable to common stockholders	$(34.64)

Proforma Basic and diluted weighted average shares outstanding	125,725

Other Comprehensive Income
Net Loss	$(4,056,201)	$(3,402,523)
Foreign currency translation adjustments, net of income tax expense of $-0-	(30,001)	85,258

Comprehensive Loss	$(4,086,202)	$(3,317,265)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BeneChill, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the nine months ended September 30, 2014

(Unaudited)

	Sept 30, 2014
	Series E Convertible Preferred Stock		Series D-1 Convertible Preferred Stock		Series D Convertible Preferred Stock		Series C Convertible Preferred Stock		Series B Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Additional Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance - December 31, 2013	4,009,296	$4,010	2,753,765	$2,754	8,621,168	$8,621	5,943,378	$5,943	4,093,305	$4,093	1,027,942	$1,028	1,131,522	$1,132	$54,389,822	$(50,018,136)	$115,010	$4,514,277

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	308,343	—	—	308,343

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,056,201)	—	(4,056,201)

Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—		(30,001)	(30,001)

Balance - September 30, 2014	4,009,296	$4,010	2,753,765	$2,754	8,621,168	$8,621	5,943,378	$5,943	4,093,305	$4,093	1,027,942	$1,028	1,131,522	$1,132	$54,698,165	$(54,074,337)	$85,009	$736,418

Total Assets

The accompanying notes are an integral part of these condensed consolidated financial statements.

BeneChill, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30,

(Unaudited)

	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,056,201)	$(3,402,523)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	180,579	109,978
Stock based compensation	308,343	517,821
Changes in Operating Assets and Liabilities
(Increase) Decrease In:
Accounts receivable	31,640	(21,265)
Inventory	21,777	(356,012)
Prepaid expenses & other	(95,537)	(58,843)
Deposits	3,506	(17,481)
Increase (Decrease) In:
Accounts payable	198,200	(34,566)
Accrued expenses	(18,800)	(51,131)

Net Cash Used in Operating Activities	(3,426,493)	(3,314,022)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of property and equipment	(6,418)	91,968

Net Cash Used in Investing Activities	(6,418)	91,968

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from convertible promissory notes	1,995,776	—
Net proceeds from issuance of Series E preferred stock	—	4,625,002

Net Cash Provided by Financing Activities	1,995,776	4,625,002

Effect of foreign exchange rates on cash	(10,298)	14,850

Net (Decrease) Increase in Cash and Cash Equivalents	(1,447,433)	1,417,798

Cash and Cash Equivalents - Beginning of Year	2,058,333	1,648,547

Cash and Cash Equivalents - End of Period	$610,900	$3,066,345

The accompanying notes are an integral part of these condensed consolidated financial statements.

A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

BeneChill, Inc. (the Company), formerly known as BeneCool, Inc. was incorporated in the state of Minnesota in December 2003 to develop novel cooling technologies to improve patient outcomes after acute ischemic events such as cardiac arrest, stroke, and traumatic brain injury. The Company was re-incorporated in Delaware in February 2006 and the Minnesota corporation was merged into the Delaware corporation. Through January 2011 the Company was a development stage entity primarily engaged in the development of its RhinoChill system, a non-invasive cooling product. The Company began generating revenues from European sales through its subsidiary in Switzerland in January 2011.

In August 2010 the Company formed a wholly owned subsidiary in Switzerland, BeneChill International, AG (the Subsidiary), (formerly BeneChill International SA), to promote sales of the Company’s products in Europe. In February 2013, BeneChill International, AG formed a wholly owned subsidiary BeneChill International, GmbH in Germany to promote sales of the Company’s products in the German market. Collectively, the Company and the subsidiaries are referred to as the Company.

Liquidity and Going Concern

For the nine months ended September 30, 2014 the Company had a net loss from operations of approximately $4.0 million and negative cash flows from operations of approximately $3.4 million. During the years ended December 31, 2013 and 2012, the Company had a net loss from operations of approximately $4.7 million and $5.6 million, respectively and negative cash flows from operations of approximately $4.1 million and $5.4 million for the years ended December 31, 2013 and 2012, respectively. At September 30, 2014, the Company has cash and cash equivalents of approximately $0.6 million available for use.

The Company needs to raise additional capital from external sources in order to sustain its operations while continuing the longer term efforts contemplated under its business plan. The Company expects to continue incurring losses for the foreseeable future and must raise additional capital to pursue its product development initiatives, to penetrate markets for the sale of its products and to continue as a going concern. The Company can give no assurance that it will be successful in implementing its business plan and obtain financing that will be available on terms advantageous to the Company, if at all. If the Company is unable to secure additional capital, it may be required to curtail its operations, modify its existing business plan and take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These measures could cause significant delays in the Company’s efforts to commercialize its products, which is critical to the realization of its business plan and the future operations of the Company. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Management believes that the available cash balance which includes approximately $2 million of proceeds received from bridge loan financing from investors prior to September 30, 2014 will enable the Company to continue as a going concern through January 31, 2015. In addition, the Board of Directors has engaged a securities firm to assist the Company with a private placement offering, which management expects to be completed during January 2015.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information.

Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the nine month period ended September 30, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014. These interim condensed consolidated financial statements should be read in connection with the Company’s audited financial statements and footnotes for the years ended December 31, 2013 and 2012 contained elsewhere in this document.

Accounting Estimates

Management uses estimates and assumptions in preparing its condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used. Presently, the most significant estimates relate to stock based compensation, fair value of warrant grants, depreciation and amortization and the useful lives of property and equipment, and valuation allowance for deferred tax assets.

Revenue Recognition

Revenue is recognized for all sales, including sales to agents and distributors, at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract executed, there are not uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is reasonably assured. Sales discounts, returns and allowances are included in net sales. Additionally, it is the Company’s practice to include revenues generated from freight billed to customers in net sales with corresponding freight expense included in cost of sales in the Statement of Operations. The Company reports sales taxes on sales transactions on a net basis and therefore does not include sales taxes in revenues or costs.

The sales price is fixed by the Company’s acceptance of the buyer’s firm purchase order. The sales price is not contingent, or subject to additional discounts. The standard shipment terms are “F.O.B. shipping point” as stated in our standard agreement with customers. The customer is responsible for obtaining insurance for and bears the risk of loss for product in-transit. Additionally, sales to customers do not include the right to return merchandise without the prior consent of the Company. The provision for estimated sales returns and allowances are based on historical analysis of credit memo data and returns and was immaterial for the nine months ended September 30, 2014 and 2013.

The Company’s product is shipped ready for immediate use by the customer. The Company’s standard payment terms are prepayment or net 30 days from the date of shipment, and payment is not subject to customer inspection or acceptance. Our standard agreement with customers does offer limited warranties on products. The standard warranty period is one year. The Company’s cost of providing warranty service for its products for the nine months ended September 30, 2014 and 2013 was immaterial.

Research and Development

The Company expenses research and development costs as incurred. Research and development expense was approximately $316,000 and $300,000 for the nine months ended September 30, 2014 and 2013 respectively.

Shipping and Handling Costs

Shipping and handling fees billed to customers are recorded in net sales. The associated shipping and handling costs totaling approximately $30,700 and $33,900 for the nine months ended September 30, 2014 and 2013, respectively are included in operating expenses.

Foreign Currency

The financial position and results of operations of the Company’s foreign wholly owned Subsidiary, BeneChill International, AG, are measured using the Swiss Franc as the local currency. The financial position and results of operations of the Company’s Subsidiary, BeneChill International, GmbH, are measured using the Euro as the local currency. Revenues and expenses of the Subsidiary for the period ending September 30, 2014 and 2013 have been translated into U.S. dollars at average exchange rates prevailing during the nine months ended. Assets and liabilities have been translated at the rates of exchange on the balance sheet dates. The resulting foreign currency translation adjustments are recorded as other comprehensive income in the accompanying condensed consolidated financial statements.

As of September 30, 2014, the exchange rate between U.S. Dollars and Swiss Francs was U.S. $1.00 = CHF.9561, and the weighted average exchange rate for the year then ended was U.S. $1.00 = CHF .8986. As of September 30, 2014, the exchange rate between U.S. dollars and Euros was U.S. $1.00 = Euro .7921, and the weighted average rate for year then ended was U.S. $1.00 = Euro .7377.

For the nine months ended September 30, 2013, the weighted average exchange rates were U.S. $1.00 = CHF .9345 and U.S. $1.00 = Euro .7592.

Gains and losses from foreign currency exchange transactions such as those resulting from exchanges of foreign currency are included in the Condensed Consolidated Statement of Operations and Comprehensive Loss.

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options, warrants the conversion of its convertible preferred stock and convertible promissory notes in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the nine months ended September 30, 2014 and 2013:

	2014	2013
Common stock options	6,143,677	4,078,520
Preferred stock warrants	6,207,233	6,207,233
Restricted stock units	663,100	—
Conversion of convertible promissory notes	1,616,778	—
Series A convertible preferred stock	1,027,942	1,027,942
Series B convertible preferred stock	4,982,371	4,982,371
Series C convertible preferred stock	7,010,214	7,010,214
Series D convertible preferred stock	8,569,544	8,569,544
Series D-1 convertible preferred stock	2,737,275	2,737,275
Series E convertible preferred stock	4,009,296	4,009,296

Total common stock equivalents	42,967,430	38,622,395

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

The Company incurred stock-based compensation charges, net of estimated forfeitures of approximately $308,000 and $518,000 for the nine months ended September 30, 2014 and 2013, respectively, which have been included as a component of operating expenses.

Recent Accounting Pronouncements

The FASB and the SEC have issued certain other accounting standards updates and regulations that will become effective in subsequent periods; however, management of the Company does not believe that any of those updates would have significantly affected the Company’s financial accounting measures or disclosures had they been in effect during 2014 or 2013, and does not believe that any of those pronouncements will have a significant impact on the Company’s consolidated financial statements at the time they become effective.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would require adjustment or disclosure in the financial statements other than as disclosed in Note M.

B. INVENTORY

Inventory is comprised of the following at September 30, 2014:

Raw materials	$1,195,288
Work in process	295,297
Finished goods	722,561

$2,213,146

The Company periodically analyzes anticipated product sales based on historical results, current backlog and marketing plans. Based on these analyses, the Company anticipates that certain products will not be sold during the next twelve months. Inventories that are not anticipated to be sold in the next twelve months have been classified as non-current. The Company evaluates inventories on a regular basis to identify inventory on hand that may be obsolete. Accordingly, the Company provides a reserve on the full value of the inventory

C. ACCRUED EXPENSES

Accrued expenses consist of the following at September 30, 2014:

Vacation and employee benefits	$85,102
401(k) contribution	73,366
Taxes	143,063
Professional fees	15,922
Other	57,762

$375,512

D. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its San Diego, California corporate and administrative facility under a long-term non-cancelable operating agreement that expires August 2015. The monthly rent is subject to annual increases, and generally requires the payment of utilities, real estate taxes, insurance, and repairs. The Swiss subsidiary leases its office space under a long-term non-cancelable operating agreement that expires March 2017. Total rent expense was approximately $176,100 and $165,500 for the nine months ended September 30, 2014 and 2013, respectively.

Litigation

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. As of the nine months ended September 30, 2014, the Company has not accrued any amounts for contingencies.

E. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the nine months ended for September 30,:

	2014	2013
Interest	$23,442	$78

Supplemental Schedule of Non-Cash Investing and Financing Activities:

During the nine months ended September 30, 2013, the Company issued 72,172 shares of Series E preferred stock at $1.67 per share for a total value of approximately $120,500 in exchange for the return of inventory from a distributor.

F. ECONOMIC DEPENDENCE

The Company sells 100% of its products to foreign customers. Any adverse change in economic conditions in the foreign countries in which the Company does business could impact the volume of the Company’s international revenues and results of operations.

Operations of the Company are dependent on a continued supply of the cooling liquid used in the Company’s product currently being provided by a single vendor, F2 Chemicals in the United Kingdom. The liquid is a byproduct and if the vendor currently manufacturing the product no longer produces the product, the Company would have to find a new supplier or alternative product.

G. CONCENTRATIONS

Customers

During the nine months ended September 30, 2014, the Company sold a substantial portion of its products to two customers. Sales to these customers accounted for approximately 23% ($85,100) and 19% ($67,400) of total sales for the nine months ended September 30, 2014. There were three accounts receivables due from customers at September 30, 2014 which approximated 61% ($34,600).

During the nine months ended September 30, 2013, the Company sold a substantial portion of its products to two customers. Sales to these customers accounted for approximately 33% ($51,000) and 10% ($15,900) of total sales for the nine months ended September 30, 2013.

H. CONVERTIBLE PROMISSORY NOTES

During the nine months ended September 30, 2014, the Company entered into a series of convertible promissory notes pursuant to the terms of a Note Purchase Agreement dated June 20, 2014 and July 16, 2014. Under the agreement the Company issued an aggregate principal amount of Notes Payable totaling up to $2,000,000.

The Notes bear interest at the rate of 8% per annum and matured on December 1, 2014. During the fourth quarter of 2014 the Company entered into an agreement with the note holders to extend the date of maturity to February 28, 2015. The notes are convertible into Series E Convertible Preferred Stock at $1.42 or $1.002 per share, as defined in the agreement. The conversion terms of the convertible notes into Series E Preferred Stock did not contain any beneficial conversion features as of the date of issuance.

Under the terms of the agreement the outstanding principal balance and unpaid accrued interest under the Notes will be automatically converted into shares of common stock upon a qualified financing or an initial public offering (“IPO”) that results in proceeds to the Company in the aggregate amount of at least $1,500,000 from investors who are not currently stockholders of the Company and who are not strategic investors, who have obtained additional business rights provided that such equity round of financing closes on or before the maturity date of the notes at 85% or 60% of the purchase price paid per share in the qualified financing as defined in the agreement.

In accordance with ASC 470-20-25-20 “Contingent Conversion Option” changes to the conversion terms that would be triggered by future events not controlled by the issuer shall be accounted for as contingent conversion options, and the intrinsic value of such conversion options shall not be recognized until and unless the triggering event occurs. The term recognized is used to mean that the calculated intrinsic value is recorded in equity with a corresponding discount to the convertible instrument. The Company determined that the qualified financing or its initial public offering is a contingency outside the control of the holder. Accordingly the Company will evaluate any discounts upon the resolution of the contingency.

I. RELATED PARTY TRANSACTION

In July 2014, the Chief Executive Officer elected to convert $36,963 of bonus compensation to convertible promissory notes. The terms of the agreement are the same with the term of the convertible promissory notes as disclosed in Note H.

J. EQUITY TRANSACTIONS

In May 2014, the Company entered into an agreement with a securities firm to advise and structure a series of capital market activities and transactions for the Company. The securities firm serves as an exclusive placement agent for the Company’s sale of securities to be issued by the Company and if applicable, warrants to purchase shares of the Company in connection with an exempt private placement offering pursuant to the provisions of Regulation D promulgated under the Securities Act of 1933. The firm will also serve as the exclusive underwriter for the Company of registered securities, and warrants if applicable of the Company’s common stock in connection with an offering to be made pursuant to an effective registration statement to be filed by the Company under the Securities Act of 1933 which registered Securities are anticipated to be listed on a national exchange. As part of the Securities firm compensation for Private placement services the Company will issue to the securities firm warrants to purchase 8% of the aggregate number of all Securities placed in a Private Offering, plus shares underlying any convertible Securities placed in the Private Offering. The Company can give no assurance that the terms and conditions will be met and the transactions will close.

K. OPTIONS

During the nine months ended September 30, 2014, the Company granted 2,069,157 of options to its employees under its 2013 Stock Incentive Plan. The options have a life of 10 years and are exercisable at a price of $0.57. The options vest over 2 years.

The fair value of the options was approximately $908,000; the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model that uses the weighted average assumptions noted in the table below.

September 30, 2014
Volatility:	95.5% to 97.10%
Risk Free Interest Rate:	1.89% to 2.10%
Expected Term (Years):	5.78 to 6.08
Dividend Rate:	0.00%

The stock price volatility for the Company’s options was determined by the historical volatilities for industry peers. Risk free rate was derived from U.S. Treasury rates for the applicable periods. The Company utilized the “simplified” method to develop an estimate of the expected term of “plain vanilla” employee options. Dividends were -0- as the Company has not historically declared any dividends. The Company attributes the value of stock based compensation to operations on the straight-line single option method.

Under the terms of the option arrangement if the Company is not successful in its proposed initial public offering these options will be cancelled.

L. RESTRICTED STOCK UNITS

During the nine months ended September 30, 2014 the Company granted 663,100 of restricted stock units. The fair value of the award was approximately $378,000 and will be amortized to operations over the vesting term of approximately two years.

M. FOREIGN OPERATIONS

The Company’s operations are located primarily in the United States and Europe. Revenues by geographic area are attributed by country of domicile of its operating subsidiaries. The financial data by geographic area are as follows:

	United States	Germany	Switzerland	Eliminations	Total
For the nine months ended September 30, 2014:
Revenues by geographic area	$114,166	$354,672	$13,831	$(114,166)	$368,503
Operating loss by geographic area	$2,803,473	$1,201,722	$13,581	13,251	$4,032,027
Net loss by geographic area	$2,826,857	$1,201,415	$27,929		$4,056,201

For the nine months ended September 30, 2013:
Revenues by Geographic Area	$444,936	$115,677	$31,698	$(444,936)	$147,375
Operating loss by geographic area	$2,377,513	$205,841	$770,337	$83,310	$3,437,000
Net loss by geographic area	$2,376,546	$205,841	$736,827	$83,310	$3,402,523

As of September 30, 2014:
Identifiable assets by geographic area	$2,166,402	$881,500	$114,964		$3,162,866
Long lived assets by geographic area	$86,646	$191,900	$35,000		$313,546

N. SUBSEQUENT EVENTS

Convertible Promissory Notes

In November 2014, the Company issued promissory notes in the aggregate principal amount of $1,000,000. The notes bear interest at the rate of 0.39% per annum and have no maturity date. The notes are automatically convertible into common stock simultaneously with the occurrence of an IPO at a rate equal to the purchase price of the IPO and the Company will grant the note holders warrants to purchase common stock equal to 50% coverage of the promissory notes. The exercise price under the Warrants will be equal to 125% of the per share purchase price in the IPO.

In the event Company elects to terminate the offering then the notes will automatically convert into Series E Convertible Preferred Stock at a prices ranging from $1.4195 to $1.002 as defined in the terms of the agreement.

Unaudited pro forma stockholders’ equity and stock split

The Company has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed offering of its securities.

On September 5, 2014, the Board of Directors, approved a resolution that the Company will need to complete a reverse split of its Common Stock in connection with the proposed IPO and that the likely range of the reverse split will be 1-for-9, with the understanding that the reverse split will be approved by the Board or a Pricing Committee established by the Board to approve the final size and pricing of the IPO.

Since the 1-for-9 reverse stock split is not effective, the historical share information include in the accompanying consolidated financial statements and notes hereto do not assume the 1-for-9 reverse stock split, and accordingly have not been adjusted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

BeneChill, Inc and Subsidiaries

We have audited the accompanying consolidated balance sheets of BeneChill, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BeneChill, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has had recurring losses, and has negative cash flows from operations for the years ended December 31, 2013 and 2012. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

New York, NY

October 24, 2014

BeneChill, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$2,058,333	$1,648,547
Accounts receivable, net	88,258	14,845
Inventory	703,462	470,964
Prepaid expenses and other	127,627	75,211

Total Current Assets	2,977,680	2,209,567

Property and Equipment, net	220,949	341,733
Inventory	1,513,148	1,727,849
Demonstration units, net	288,420	—
Deposits	62,548	44,205

Total Assets	$5,062,745	$4,323,354

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$170,511	$109,430
Accrued expenses	377,957	234,545

Total Current Liabilities	548,468	343,975

Commitments and Contingencies	—	—
Stockholders’ Equity
Series E Convertible Preferred Stock—$0.001 par value 8,383,234 shares authorized; 4,009,296 and 1,227,543 shares issued and outstanding as of December 31, 2013 and 2012, respectively, Liquidation preference of $7,071,830 and $2,060,520 as of December 31, 2013 and 2012, respectively	4,010	1,228
Series D-1 Convertible Preferred Stock—$0.001 par value 2,891,453 shares authorized; 2,753,765 and 2,753,765 shares issued and outstanding as of December 31, 2013 and 2012, respectively, Liquidation preference of $4,598,788 and $4,598,788 as of December 31, 2013 and 2012, respectively	2,754	2,754
Series D Convertible Preferred Stock—$0.001 par value 8,932,635 shares authorized; 8,621,168 and 8,621,168 shares issued and outstanding as of December 31, 2013 and 2012, respectively, Liquidation preference of $14,397,351 and $14,397,351 as of December 31, 2013 and 2012, respectively	8,621	8,621
Series C Convertible Preferred Stock—$0.001 par value 7,429,223 shares authorized; 5,943,378 and 5,943,378 shares issued and outstanding as of December 31, 2013 and 2012, respectively, Liquidation preference of $13,669,769 and $13,669,769 as of December 31, 2013 and 2012, respectively	5,943	5,943
Series B Convertible Preferred Stock—$0.001 par value 4,151,709 shares authorized; 4,093,305 and 4,093,305 shares issued and outstanding as of December 31, 2013 and 2012, respectively, Liquidation preference of $10,512,835 and $10,512,835 as of December 31, 2013 and 2012, respectively	4,093	4,093
Series A Convertible Preferred Stock—$0.001 par value 1,027,942 shares authorized; 1,027,942 and 1,027,942 shares issued and outstanding as of December 31, 2013 and 2012, respectively, Liquidation preference of $1,541,913 and $1,541,913 as of December 31, 2013 and 2012, respectively	1,028	1,028
Common stock—$0.001 par value; 45,000,000 shares authorized; 1,131,522 shares issued and outstanding as of December 31, 2013 and 2012	1,132	1,132
Additional paid-in capital	54,389,822	48,072,780
Accumulated deficit	(50,018,136)	(44,191,686)
Accumulated other comprehensive income	115,010	73,486

Total Stockholders’ Equity	4,514,277	3,979,379

Total Liabilities and Stockholders’ Equity	$5,062,745	$4,323,354

The accompanying notes are an integral part of these consolidated financial statements.

BeneChill, Inc. and Subsidiaries

Consolidated Statements of Operations

and Comprehensive Loss

For the Years Ended December 31,

	2013	2012
Sales, net	$392,754	$272,511
Cost of Sales	129,492	403,387

Gross Profit (Loss)	263,262	(130,876)
Operating Expenses	4,969,591	5,560,073

Loss From Operations	(4,706,329)	(5,690,949)

Other Income (Expense)
Interest income	4,145	2,463
Interest expense	(12,285)	(4,027)
Gain on foreign currency transactions	(7,250)	75,939
Loss on sale of property and equipment	—	(7,357)
Other	(12,973)	(9,748)

Total Other (Expense) Income	(28,363)	57,270

Net Loss	(4,734,692)	(5,633,679)

Series E Convertible Preferred Stock, cumulative dividends	(376,306)	(10,524)
Series E Convertible Preferred Stock, deemed dividend	(1,091,758)	(486,080)
Series D Convertible Preferred Stock, exchanged for Series D-1 Convertible Preferred Stock, deemed dividend.	—	(270,990)

Net Loss Attributable to Common Stockholder	$(6,202,756)	$(6,401,273)

Loss per Share:
Basic and dilutive net loss per share	$(4.18)	$(4.98)

Net loss per share attributable to common stockholders	$(5.48)	$(5.66)

Basic and diluted weighted average shares outstanding	1,131,522	1,131,522

Proforma net loss per share—basic and diluted (note N)	(37.66)

Proforma net loss per share attributable to common stockholders	(49.34)

Proforma weighted average number of shares outstanding (note N)	125,725

Other Comprehensive Income
Net Loss	$(4,734,692)	$(5,633,679)
Foreign currency translation adjustments, net of income tax expense	41,524	135,239

Comprehensive Loss	$(4,693,168)	$(5,498,440)

The accompanying notes are an integral part of these consolidated financial statements.

BeneChill, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2013 and 2012

	Series E Convertible Preferred Stock		Series D-1 Convertible Preferred Stock		Series D Convertible Preferred Stock		Series C Convertible Preferred Stock		Series B Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Additional	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Total
Balance—December 31, 2011	—	$—	—	$—	11,131,710	$11,132	5,943,378	$5,943	4,093,305	$4,093	1,027,942	$1,028	1,131,522	$1,132	$44,743,354	$(37,800,937)	$(61,753)	$6,903,992
Issuance of Series D convertible preferred stock for cash at $1.66 per share less issuance costs of $8,493	—	—	—	—	243,223	243	—	—	—	—	—	—	—	—	395,014	—	—	395,257
Exchange of Series D convertible preferred stock for Series D-1 convertible preferred stock net of issuance costs of $8,262	—	—	2,753,765	2,754	(2,753,765)	(2,754)	—	—	—	—	—	—	—	—	270,990	(270,990)	—	—
Issuance of Series E convertible preferred stock for cash at $1.67 per share less issuance costs of $63,286	1,227,543	1,228	—	—	—	—	—	—	—	—	—	—	—	—	2,471,563	(486,080)	—	1,986,711
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	191,859	—	—	191,859
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,633,679)	—	(5,633,679)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	135,239	135,239

Balance—December 31, 2012	1,227,543	$1,228	2,753,765	$2,754	8,621,168	$8,621	5,943,378	$5,943	4,093,305	$4,093	1,027,942	$1,028	1,131,522	$1,132	$48,072,780	$(44,191,686)	$73,486	$3,979,379
Issuance of Series E convertible preferred stock for cash at $1.67 per share less issuance costs of $-0-	2,709,581	2,710	—	—	—	—	—	—	—	—	—	—	—	—	5,614,049	(1,091,758)	—	4,525,001
Issuance of Series E convertible preferred stock for the return of inventory	72,172	72	—	—	—	—	—	—	—	—	—	—	—	—	120,455	—	—	120,527
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	582,538	—	—	582,538
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,734,692)	—	(4,734,692)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	41,524	41,524

Balance—December 31, 2013	4,009,296	$4,010	2,753,765	$2,754	8,621,168	$8,621	5,943,378	$5,943	4,093,305	$4,093	1,027,942	$1,028	1,131,522	$1,132	$54,389,822	$(50,018,136)	$115,010	$4,514,277

The accompanying notes are an integral part of these consolidated financial statements.

BeneChill, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

and Comprehensive Loss

For the Years Ended December 31,

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,734,692)	$(5,633,679)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	187,796	210,971
Bad debt (recovery) expense	(19,806)	23,943
Stock based compensation	582,538	191,859
Loss on sale of property and equipment	—	7,357
Changes in Operating Assets and Liabilities
(Increase) Decrease In:
Accounts receivable	(50,771)	64,237
Inventory	(216,706)	(645,160)
Prepaid expenses and other	(50,485)	642,804
Deposits	(16,789)	(1,697)
Increase (Decrease) In:
Accounts payable	57,906	(133,811)
Accrued expenses	139,769	(157,625)

Net Cash Used in Operating Activities	(4,121,240)	(5,430,801)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	1,414
Purchases of property and equipment	(17,892)	(61,501)

Net Cash Used in Investing Activities	(17,892)	(60,087)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of Series D preferred stock	—	395,257
Net proceeds from issuance of Series E preferred stock	4,525,001	1,986,711

Net Cash Provided by Financing Activities	4,525,001	2,381,968

Effect of foreign exchange rates on cash	23,917	128,218

Net Increase (Decrease) in Cash and Cash Equivalents	409,786	(2,980,702)
Cash and Cash Equivalents—Beginning of Year	1,648,547	4,629,249

Cash and Cash Equivalents—End of Year	$2,058,333	$1,648,547

The accompanying notes are an integral part of these consolidated financial statements.

A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

BeneChill, Inc. (the Company), formerly known as BeneCool, Inc. was incorporated in the state of Minnesota in December 2003 to develop novel cooling technologies to improve patient outcomes after acute ischemic events such as cardiac arrest, stroke, and traumatic brain injury. The Company was re-incorporated in Delaware in February 2006 and the Minnesota Corporation was merged into the Delaware Corporation. Through January 2011 the Company was a development stage entity primarily engaged in the development of its RhinoChill system, a non-invasive cooling product. The Company began generating revenues from European sales through its subsidiary in Switzerland in January 2011.

In August 2010 the Company formed a wholly owned subsidiary in Switzerland, BeneChill International, AG (the Subsidiary), (formerly BeneChill International SA), to promote sales of the Company’s products in Europe. In February 2013, BeneChill International, AG formed a wholly owned subsidiary BeneChill International, GmbH in Germany to promote sales of the Company’s products in the German market. Collectively, the Company and the subsidiaries are referred to as the Company.

Liquidity and Going Concern

During the years ended December 31, 2013 and 2012, the Company had a net loss from operations of approximately $4.7 million and $5.6 million, respectively and negative cash flows from operations of approximately $4.1 million and $5.4 million for the years ended December 31, 2013 and 2012, respectively. At December 31, 2013, the Company has cash and cash equivalents of approximately $2.1 million available for use.

The Company needs to raise additional capital from external sources in order to sustain its operations while continuing the longer term efforts contemplated under its business plan. The Company expects to continue incurring losses for the foreseeable future and must raise additional capital to pursue its product development initiatives, to penetrate markets for the sale of its products and to continue as a going concern. The Company can give no assurance that it will be successful in implementing its business plan and obtain financing that will be available on terms advantageous to the Company, if at all. If the Company is unable to secure additional capital, it may be required to curtail its operations, modify its existing business plan and take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These measures could cause significant delays in the Company’s efforts to commercialize its products, which is critical to the realization of its business plan and the future operations of the Company. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Management believes that the available cash balance, plus approximately $2 million of proceeds received during 2014 from bridge loan financing from investors will enable the Company to continue as a going concern through December 31, 2014. In addition, the Board of Directors has engaged a securities firm to assist the Company with a private placement offering, which management expects to be completed during 2014.

Consolidation Policy

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, BeneChill International, AG and its wholly owned subsidiary, BeneChill International, GmbH. All significant intercompany transactions and balances have been eliminated in consolidation.

Accounting Estimates

Management uses estimates and assumptions in preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used. Presently, the most significant estimates relate to stock based compensation, fair value of warrant grants, depreciation and amortization and the useful lives of property and equipment, and valuation allowance for deferred tax assets.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments purchased with an initial maturity of three months or less and money market funds to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

At December 31, 2013 the Company maintained an account at a brokerage firm which consisted of money market funds in the amount of $1,879,075. Balances may be insured up to $500,000 by the Securities Investor Protection Corporation (SIPC).

Accounts Receivable

The Company sells and grants credit to its customers, all of whom are located in Europe. The Company performs credit evaluations of its customers and, generally, requires no collateral. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience, a review of the current status of trade accounts receivable including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $4,137 and $23,943 at December 31, 2013 and 2012, respectively.

Inventory

Inventory is recorded at the lower of cost, first-in first-out (“FIFO”) or market (net realizable value) and includes material, labor and overhead. It is reasonably possible that the Company’s estimate of market will change. The Company evaluates inventories on a regular basis to identify inventory on hand that may be obsolete. Accordingly, the Company provides a reserve on the full value of the inventory

The Company periodically analyzes anticipated product sales based on historical results, current backlog and marketing plans. Based on these analyses, the Company anticipates that certain products will not be sold during the next twelve months. Inventories that are not anticipated to be sold in the next twelve months have been classified as non-current.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the related assets as follows:

Lab equipment	3 years
Tooling	5 years
Computers	3 years
Furniture and fixtures	3 – 5 years
Software	3 years

Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the lives of the respective assets. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference.

Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2013 and 2012.

Revenue Recognition

Revenue is recognized for all sales, including sales to agents and distributors, at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract executed, there are not uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is reasonably assured. Sales discounts, returns and allowances are included in net sales, Additionally, it is the Company’s practice to include revenues generated from freight billed to customers in net sales with corresponding freight expense included in cost of sales in the Statement of Operations. The Company reports sales taxes on sales transactions on a net basis and therefore does not include sales taxes in revenues or costs.

The sales price is fixed by the Company’s acceptance of the buyer’s firm purchase order. The sales price is not contingent, or subject to additional discounts. The standard shipment terms are “F.O.B. shipping point” as stated in our standard agreement with customers. The customer is responsible for obtaining insurance for and bears the risk of loss for product in-transit. Additionally, sales to customers do not include the right to return merchandise without the prior consent of the Company. The provision for estimated sales returns and allowances are based on historical analysis of credit memo data and returns and was immaterial for the years ended December 31, 2013 and 2012.

The Company’s product is shipped ready for immediate use by the customer. The Company’s standard payment terms are prepayment or net 30 days from the date of shipment, and payment is not subject to customer inspection or acceptance, our standard agreement with customers does offer limited warranties on products. The standard warranty period is one year. The Company’s cost of providing warranty service for its products for the years ended December 31, 2013 and 2012 was immaterial.

Research and Development

The Company expenses research and development costs as incurred. Research and development expense was approximately $419,000 and $1,198,000 for the years ended December 31, 2013 and 2012, respectively.

Shipping and Handling Costs

Shipping and handling fees billed to customers are recorded in net sales. The associated shipping and handling costs totaling approximately $58,000 and $125,000 during the years ended December 31, 2013 and 2012, respectively are included in operating expenses.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future recoverability is uncertain.

Other Comprehensive Income

Other comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that, under accounting principles generally accepted in the United States of America are excluded from net income. For the Company, foreign currency translation adjustments are the only component that comprise other comprehensive income and accumulated other comprehensive income (loss). Amounts are shown net of income tax effect because the Company has established a full valuation allowance against its deferred tax assets (see Note F).

Foreign Currency

The financial position and results of operations of the Company’s foreign wholly owned Subsidiary, BeneChill International, AG, are measured using the Swiss Franc as the local currency. The financial position and results of operations of the Company’s Subsidiary, BeneChill International, GmbH, are measured using the Euro as the local currency. Revenues and expenses of the Subsidiary for the years ended December 31, 2013 and 2012 have been translated into U.S. dollars at average exchange rates prevailing during the years. Assets and liabilities have been translated at the rates of exchange on the balance sheet dates. The resulting foreign currency translation adjustments are recorded as other comprehensive income in the accompanying consolidated financial statements.

As of December 31, 2013, the exchange rate between U.S. Dollars and Swiss Francs was U.S. $1.00 = CHF .89065, and the weighted average exchange rate for the year then ended was U.S. $1.00 = CHF .92678. As of December 31, 2013, the exchange rate between U.S. dollars and Euros was U.S. $1.00 = Euro .7264, and the weighted average rate for the year then ended was U.S. $1.00 = Euro .753.

As of December 31, 2012, the exchange rate between U.S. Dollars and Swiss Francs was U.S. $1.00 = CHF 0.9156, and the average exchange rate for the year then ended was U.S. $1.00 = CHF .9399.

Gains and losses from foreign currency exchange transactions such as those resulting from exchanges of foreign currency are included in the Consolidated Statement of Operations and Comprehensive Loss.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short term.

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options, warrants and the conversion of its convertible preferred stock in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2013 and 2012:

	2013	2012
Common stock options	4,108,520	1,751,425
Preferred stock warrants	6,207,233	3,497,652
Series A convertible preferred stock	1,027,942	1,027,942
Series B convertible preferred stock	4,982,371	4,982,371
Series C convertible preferred stock	7,010,214	7,010,214
Series D convertible preferred stock	8,569,544	8,569,544
Series D-1 convertible preferred stock	2,737,275	2,737,275
Series E convertible preferred stock	4,009,296	1,227,543

Total common stock equivalents	38,652,395	30,803,966

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

The Company incurred stock-based compensation charges, net of estimated forfeitures of approximately $582,500 and $191,900 for the years ended December 31, 2013 and 2012, respectively, which have been included as a component of operating expenses.

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Other Comprehensive Income.” ASU 2013-02 finalized the reporting for reclassifications out of accumulated other comprehensive income, which was previously deferred, as discussed below. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, they do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. An entity is also required to present on the face of the financials where net income is reported or in the footnotes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. Other amounts need only be cross-referenced to other disclosures required that provide additional detail of these amounts. The amendments in this update are effective for reporting periods beginning after December 15, 2012. Early adoption is permitted. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” Under this new guidance, companies must present this unrecognized tax benefit in the financial statements as a reduction to deferred tax assets created by net operating losses or other tax credits from prior periods that occur in the same taxing jurisdiction. If the unrecognized tax benefit exceeds such credits it should be presented in the financial statements as a liability. This update is effective for annual and interim reporting periods for fiscal years beginning after December 15, 2013. The adoption of this standard is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The U.S. Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08) in April 2014. This new standard raises the threshold for disposals to qualify as discontinued operations, allows companies to have significant continuing involvement and continuing cash flows and provides for new and additional disclosures of discontinued operations and individually material disposal transactions. The Company anticipates adopting the new standard when it becomes effective in the first quarter of 2015. The Company does not expect the adoption of ASU 2014-08 to have a material effect on its condensed consolidated financial statements.

The FASB has issued ASU No. 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Company is currently evaluating the effect of the ASU on its financial position, results of operations and cash flows.

The FASB has issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605—Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. The Company is currently evaluating the effect of the ASU on its financial position, results of operations and cash flows.

In August 2014, the FASB issued a new accounting standard which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern for each annual and interim reporting period. If substantial doubt exists, additional disclosure is required. This new standard will be effective for the Company for annual and interim periods beginning after December 15, 2016. Early adoption is permitted. The Company will continue to assess the impact on its consolidated financial statements.

The FASB and the SEC have issued certain other accounting standards updates and regulations that will become effective in subsequent periods; however, management of the Company does not believe that any of those updates would have significantly affected the Company’s financial accounting measures or disclosures had they been in effect during 2014 or 2013, and does not believe that any of those pronouncements will have a significant impact on the Company’s consolidated financial statements at the time they become effective.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would require adjustment or disclosure in the financial statements.

B. INVENTORY

Inventory is comprised of the following at December 31:

	2013	2012
Raw materials	$1,225,330	1,700,257
Work in process	62,324	—
Finished goods	928,956	498,556

	$2,216,610	$2,198,813

C. DEMONSTRATION UNITS

Demonstration units represent the net book value of demonstration units provided by the Company to its customers. The demonstration units are recorded at cost and amortized on the straight-line basis over five years. The amount of the consolidated balance sheet is shown net of accumulated amortization of approximately $47,700. For the year ended December 31, 2013 the Company recorded approximately $47,700 of amortization expense.

D. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31:

	2013	2012
Tooling	$444,206	$444,206
Lab equipment	355,913	383,253
Leasehold improvements	125,651	125,651
Computers	96,190	91,055
Furniture and fixtures	89,867	47,029
Software	20,670	20,670

Total at Cost	1,132,497	1,111,864
Less: accumulated depreciation and amortization	(911,548)	(770,131)

Total Property and Equipment – Net	$220,949	$341,733

For the year ended December 31, 2013 and 2012, the Company recorded approximately $140,100 and $211,000 of depreciation and amortization expense, respectively.

E. ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

	2013	2012
Wages and bonus	$183,774	$84,896
Vacation and employee benefits	75,420	47,520
401(k) contribution	47,541	53,700
Taxes	21,727	—
Professional services	30,847	—
Other	18,648	48,429

	$377,957	$234,545

F. INCOME TAXES

United States and international components of loss before income taxes were as follows:

	December 31,
	2013	2012
United States	$(3,373,364)	$(3,958,647)
International	(1,361,328)	(1,675,032)

Net loss before income taxes	$(4,734,692)	$(5,633,679)

Income tax expense for the years ended December 31, 2013 and 2012 consisted of the following:

December 31,
	2013	2012
Current:
Federal	$—	$—
State	—	—
Foreign	—	—

Total Current	—	—

Deferred (net of valuation allowance)
Federal	—	—
State	—	—
Foreign	—	—

Total Deferred	—	—

Income tax provision (benefit)	$—	$—

The reconciliation between the statutory federal income tax rate (34%) and the Company’s effective rate for the year ended December 31, 2013 and 2012 is as follows:

	December 31,
	2013	2012
U.S. Federal statutory rate	(34.00)%	(34.00)%
State taxes, net of federal benefit	(5.83)	(0.32)
Stock based compensation	2.90	—
Foreign subsidiaries	11.45	9.74
Other permanent differences	(1.45)	(2.18)
Change in valuation allowance	26.93	26.76

Income tax provision (Benefit)	—%	—%

As of December 31, 2013 and 2012 the deferred tax asset consisted of the following components as follows:

	2013	2012
Deferred tax assets
Net operating loss carryforwards	$11,189,000	$10,182,000
Start-up costs capitalized for tax purposes	3,305,000	3,084,000
Tax credits	1,054,000	1,003,000
Accruals and other	68,000	37,000
Property and equipment	36,000	13,000
Stock based compensation	14,000	69,000

Deferred tax assets before valuation allowance	15,666,000	14,388,000
Less valuation allowance	(15,666,000)	(14,388,000)

Net Deferred Tax Asset	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance increased by $1,278,000 and $1,580,000 for the years ended December 31, 2013 and 2012, respectively. Management periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred tax assets will be realizable, the valuation allowance will be reduced or eliminated.

At December 31, 2013 the Company has federal and state net operating loss carryforwards of approximately $29,917,000 and $8,972,000, respectively, which may be available to offset future taxable income. At December 31, 2012, the Company had federal and state net operating loss carryforwards of approximately $26,261,000 and $5,564,000, respectively. Federal and state carryforwards begin to expire in 2024 and 2014, respectively. The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions at December 31, 2013 and 2012. BeneChill International, AG has net operating loss carryforwards of approximately $3,973,000 which may be available to offset future taxable income. These carryforwards begin to expire in 2017. BeneChill International, GmbH has net operating loss carryforwards of approximately $1,361,000 which may be available to offset future taxable income. These carryforwards do not expire but annual utilization may be limited based on taxable net income. The Company also has research and development and other tax credit carry forwards for federal and state tax purposes of approximately $506,000 and $547,000, respectively. The research and development tax credit carryforwards begin to expire in 2024.

The Company has not provided U.S. taxes on the undistributed earnings from its foreign subsidiaries as these earnings are considered indefinitely reinvested. If the foreign earnings were repatriated to the U.S. in the future, an additional tax provision would be required. Due to complexities in the US law and certain assumptions that would be required, determination of the U.S. tax liability on the undistributed earnings is not practicable.

Uncertain Tax Positions

The Company files income tax returns in the U.S. federal jurisdiction, Switzerland, Germany, and in the states of California and New York. The Company’s federal income tax returns for the years 2010 remain subject to examination by the Internal Revenue Service. The Company’s state income tax returns for the years 2009 and beyond remain subject to examination by the state taxing authorities.

The Subsidiary’s income tax returns for the years 2011 remain subject to examination by the Swiss taxing authorities. Income tax returns for BeneChill International, GmbH are subject to examination by the German taxing authorities for the year 2013. In addition, all of the net operating losses, research and development credits and other tax credit carryforwards that may be used in future years are still subject to adjustment.

The Company did not have any unrecognized tax benefits as of December 31, 2013 and 2012 and does not expect this to change significantly over the next twelve months. In accordance with generally accepted accounting principles, the Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2013 and 2012, the Company has not accrued any interest or penalties related to uncertain tax positions.

G. FOREIGN OPERATIONS

The Company’s operations are located primarily in the United States and Europe. Revenues by geographic area are attributed by country of domicile of its operating subsidiaries. The financial data by geographic area are as follows:

	United
	States	Germany	Switzerland	Eliminations	Total
For the year ended December 31, 2013:
Revenues by geographic area	$941,700	$310,742	$940,676	$(1,800,364)	$392,754
Operating loss by geographic area	$(3,369,438)	$(534,186)	$(1,065,967)	$—	$(4,969,591)
Net loss by geographic area	$(3,373,364)	$(1,361,328)	$(188,153)	$188,153	$(4,734,692)
For the year ended December 31, 2012:
Revenues by Geographic Area	$380,216	$—	$272,511	$(380,216)	$272,511
Operating loss by geographic area	$(3,915,885)	$—	$(1,746,443)	$(28,621)	$(5,690,949)
Net loss by geographic area	$(3,958,647)	$—	$(1,675,032)	$—	$(5,633,679)
As of December 31, 2013:
Identifiable assets by geographic area	$3,688,326	$135,042	$813,467	$(83,459)	$4,553,376
Long lived assets by geographic area	$171,000	$48,505	$289,864	$—	$509,369
As of December 31, 2012:
Identifiable assets by geographic area	$3,559,990	$—	$450,252	$(28,621)	$3,981,621
Long lived assets by geographic area	$291,395	$—	$50,338	$—	$341,733

H. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its San Diego, California corporate and administrative facility under a long-term non-cancelable operating agreement that expires August 2015. The monthly rent is subject to annual increases, and generally requires the payment of utilities, real estate taxes, insurance, and repairs. The Swiss subsidiary leases its office space under a long-term non-cancelable operating agreement that expires March 2017. Total rent expense was $234,416 and $205,542 for the years ended December 31, 2013 and 2012, respectively.

The Company also leased equipment under a long-term non-cancellable operating lease agreement that expired June 2013. Total equipment lease expense was $1,942 and $2,952 for the years ended December 31, 2013 and 2012, respectively.

The following is a schedule by year of future minimum rental payments required under the operating lease agreements:

Year Ending December 31,	Amount
2014	$192,371
2015	151,111
2016	65,311
2017	16,328

$425,121

Litigation

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. As of December 31, 2013 and 2012, the Company has not accrued any amounts for contingencies.

I. EQUITY

Convertible Preferred Stock

The Company’s Board of Directors is authorized to issue shares of preferred stock, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares and to fix the qualifications, limitations and restrictions thereof. As of December 31, 2013, the Company has seven classes of capital stock – common stock, Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, Series D-1 convertible preferred stock, and Series E convertible preferred stock. All classes of convertible preferred stock have a par value of $.001.

Series A Convertible Preferred Stock

Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder, into common stock at any time after the date of issuance into the number of shares determined by dividing the original issuance price ($1.50 per share) by the respective Series A conversion price ($1.50 per share at December 31, 2013 and 2012). The conversion price is subject to adjustment should any dilutive issuances of preferred or common stock occur. Each share of Series A stock automatically converts into shares of common stock at the then effective conversion price if at any time the holders of at least 60% of the then outstanding shares of Series A consent in writing to the conversion or upon the closing of a public offering of the Company’s common stock.

The Series A stockholders have the right to one vote for each share of common stock into which such stock could then be converted and generally vote as a class with the holders of other Series preferred stock and common stock.

The Series A stockholders are entitled to receive non-cumulative dividends in preference to any dividend which may be declared or made with respect to outstanding shares of common stock when and if declared by the Board of Directors at a rate of $0.09 per share per annum. No dividends have been declared to date.

In the event of a liquidation, dissolution, winding up or change in control of the Company, either voluntary or involuntary, after the Management Distribution (see Common Stock), Series E preferred stock distribution, distribution of the Common Carve Out (see Common Stock), and Series D-1, D, and C preferred stock distributions, the holders of Series A preferred stock are entitled to receive distributions, on a pari passu basis with holders of Series B preferred stock, and before holders of common stock, an amount equal to the Series A original issue price, plus all declared and unpaid dividends.

Series B Convertible Preferred Stock

Each share of Series B Preferred Stock is convertible, at the option of the holder, into common stock at any time after the date of issuance into the number of shares determined by dividing the original issuance price ($2.5683 per share) by the respective Series B conversion price ($2.11 per share at December 31, 2013 and 2012). The conversion price is subject to adjustment should any dilutive issuances of preferred or common stock occur. Each share of Series B stock automatically converts into shares of common stock at the then effective conversion price if at any time the holders of at least 60% of the then outstanding shares of Series B consent in writing to the conversion or upon the closing of a public offering of the Company’s common stock.

The Series B Convertible Preferred stockholders have the right to one vote for each share of common stock into which such stock could then be converted and generally vote as a class with the holders of other Series preferred stock and common stock.

The Series B Convertible Preferred stockholders are entitled to receive non-cumulative dividends in preference to any dividend which may be declared or made with respect to outstanding shares of Series A Preferred Stock or Common Stock when and if declared by the Board of Directors at a rate of $0.1926225 per share per annum. No dividends have been declared to date.

In the event of a liquidation, dissolution, winding up or change in control of the Company, either voluntary or involuntary, after the Management Distribution (see Common Stock), Series E preferred stock distribution, distribution of the Common Carve Out (see Common Stock), and Series D-1, D, and C preferred stock distributions, the holders of Series B Convertible Preferred Stock are entitled to receive distributions, on a pari passu basis with holders of Series A preferred stock, and before holders of common, an amount equal to the Series B original issue price plus all declared and unpaid dividends.

Series C Convertible Preferred Stock

Each share of Series C Preferred Stock is convertible, at the option of the holder, into common stock at any time after the date of issuance into the number of shares determined by dividing the original issuance price ($2.30 per share) by the respective Series C conversion price ($1.95 per share at December 31, 2013 and 2012). The conversion price is subject to adjustment should any dilutive issuances of preferred or common stock occur. Each share of Series C Preferred Stock automatically converts into shares of common stock at the then effective conversion price if at any time the holders of at least 60% of the then outstanding shares of Series C consent in writing to the conversion or upon the closing of a public offering of the Company’s common stock.

The Series C Convertible Preferred stockholders have the right to one vote for each share of common stock into which such stock could then be converted and generally vote as a class with the holders of other Series preferred stock and common stock.

The holders of the Series C stock are entitled to receive non-cumulative dividends in preference to any dividend which may be declared or made with respect to outstanding shares of Series A preferred stock, Series B Preferred Stock, or Common Stock when and if declared by the Board of Directors at a rate of $0.138 per share per annum. No dividends have been declared to date.

In the event of a liquidation, dissolution, winding up or change in control of the Company, either voluntary or involuntary, after the Management Distribution (see Common Stock), Series E preferred stock distribution, distribution of the Common Carve Out (see Common Stock), and Series D-1, and D preferred stock distribution, the holders of Series C preferred stock are entitled to receive distributions before holders of Series A and Series B preferred stock and common stock, equal to the original purchase price, plus all declared and unpaid dividends.

Series D Convertible Preferred Stock

Each share of Series D Preferred Stock is convertible, at the option of the holder, into common stock at any time after the date of issuance into the number of shares determined by dividing the original issuance price ($1.66 per share) by the respective Series D conversion price ($1.67 per share at December 31, 2013 and 2012). The conversion price is subject to adjustment should any dilutive issuances of preferred or common stock occur. Each share of Series D Convertible Preferred Stock automatically converts into shares of common stock at the then effective conversion price if at any time the holders of at least 60% of the then outstanding shares of Series D consent in writing to the conversion or upon the closing of a public offering of the Company’s common stock.

The Series D Convertible Preferred stockholders have the right to one vote for each share of common stock into which such stock could then be converted and generally vote as a class with the holders of other Series preferred stock and common stock.

The Series D Convertible Preferred Stockholders are entitled to receive non-cumulative dividends in preference to any dividend which may be declared or made with respect to outstanding shares of Series A preferred stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock when and if declared by the Board of Directors at a rate of $0.0996 per share per annum. No dividends have been declared to date.

In the event of a liquidation, dissolution, winding up or change in control of the Company, either voluntary or involuntary, after the Management Distribution (see Common Stock), Series E preferred stock distribution, distribution of the Common Carve Out (see Common Stock), and Series D-1 preferred stock distribution, the holders of Series D preferred stock are entitled to receive distributions before holders of Series A, B and C preferred stock and common stock, equal to the original purchase price plus all declared and unpaid dividends.

During the year ended December 31, 2012, the Company issued 243,223 shares of Series D convertible preferred stock for cash proceeds of $395,257, net of issuance costs of $8,493.

Series D-1 Convertible Preferred Stock

During the year ended December 31, 2012, in connection with a Settlement and Release Agreement, the Company exchanged, without payment or consideration, 2,753,765 shares of Series D convertible preferred stock for an equal number of Series D-1 convertible preferred stock, which rights, preferences and privileges are identical to the rights, preferences and privileges of the Series D convertible preferred stock except that the priority of the liquidation preference of the Series D-1 convertible preferred stock is senior to the Series D convertible preferred stock. The Company recorded a charge for the incremental increase in the fair value of the issuance of the Series D-1 Convertible Preferred Stock of $270,990, which has been included as a a dividend for the year ended December 31, 2012.

Series E Convertible Preferred Stock

During the year ended December 31, 2013, the Company issued 2,709,581 shares of Series E Convertible Preferred Stock, for cash proceeds of $4,525,001, net of issuance costs of $-0-. The 2,709,581 shares included detachable warrants to purchase 2,709,581 shares of Series E convertible stock (see Warrants). Of the total net cash proceeds, $1,381,490 and $ $3,143,511 were allocated to the Series E convertible preferred stock and warrants, respectively, based on their estimated relative fair values. Additionally, the difference between the fair value of the common stock into which the Series E preferred stock may be converted and the effective conversion price resulted in a beneficial conversion feature of $1,091,758. For convertible securities, any recorded discount resulting from the allocation of proceeds to the beneficial conversion feature is analogous to a deemed dividend. Accordingly, the Company recorded a deemed dividend of $1,091,758 for the embedded beneficial conversion feature of the Series E Convertible Preferred Stock.

During the year ended December 31, 2013, the Company issued 72,172 shares of Series E Convertible Preferred Stock at $1.67 per share for a total value of $120,527 in exchange for the return of inventory from a distributor.

During the year ended December 31, 2012, the Company issued 1,227,543 shares of Series E convertible preferred stock for cash proceeds of $1,986,711, net of issuance costs of $63,286. The shares included detachable warrants to purchase 1,227,543 shares of Series E convertible stock (see Warrants). Of the total net cash proceeds, $625,867 and $1,424,130 were allocated to the Series E Convertible Preferred Stock and warrants, respectively, based on their estimated relative fair values. Additionally, the difference between the fair value of the common stock into which the Series E preferred stock may be converted and the effective conversion price resulted in a beneficial conversion feature of $486,080. For convertible securities, any recorded discount resulting from the allocation of proceeds to the beneficial conversion feature is analogous to a deemed dividend. Accordingly, the Company recorded a deemed dividend of $486,080 for the embedded beneficial conversion feature of the Series E Convertible Preferred Stock.

Each share of Series E Preferred Stock is convertible, at the option of the holder, into common stock at any time after the date of issuance into the number of shares determined by dividing the original issuance price ($1.67 per share) by the respective Series E conversion price ($1.67 at December 31, 2013). The conversion price is subject to adjustment should any dilutive issuances of preferred or common stock occur.

Each share of Series E stock automatically converts into shares of common stock at the then effective conversion price if at any time the majority of holders of the then outstanding shares of Series E consent in writing to the conversion or upon the closing of a public offering of the Company’s common stock.

The Series E stockholders have the right to one vote for each share of common stock into which such stock could then be converted and generally vote as a class with the holders of other Series preferred stock and common stock.

The Series E Convertible Preferred stockholders are entitled to receive cumulative dividends in preference to any dividend which may be declared or made with respect to outstanding shares of common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, and Series D-1 preferred stock. Dividends on shares of Series E preferred stock shall begin to accrue on a daily basis at the prorated rate of $0.0996 per share from the date on which the Company issues such shares. The cumulative dividends shall be due and payable on December 31 of each year in arrears. No dividends have been declared by the Company to date.

As December 31, 2013 and 2012 the Series E Convertible Preferred Stock consisted of the following:

	2013	2012
Cumulative reported dividends	$365,782	$10,524
Dividend arrearage	$376,306	$10,524
Series E Preferred Stock outstanding	4,009,296	1,227,543
Dividend arrearage per share	$0.09	$0.01
Liquidation preference including dividend arrearage	$7,071,830	$2,060,520

In the event of a liquidation, dissolution, winding up or change in control of the Company, either voluntary or involuntary, after Management Distribution, (see Common Stock) the holders of Series E Convertible Preferred Stock are entitled to receive distributions before the Common Carve Out (see Common Stock), holders of Series A, B, C, D and D-1 preferred stock and common stock, equal $5.01 per share of the Series E Convertible Preferred stock plus all cumulative and unpaid dividends.

Common Stock

Holders of common stock generally vote as one class with holders of the preferred stock and are entitled to one vote for each share held. Subject to the rights of the holders of the preferred stock to receive preferential dividends, the holders of common stock are entitled to receive dividends when and if declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock will be entitled to receive in the aggregate, an amount equal to five percent (5%) of the proceeds from such liquidation event (“common carve out”) less proceeds distributed pursuant to a Management Carve-Out Plan and less certain other deductions as specified in the Articles of Incorporation, provided, however, that this 5% shall not be payable if all outstanding shares of preferred stock convert into common stock in connection with such liquidation event. If assets of the Company available for distribution after distribution of the common carve out exceed the aggregate amount payable to the holders of the preferred stock, such assets will be distributed ratably among holders of the common stock. The holders of common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions.

Warrants

In January 2012, the Company granted warrants to a broker to purchase 12,161 shares of Series D Convertible Preferred Stock for services in connection with the issuance of Series D Convertible Preferred Stock (see – Series D Convertible Preferred Stock). The fair value of the warrants, which was deemed to be an equity instrument, was estimated using the Black-Scholes pricing module, expected volatility of 80%, risk-free interest rate of 1.32%, life of 7 years, and no expected dividends.

The expected stock price volatility for the Company’s warrants was determined by the historical volatilities for industry peers and used an average of those volatilities The risk free interest rate was obtained from U.S. Treasury rates for the applicable periods. The contractual terms of the agreement does not provide for dividends and the Company does not expect to declare dividends in the near future.

The fair value of the warrants was recorded as a component of issuance costs for the Series D convertible preferred stock of $14,593. In November 2012, the warrants were modified to allow the holder to purchase shares of Series D-1 convertible preferred stock. As a result of the modification, the fair value of the warrants was recalculated at the date of modification with the increase in fair value of $8,262 recorded as issuance costs for Series D-1 convertible preferred stock. The fair value at date of modification was estimated using the Black-Scholes pricing model, expected volatility of 80%, risk-free interest rate of $1.04%, life of seven years, and no expected dividends.

The expected stock price volatility for the Company’s warrants was determined by the historical volatilities for industry peers and used an average of those volatilities. The risk free interest rate was obtained from U.S. Treasury rates for the applicable periods. The contractual terms of the agreement does not provide for dividends and the Company does not expect to declare dividends in the near future.

The following table summarizes information about warrants outstanding and exercisable at December 31, 2013:

Description	Number Outstanding	Exercise Price	Expiration Date
Series B Warrants	58,404	2.5683	February 2018
Series C Warrants	1,485,845	2.30	July 2016
Series D Warrants	311,467	1.66	December 2021
Series D-1 Warrants	137,688	1.66	November 2019
Series E Warrants	3,937,124	1.67	November 2019

The following table summarizes information about warrants outstanding and exercisable at December 31, 2012:

Description	Number Outstanding	Exercise Price	Expiration Date
Series B Warrants	58,404	2.5683	February 2018
Series C Warrants	1,485,845	2.30	July 2016
Series D Warrants	311,467	1.66	December 2021
Series D-1 Warrants	137,688	1.66	November 2019
Series E Warrants	1,227,543	1.67	November 2019

Fair Value of Common Stock

The Company accounts for equity-based compensation in accordance with the fair value provisions of ASC Topic 718. The Company’s common stock is not listed on any exchange and, accordingly, used a valuation model to arrive at an estimated fair value of the Company’s common stock to be used in the Black-Scholes option pricing model to determine the fair value of the awards made for the year ended December 31, 2013 and 2012.

The Company considered the following significant factors in preparing its fair value analyses:

•	Changes in and uncertainties with respect to, regional, national and international economic conditions.

•	The Company’s Enterprise Value using a Peer Company Public Company Market Multiple Method;

•	The Company’s Enterprise Value using a similar transactions method;

•	The Company’s ability to access the debt and equity capital markets;

•	The Company’s market conditions in the geographic areas in which the Company operated; and

•	The Company’s performance and results of operations;

The Company followed the Market Transaction Method using the Dow Jones Venture Source Database conducting a database search for development-stage medical device companies that initially received venture capital and later were acquired in Merger and Acquisition transactions. Value is derived from the valuation multiples of transactions involving target companies with similar characteristics. The Company chose to use a high and low multiple in order to provide a range of values.

Under this method, the Company’s market value of invested capital was approximately $52.4 million and $60.6 million for the years ended December 31, 2013 and 2012, respectively.

A.	Similar Transactions. The Company selected 45 and 37 transactions involving target private medical device companies for the years ended December 31, 2013 and 2012, respectively.

B.	Range of Multiples Observed. Using the total deal consideration and the total venture capital raised prior to the acquisition, the Company calculated the total deal consideration/capital raised multiple. The observed range was 0.11x to 17.17x. for each of the years ended December 31, 2013 and 2012, respectively.

C.	Multiple Selections. The Company selected multiples of 1.75x and 2.00x for the Low Estimate and High Estimate for the year ended December 31, 2013, respectively and , multiples of 2.00x and 2.25x for the Low Estimate and High Estimate for the year ended December 31, 2012, respectively. This considered the early-stage status of the Company as well as the inherent survivorship bias within the selected comparable companies. The Low Estimate and High Estimate multiples are slightly below and equal to the median of the data set, respectively.

D.	Venture Capital Discount Rate. The Company selected a 50% discount rate for each of the years ended December 31, 2013 and 2012, appropriate for companies in the early development stage that are not yet conducting clinical trials.

This analysis resulted in a valuation of the Company’s common shares of $0.57 and $0.58 per share for the years ended December 31, 2013 and 2012, respectively.

Stock Options

2003 Stock Option Plan

In December 2003, the Company adopted the 2003 Stock Incentive Plan which provides for the granting of incentive and non-statutory common stock options and stock based incentive awards to employees, non-employee directors, consultants and independent contractors. Incentive stock options are granted at exercise prices not less than 100% of the estimated fair market value of the underlying common stock at date of grant. The exercise price per share for incentive stock options may not be less than 110% of the estimated fair value of the underlying common stock on the grant date for any individual possessing more that 10% of the total outstanding common stock of the Company. Non-statutory stock options are granted at exercise prices not less than 85% of the estimated fair market value of the underlying common stock at date of grant.

Options granted under the Company’s plan vest over periods ranging from immediately to four years and are exercisable over periods not exceeding ten years. The aggregate number of shares that may be awarded under the Company’s plan is 5,251,625. As of December 31, 2012, 3,368,678 options were available for future grant. The 2003 stock option plan terminated in October 2013 and no additional options are available for future grant.

The total compensation cost related to options that has been charged against operations was $582,374 and $191,859 for the years ended December 31, 2013 and 2012, respectively.

A summary of the option activity under the Company’s plan for the years ended December 31, 2013 and 2012 is as follows:

	Shares	Weighted-Average Exercise Price
Balance at December 31, 2011	2,293,780	$0.67
Forfeited	(326,367)	0.75
Expired	(215,988)	0.72

Balance at December 31, 2012	1,751,425	$0.65
Grants	2,342,095	0.58

Balance at December 31, 2013	4,093,520	$0.61

The following table summarizes information about options outstanding at December 31, 2013:

Options Outstanding
		Weighted-	Weighted-
Range of		Average	Average
Exercise	Number	Remaining	Exercise
Prices	Outstanding	Life (Years)	Price
$0.15 to $0.75	4,093,520	6.64	$0.61

Options Exercisable
		Weighted-	Weighted-
Range of		Average	Average
Exercise	Number	Remaining	Exercise
Prices	Exercisable	Life (Years)	Price
$0.15 to $0.75	2,790,651	5.93	$0.62

At December 31, 2013, the aggregate intrinsic value of options outstanding is $61,807 and the aggregate intrinsic value of options exercisable is $59,507. As of December 31, 2013, there was $499,318 of total unrecognized compensation cost related to nonvested stock options. That cost is expected to be recognized over a weighted-average period of 1.10 years.

A summary of the status of the Company’s non-vested options as of December 31, 2013 and changes during the year ended December 31, 2013, is presented below:

		Weighted-
		Average
		Grant-Date
Nonvested Options	Options	Fair Value
Nonvested at December 31, 2012	242,785	$0.63
Vested	(1,282,011)	$0.44
Grants	2,342,095	$0.41

Nonvested at December 31, 2013	1,302,869	$0.41

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model that uses the weighted average assumptions noted in the table below.

	2013	2012
Expected volatility	93.10%	N/A
Expected dividends	$-0-	$-0-
Expected life	4.82 years – 10 years	N/A
Risk-free rate	.97% - 2.60%	N/A

The expected stock price volatility for the Company’s warrants was determined by the historical volatilities for industry peers and used an average of those volatilities. The risk free interest rate was obtained from U.S. Treasury rates for the applicable periods. The expected life was the expected term of the agreement and the Company does not expect to declare dividends in the near future.

2013 Stock Option Plan

In October 2013, the Company adopted the 2013 Stock Incentive Plan which provides for the granting of incentive and non-statutory common stock options and stock based incentive awards to employees, non-employee directors, consultants and independent contractors. Incentive stock options are granted at exercise prices not less than 100% of the estimated fair market value of the underlying common stock at date of grant. The exercise price per share for incentive stock options may not be less than 110% of the estimated fair value of the underlying common stock on the grant date for any individual possessing more that 10% of the total outstanding common stock of the Company. Non-statutory stock options are granted at exercise prices not less than 85% of the estimated fair market value of the underlying common stock at date of grant. Unless terminated sooner by the Board of Directors, this Plan will terminate in October 2023.

Options granted under the Company’s plan vest over periods ranging from immediately to four years and are exercisable over periods not exceeding ten years. The aggregate number of shares that may be awarded under the Company’s plan is 1,152,980. As of December 31, 2013 1,137,980 options were available for future grant.

The total compensation cost related to options that has been charged against operations was $164 for the year ended December 31, 2013. There was no income tax benefit recognized in the financial statements for share-based compensation arrangements for the year ended December 31, 2013.

A summary of the option activity under the Company’s plan for the years ended December 31, 2013 is as follows:

	Shares	Weighted-Average Exercise Price
Balance at December 31, 2012	-0-	$0.00
Grants	15,000	0.58

Balance at December 31, 2013	15,000	$0.58

The following table summarizes information about options outstanding at December 31, 2013:

Options Outstanding
		Weighted-	Weighted-
		Average	Average
Exercise	Number	Remaining	Exercise
Price	Outstanding	Life (Years)	Price
$0.58	15,000	9.97	$0.58

No options under the 2013 stock option plan were exercisable at December 31, 2013.

At December 31, 2013, the aggregate intrinsic value of options outstanding is $-0-. As of December 31, 2013, there was $7,024 of total unrecognized compensation cost related to nonvested stock options. That cost is expected to be recognized over a weighted-average period of 1.10 years.

A summary of the status of the Company’s nonvested options as of December 31, 2013 and changes during the year ended December 31, 2013, is presented below:

		Weighted-
		Average
		Grant-Date
Nonvested Options	Options	Fair Value
Nonvested at December 31, 2012	-0-	$0.00
Grants	15,000	$0.51

Nonvested at December 31, 2013	15,000	$0.51

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model that uses the weighted average assumptions noted in the table below.

2013
Expected volatility	93.10%
Expected dividends	$-0-
Expected life	10 years
Risk-free rate	2.85%

The expected stock price volatility for the Company’s warrants was determined by the historical volatilities for industry peers and used an average of those volatilities. The risk free interest rate was obtained from U.S. Treasury rates for the applicable periods. The expected life was the expected term of the agreement and the Company does not expect to declare dividends in the near future.

J. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the years ended December 31 for:

	2013	2012
Interest	$12,285	$4,027

Supplemental Schedule of Non-Cash Investing and Financing Activities:

During the year ended December 31, 2013, the Company issued 72,172 shares of Series E preferred stock at $1.67 per share for a total value of $120,527 in exchange for the return of inventory from a distributor.

During the year ended December 31, 2012, the Company issued warrants with a fair value of $22,855 for services provided related to issuance of Series D and Series D-1 preferred stock (see Note H—Warrants).

K. 401(k) PLAN

The Company has a qualified 401(k) employee savings and profit sharing plan for the benefit of its employees. Substantially all employees are eligible to participate in the plan. Under the plan, employees can contribute and defer taxes on compensation contributed. The Company also has the option to make an additional profit sharing contribution to the plan. Employer contributions to the plan for the years ended December 31, 2013 and 2012 were approximately $45,000 and $54,000, respectively.

The Subsidiary has a defined contribution benefit plan for the benefit of its employees. Substantially all employees are eligible to participate in the plan. Employer contributions to the plan for the years ended December 31, 2013 and 2012 were approximately $10,198 and $18,731, respectively.

L. ECONOMIC DEPENDENCE

The Company sells 100% of its products to foreign customers. Any adverse change in economic conditions in the foreign countries in which the Company does business could impact the volume of the Company’s international revenues and results of operations.

Operations of the Company are dependent on a continued supply of the cooling liquid used in the Company’s product currently being provided by a single vendor. The liquid is a byproduct and if the vendor currently manufacturing the product no longer produces the product, the Company would have to find a new supplier or alternative product.

M. CONCENTRATIONS

Customers

During the year ended December 31, 2013, the Company sold a substantial portion of its products to two customers. Sales to these customers accounted for approximately 30% ($117,800) and 15% ($59,800) of total sales for the year ended December 31, 2013. There were two accounts receivables due from customers at December 31, 2013 which approximated 90% ($42,600) and ($36,400) of accounts receivable.

During the year ended December 31, 2012, the Company sold a substantial portion of its products to 1 customer. Sales to this customer accounted for approximately 75% ($205,400) of total sales for the year ended December 31, 2012. There were no accounts receivables due from this customer at December 31, 2012.

N. SUBSEQUENT EVENTS

Bridge Loan Financing

The Company entered into a series of convertible promissory notes pursuant to the terms of a Note Purchase Agreement dated June 20, 2014. Under the agreement the Company will issue an aggregate principal amount of Notes Payable totaling up to $2,000,000 during 2014. The Company issued notes of $1,000,000 at the initial closing which occurred in June 2014. The remaining balance of $1,000,000 will be advanced at a second closing on the earlier of (i) the approval by the Company’s engagement of an investment banker to assist with a proposed IPO or (ii) the written election of the note holders so long as the required funding date therefor is on or prior to the Maturity Date.

The Notes bear interest at the rate of 8% per annum and mature on November 30, 2014. The outstanding principal balance and unpaid accrued interest under the Notes will be automatically converted into shares of capital stock (“Qualified Financing Stock”) issued in the next equity round undertaken by the Company that results in proceeds to the Company in the aggregate amount of at least $1,500,000 from investors who are not currently stockholders of the Company and who are not strategic investors, who have obtained additional business rights provided that such equity round of financing closes on or before the Maturity Date of the notes. Any investor in the Bridge Financing who purchases less than or equal to its Pro Rata Share of Notes at each closing will convert into Qualified Financing Stock at the closing of such Qualified Financing at a conversion price equal to 85% of the purchase price paid per share for such Qualified Financing Stock by the Qualified Investors in the Qualified Financing and any Notes purchased by investor in the Bridge Financing over its Pro Rata Share of Notes will convert into Qualified Financing Stock at a conversion price equal to 60% of the purchase price paid per share for such Qualified Financing Stock by the Qualified Investors in the Qualified

Financing. If a Qualified Financing does not occur by the Maturity Date, or in the case of (i) an IPO of the Company, or (ii) a Change of Control Transaction, occurring prior to the Maturity Date, the outstanding principal balance and unpaid accrued interest under the Notes will be automatically converted into shares of the Company’s Series E Preferred Stock on the Maturity Date or immediately prior to the closing of such IPO or Change of Control Transaction, as applicable, at a conversion price equal to 85% or 60% of the original purchase price of the Series E Preferred (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event). In addition, the Required Holders may elect at any time prior to a Qualified Financing to convert the outstanding principal balance and unpaid accrued interest under the Notes into shares of the Series E Preferred at a $1.67 per share.

Equity Transactions

In May 2014, the Company entered into an agreement with a securities firm to advise and structure a series of capital market activities and transactions for the Company. The securities firm will serve as an exclusive placement agent for the Company’s sale of securities to be issued by the Company and if applicable, warrants to purchase shares of the Company in connection with an exempt private placement offering pursuant to the provisions of Regulation D promulgated under the Securities Act of 1933. The firm will also serve as the exclusive underwriter for the Company of registered securities, and warrants if applicable of the Company’s common stock in connection with an offering to be made pursuant to an effective registration statement to be filed by the Company under the Securities Act of 1933 which registered Securities are anticipated to be listed on a national exchange. As part of the Securities firm compensation for Private placement services the Company will issue to the securities firm warrants to purchase 8% of the aggregate number of all Securities placed in a Private Offering, plus shares underlying any convertible Securities placed in the Private Offering. The Company can give no assurance that the terms and conditions will be met and the transactions will close.

Related Party Transaction

In July 2014, the Chief Executive Officer elected to convert $36,963 of bonus compensation to convertible promissory notes. The terms of the agreement are the same with the term of the convertible promissory notes as disclosed in Note N.

Unaudited pro forma stockholders’ equity and stock split

The Company has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed offering of its securities.

On September 5, 2014, the Board of Directors, approved a resolution that the Company will need to complete a reverse split of its Common Stock in connection with the proposed IPO and that the likely range of the reverse split will be 1-for-9, with the understanding that the reverse split will be approved by the Board or a Pricing Committee established by the Board to approve the final size and pricing of the IPO.

Since the 1-for-9 reverse stock split is not effective, the historical share information include in the accompanying consolidated financial statements and notes hereto do not assume the 1-for-9 reverse stock split, and accordingly have not been adjusted.

BENECHILL, INC.

Shares

Common Stock

PRELIMINARY PROSPECTUS

                , 2014

Dawson James Securities

Until                     , 2015 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee.

Securities and Exchange Commission Registration Fee		$1,704
FINRA Filing Fee		$2,570
Printing Expenses	$		*
Accounting Fees and Expenses	$		*
Legal Fees and Expenses	$		*
Transfer Agent and Registrar	$		*

Total	$		*

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (or DGCL) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may, and in certain cases must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VII of our fourth amended and restated certificate of incorporation provides that no director of ours shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VI of our fourth amended and restated certificate of incorporation also provides that we shall indemnify to the fullest extent permitted by Delaware law any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, limited liability company joint venture, trust or other enterprise.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

In addition, we have entered into or will enter into indemnification agreements with each of our directors and officers, and maintain directors’ and officers’ liability insurance under which our directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

Item 15. Recent sales of unregistered securities.

In December 2011, we issued an aggregate of 8,621,168 shares of our Series D preferred stock at a price per share of $1.66 and $1.328 to 10 accredited investors.

In November 2012, we issued an aggregate of 2,753,765 shares of our Series D-1 preferred stock to 14 accredited investors in exchange for the cancellation of 2,753,765 shares of our Series D preferred stock held by those investors.

In November 2012, we issued an aggregate of 1,227,543 shares of our Series E preferred stock, together with detachable warrants to purchase 1,227543 shares of Series E preferred stock, at a price per share of $1.67 to 8 accredited investors.

In February 2013, we issued an aggregate of 2,781,708 shares of our Series E preferred stock, together with detachable warrants to purchase 2,709,581 shares of Series E preferred stock, at a price per share of $1.67 to 10 accredited investors.

The sale and issuance of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) and Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities in these transactions represented that they were accredited investors as defined under the Securities Act. The purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information, and appropriate legends were affixed to the stock certificates issued in such transactions.

Since January 1, 2011, we granted stock options and stock awards to employees, directors and consultants under our 2003 Stock Incentive Plan and our 2013 Stock Incentive plan covering an aggregate of 6,314,530 shares of common stock, at a weighted-average average exercise price of $0.61 per share. Of these, options covering an aggregate of 606,730 shares were cancelled without being exercised.

The sales and issuances of securities in the transactions described in the preceding paragraph were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16. Exhibits and financial statement schedules.

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedule.

None.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on the 22 day of December, 2014.

BENECHILL, INC.

By:	/s/ Fred Colen
Fred Colen
President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS that each person whose signature to this registration statement appears below hereby constitutes and appoints each of Fred Colen and John Estill as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ Fred Colen	President, Chief Executive Officer and Director	December 22, 2014
Fred Colen	(Principal Executive Officer)

/s/ John Estill	Chief Financial Officer	December 22, 2014
John Estill	(Principal Financial and Accounting Officer)

/s/ Michael Berman	Director	December 22, 2014
Michael Berman

/s/ Noah J. Kroloff	Director	December 22, 2014
Noah J. Kroloff

/s/ Annette Campbell-White	Director	December 22, 2014
Annette Campbell-White

/s/ Johan Christenson	Director	December 22, 2014
Johan Christenson

/s/ Jason D. Papastavrou	Director	December 22, 2014
Jason D. Papastavrou

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1*	Fourth Amended and Restated Certificate of Incorporation, as amended and currently in effect.

3.2*	Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.

3.3*	Bylaws of the Registrant, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.

4.1*	Form of the Registrant’s common stock certificate.

4.2*	Third Amended And Restated Investors’ Rights Agreement by and among the Registrant and certain holders of the Registrant’s capital stock named therein.

4.3*	Form of Warrant to Purchase Shares of the Registrant’s Series B preferred stock.

4.4*	Form of Underwriter Compensation Warrant.

5.1*	Legal Opinion of Greenberg Traurig, LLP.

10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2*	1993 Stock Incentive Plan.

10.3*	2013 Stock Incentive Plan.

10.4*	Form of 2015 Stock Incentive Plan.

10.5*	Form of Option Agreement for options granted under the 1993 Stock Incentive Plan, the 2013 Stock Incentive Plan and the 2015 Stock Incentive Plan.

10.6*	Employment Agreement, dated November 21, 2011, between the Registrant and Fred Colen.

10.7*	Letter Agreement, dated February 6, 2013, between the Registrant and Fred Colen.

10.8*	Letter Agreement, dated July 22, 2014, between the Registrant and Fred Colen.

10.9*	Stock Option Agreement, dated May 31, 2013, between the Registrant and Fred Colen.

10.11*	Restricted Stock Award Agreement, dated July 22, 2014, between the Registrant and Fred Colen.

10.12*	Employment Agreement, dated September 28, 2014, between the Registrant and John Estill.

10.13*	Restricted Stock Award Agreement, dated July 22, 2014, between the Registrant and John Estill.

10.14*	Employment Agreement, dated March 30, 2012, between BeneChill International SA and Wolfgang Karl

10.15*	Standard Industrial Lease – Net, dated June 30, 2006, between the Registrant and H. G. Fenton Company, and amendments thereto.

21.1	List of Subsidiaries.

23.1*	Consent of Greenberg Traurig, LLP (to be included in Exhibit 5.1).

23.2	Consent of Marcum LLP.

23.3	Consent of Casey Gunnell to be named as a director.

23.4	Consent of James G. Wetrich to be named as a director.

24.1	Power of Attorney (included in the signature page of this Registration Statement).

*	To be filed by amendment.